================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               HANDEX CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CURTIS LEE SMITH, JR., CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

           Not Applicable

     (2) Aggregate number of securities to which transaction applies:

           Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

           Not Applicable

     (4) Proposed maximum aggregate value of transaction:

           $30,511,000.00

     (5) Total fee paid:

           $6,103.00

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

---------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

================================================================================

                                 [HANDEX LOGO]

      HANDEX CORPORATION, 500 Campus Drive, Morganville, New Jersey 07751

                                DECEMBER 3, 1996

To Our Stockholders:

     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Handex Corporation ("Handex" or the "Company") to be held at the Company's headquarters, 500 Campus Drive, Morganville, New Jersey 07751 at 4:00 p.m., local time on Friday, December 20, 1996.

     At this important meeting, you will be asked to consider and vote upon the approval of a Stock Purchase Agreement, dated November 4, 1996, by and between Handex and ECB, Inc., a Florida corporation ("ECB") (the "Agreement") and consummation of the transactions contemplated therein, pursuant to which Handex will sell all of the issued and outstanding shares (the "Shares") of capital stock of its wholly-owned subsidiary, Handex Environmental, Inc., a Delaware corporation ("Handex Environmental") to ECB upon the terms and for the consideration set forth in the Agreement. You also will be asked to consider and act upon a related proposal to amend the Company's Certificate of Incorporation to change the Company's name to "New Horizons Worldwide, Inc," subject to consummation of the transactions contemplated by the Agreement.

     The affirmative vote of the holders of a majority of the shares of Handex Common Stock entitled to vote at the Special Meeting is required for approval of the Agreement and the proposed amendment to the Company's Certificate of Incorporation.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement, and
(iii) Proxy for the Special Meeting. The Proxy Statement describes in more detail the Agreement. Please give this information your careful attention.

     The Board of Directors has unanimously approved and adopted (i) the Agreement and consummation of the transactions contemplated therein, and (ii) the amendment to the Company's Certificate of Incorporation, subject to the consummation of the transactions contemplated by the Agreement, and unanimously recommends that you vote FOR approval of the Agreement and FOR the amendment to the Company's Certificate of Incorporation.

     In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed Proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your Proxy).

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          Curtis Lee Smith, Jr.
                                          Chairman and Chief Executive Officer

                               HANDEX CORPORATION

                                500 Campus Drive
                             Morganville, NJ 07751

                               ------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                  TO BE HELD AT 4:00 P.M. ON DECEMBER 20, 1996

                               ------------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Handex Corporation ("Handex" or the "Company") will be held at the Company's headquarters, 500 Campus Drive, Morganville, New Jersey 07751, on December 20, 1996, at 4:00 p.m., local time, for the following purposes:

          1. To consider and act upon a proposal to authorize, approve and adopt a Stock Purchase Agreement, dated November 4, 1996, by and between Handex and ECB, Inc., a Florida corporation ("ECB" or "Buyer") (the "Agreement") pursuant to which Handex will sell all of the issued and outstanding shares of capital stock of Handex Environmental, Inc., a Delaware corporation ("Handex Environmental") to ECB upon the terms and for the consideration set forth in the Agreement.

          2. To consider and act upon a proposal to amend the provisions of Article First of the Company's Certificate of Incorporation to change the Company's corporate name from "Handex Corporation" to "New Horizons Worldwide, Inc." (the "Amendment"), subject to consummation of the transactions contemplated by the Agreement.

          3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

     Holders of Common Stock of record at the close of business on November 15, 1996 are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of each of the Agreement and the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Handex Common Stock entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF HANDEX UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "NEW HORIZONS WORLDWIDE, INC."

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       /s/ Stuart O. Smith

                                       STUART O. SMITH
                                       Secretary
Morganville, New Jersey
December 3, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
INTRODUCTION...............................................................   1
AVAILABLE INFORMATION......................................................   2
SUMMARY....................................................................   3
  The Special Meeting......................................................   3
  The Agreement and the Sale...............................................   3
  Consideration to be Received by the Company; Use of Proceeds.............   3
  Required Vote............................................................   4
  The Closing..............................................................   4
  Recommendation of the Board of Directors.................................   4
  Opinion of Financial Advisor.............................................   4
  Conditions to the Closing................................................   4
  Termination Fee and Expense Reimbursement Provisions.....................   5
  Certain Federal Income Tax Consequences of the Transaction...............   5
  Appraisal Rights.........................................................   5
SELECTED CONSOLIDATED FINANCIAL DATA.......................................   6
SELECTED PRO FORMA INCOME STATEMENT DATA...................................   7
THE SPECIAL MEETING........................................................   8
  Time, Date and Place.....................................................   8
  Business to be Conducted.................................................   8
  Proxies: Voting and Revocation...........................................   8
  Vote Required and Record Date............................................   8
  Other Matters............................................................   8
THE PROPOSED SALE OF HANDEX ENVIRONMENTAL..................................   9
  Background and Reasons for the Sale......................................   9
  Description of the Agreement and the Sale................................  16
  Description of the Securities to be Received by the Company..............  19
  Other Ancillary Agreements...............................................  22
  Closing Date.............................................................  24
  Expected Loss from Transaction; Certain Federal Income Tax Consequences..  24
  Use of Proceeds..........................................................  24
  Interests of Certain Persons in the Sale.................................  24
  Regulatory Matters.......................................................  24
  No Appraisal Rights......................................................  24
  Accounting Treatment.....................................................  24
  Recommendation of the Handex Board of Directors..........................  24
THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.......  25
  Proposal to Change the Company's Name....................................  25
  Recommendation of the Handex Board of Directors..........................  25
DESCRIPTION OF THE COMPANY'S CONTINUING OPERATIONS.........................  25
DESCRIPTION OF THE ENVIRONMENTAL BUSINESS..................................  28
COMMON STOCK MARKET PRICES.................................................  32

                                                                      PAGE
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS...........................................   33
  General...........................................................   33
  Results of Operations. First Nine Months of 1996 Versus
    First Nine Months of 1995.......................................   34
  Results of Operations. 1995 Versus 1994...........................   37
  Results of Operations. 1994 Versus 1993...........................   39
  Liquidity and Capital Resources...................................   41
CERTAIN INFORMATION CONCERNING ECB..................................   42
  General...........................................................   42
  SouthTrust Loan Commitment to ECB.................................   42
STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT.................   43
OTHER MATTERS.......................................................   44
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..........................  F-1

Appendix A -- Stock Purchase Agreement

Appendix B -- Opinion of Raymond James & Associates, Inc.

                               HANDEX CORPORATION

                               ------------------

                                PROXY STATEMENT

                           MAILED ON DECEMBER 3, 1996

                               ------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 20, 1996

                                  INTRODUCTION

     This Proxy Statement is furnished to the holders of common stock, $0.01 par value, (the "Common Stock") of Handex Corporation ("Handex" or the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be voted at a Special Meeting of stockholders of the Company to be held at the Company's headquarters, 500 Campus Drive, Morganville, New Jersey 07751 at 4:00 p.m. on Friday, December 20, 1996.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later proxy, or by voting in person at the Special Meeting.

     The mailing address of the principal executive office of the Company is 500 Campus Drive, Morganville, New Jersey 07751, telephone (908) 536-8500. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is December 3, 1996.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. Regarding (i) the approval and adoption of the Stock Purchase Agreement, dated November 4, 1996, by and between Handex and ECB, Inc., a Florida corporation ("ECB") (the "Agreement") and (ii) the amendment of the Company's Certificate of Incorporation to change the Company's name to "New Horizons Worldwide, Inc." (the "Amendment"), stockholders may vote in favor of, against or abstain from voting on these proposals. Stockholders should specify their choice on the enclosed form of proxy.

     If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed and dated proxy will be voted "FOR" the approval and adoption of the Agreement and "FOR" the Amendment. The approval and adoption of the Agreement and the Amendment will each require the affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock as of the Special Meeting record date.

     The cost of soliciting proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. Directors, officers and management employees of the Company may, without additional compensation, solicit proxies by telephone, mail and personal interview. In addition, the Company has retained Regan & Associates at a fee estimated to be $5,000 plus reasonable expenses, to assist in the solicitation of proxies.

     Only holders of record of shares of Common Stock of the Company at the close of business on November 15, 1996, are entitled to vote at the Special Meeting or adjournments thereof. Each holder of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On November 15, 1996, there were 6,956,412 shares of Common Stock of the Company issued and outstanding. A majority of the outstanding shares will constitute a quorum at the Special Meeting. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present. Under Sections 271 and 242, respectively, of the Delaware General Corporation Law, each of the Agreement and the Amendment requires the approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. In voting on the Agreement and the Amendment, votes may be cast in favor, against or abstained. Abstentions and broker non-votes will count as present for purposes of the proposals and will have the effect of a vote against the proposals.

     As used in this Proxy Statement, the "Company" or "Handex" refers, unless the context otherwise requires, to Handex Corporation and its consolidated subsidiaries.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates by writing the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in all respects by reference to the detailed information appearing elsewhere in this Proxy Statement and the appendices hereto and the information incorporated herein by reference.

THE SPECIAL MEETING

     The Special Meeting will be held at 4:00 p.m. (EST) on Friday, December 20, 1996, at the Company's headquarters, 500 Campus Drive, Morganville, New Jersey 07751 to consider and vote upon a proposal (i) to authorize, approve and adopt the Agreement, under the terms of which the Company will sell all of the issued and outstanding shares of capital stock of Handex Environmental, Inc., a wholly-owned subsidiary of the Company ("Handex Environmental") to ECB, Inc., a Florida corporation ("ECB"); and (ii) to authorize, approve and adopt an amendment to the Company's Certificate of Incorporation changing the Company's name from "Handex Corporation" to "New Horizons Worldwide, Inc.", subject to consummation of the transactions contemplated by the Agreement. Stockholders of record on November 15, 1996 are entitled to receive notice of and to vote at the Special Meeting.

THE AGREEMENT AND THE SALE

     Pursuant to the terms of the Agreement and the ancillary agreements and instruments relating thereto (the "Ancillary Agreements"), upon consummation of the transactions contemplated thereby (collectively, the "Sale"), ECB will purchase all of the outstanding shares of Handex Environmental which, together with its subsidiaries, are sometimes hereafter collectively referred to as the "Environmental Subsidiaries." After the Sale, the Company will remain a public company and will continue to operate its educational business. See "Description of the Company's Continuing Operation."

CONSIDERATION TO BE RECEIVED BY THE COMPANY; USE OF PROCEEDS

     If the sale of Handex Environmental is consummated on the terms contemplated by the Agreement, the Company will receive aggregate consideration in the face amount of approximately $30,511,000. The consideration to be received by the Company from ECB consists of: (i) $4,600,000 in cash; (ii) a promissory note in the original principal amount of $3,700,000 (subject to adjustment in certain events) due on April 30, 2002 and bearing interest at the rate of 6% per annum (the "Promissory Note"); (iii) 2,000 shares of Series A Preferred Stock, stated value $1,000 per share (the "Preferred Stock") of ECB;
(iv) a six-year warrant to acquire 300,000 common shares of ECB at a price of $1.32 per share ("Warrant A"); (v) a six-year Warrant to acquire 85,000 common shares of ECB at a price of $1.60 per share ("Warrant B") (Warrant A and Warrant B are collectively referred to herein as the "Warrants"); and (vi) one-third of the redemption value of a small interest in a joint venture, when paid or available to be paid to ECB. In addition, the Agreement contemplates that, immediately prior to the Closing, the Company will receive a dividend of cash, accounts receivable and other assets owned by the Environmental Subsidiaries and having a book value of approximately $20,211,000 at September 28, 1996.

     The face amount of the non-cash consideration to be received by the Company pursuant to the Agreement (excluding the Warrants) is $5.7 million. However, because ECB is a newly organized entity with no history of prior operations, and because of the significant amount of indebtedness that ECB will incur in connection with the Sale, the Company has established a valuation reserve with respect to the non-cash consideration in the amount of $4.6 million. See "The Proposed Sale of Handex Environmental -- Description of the Securities to be Received by the Company" and "-- Ancillary Agreements" for a more detailed description of the terms of the various forms of non-cash consideration to be received by the Company.

     In furtherance of its mission of becoming the largest independent company in the personal computer applications and technical training market, the Company intends to use the cash proceeds from the Sale to provide working capital to finance the development and continued expansion of its educational business segment, fund potential acquisitions, if any, and for other general corporate purposes.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Handex Common Stock entitled to vote on the proposals is required by Delaware law for the approval of the Agreement and the proposed amendment to the Company's Certificate of Incorporation. The Directors and executive officers of the Company, who beneficially own, in the aggregate, approximately 44.3% of the outstanding shares of Common Stock (including shares which may be acquired upon the exercise of vested stock options), have indicated their intention to vote all of such shares in favor of the Agreement and the proposed Amendment. See "The Special Meeting -- Vote Required."

THE CLOSING

     If the Company's stockholders approve the Agreement, and subject to the satisfaction of the other conditions contained in the Agreement, the closing (the "Closing") of the Sale will take place on December 27, 1996, or at such other time as the parties to the Agreement may agree.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has unanimously concluded that the sale of Handex Environmental contemplated by the Agreement is in the best interests of the Company's stockholders and recommends that the stockholders approve the Agreement, as well as the proposed amendment to the Company's Certificate of Incorporation. In reaching its decision, the Board of Directors took into account, among other factors, its assessment of the opportunities for growth at New Horizons Education Corporation and its subsidiaries ("New Horizons"), the results of a review of strategic alternatives for the Company's environmental business, the results of a solicitation process in which approximately 20 potential strategic and financial buyers were contacted, the Directors' knowledge of the Environmental Subsidiaries' financial condition, results of operations, business strategy and prospects, current industry, economic and market conditions, the Directors' assessment of the benefits and risks associated with continuing to operate the environmental business, and the terms and conditions of the Agreement, including the significant amount of cash to be derived from the Sale. In addition, the Board of Directors took into account the opinion of the Company's financial advisor, Raymond James & Associates, Inc. ("Raymond James"), to the effect that the consideration to be received by the Company under the terms of the Agreement was fair, from a financial point of view, to the Company's stockholders. See "The Proposed Sale of Handex Environmental -- Background and Reasons for the Transaction -- Opinion of Financial Advisor."

OPINION OF FINANCIAL ADVISOR

     The Company engaged the investment banking firm of Raymond James to assist the Board of Directors of the Company in evaluating the fairness, from a financial point of view, of the consideration to be received by the Company pursuant to the Agreement. The Company's Board of Directors received the written opinion of Raymond James that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein and summarized herein, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company. Handex stockholders are urged to carefully read in its entirety the Raymond James opinion, a copy of which is included as Appendix B to this Proxy Statement, for a description of the procedures followed, the factors considered and the assumptions made by Raymond James. For a description of the compensation and other consideration received by Raymond James for its financial advisory services, see "The Proposed Sale of Handex Environmental -- Background and Reasons for the Sale -- Opinion of Financial Advisor."

CONDITIONS TO THE CLOSING

     The Closing is conditioned upon, among other things, the receipt of the requisite affirmative vote of the Company's stockholders to approve the Agreement and the receipt of consents to the transfer of certain contracts from the Company to Handex Environmental.

TERMINATION FEE AND EXPENSE REIMBURSEMENT PROVISIONS

     The Company must pay ECB and Southcoast Capital Corporation ("Southcoast") termination fees of $600,000 in the aggregate if the Company terminates the Agreement as a result of a determination that such action is necessary in order for its Board of Directors to fulfill its fiduciary duties.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     The Company expects to report a loss from the Sale of Handex Environmental of approximately $7.3 million. There is no expected Federal income tax benefit from this loss.

APPRAISAL RIGHTS

     Under applicable Delaware law, no holder of Handex Common Stock will have appraisal rights in connection with the Agreement and the consummation of the transactions contemplated thereby.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                        (in thousands, except per share)

     The following table sets forth selected consolidated financial data of the Company. The selected consolidated financial data of the Company at December 30, 1995, December 31, 1994, January 1, 1994, December 31, 1993 and December 31, 1992, and for each of the years in the period then ended has been derived from the audited financial statements of the Company. The data should be read in conjunction with Management's Discussion and Analysis of Results of Operation and Financial Condition," the Company's Consolidated Financial Statements and related Notes thereto and other financial information included elsewhere herein.

                                        DECEMBER 30,     DECEMBER 31,     JANUARY 1,     DECEMBER 31,     DECEMBER 31,
                                          1995(2)          1994(2)           1994            1992             1991
                                        ------------     ------------     ----------     ------------     ------------
SELECTED CONSOLIDATED STATEMENTS
  OF INCOME DATA:(1)
Total Operating Revenues.............     $ 85,272         $ 64,773        $ 48,194        $ 52,098         $ 62,245
Subcontractor costs..................       15,018           12,202           9,481           9,657           12,522
                                          --------         --------        --------        --------         --------
  Net operating revenues.............       70,254           52,571          38,713          42,441           49,723
Cost of net operating revenues.......       45,066           32,866          24,745          27,437           26,079
                                          --------         --------        --------        --------         --------
  Gross profit.......................       25,188           19,705          13,968          15,004           23,644
Selling, general and administrative
  expenses...........................       24,008           16,182          12,197          12,263           11,778
Provision for loss in a joint
  venture, asset write-off and
  termination expenses...............        1,113               --              --              --               --
Other income (expense), net..........         (191)             343             424             417              134
                                          --------         --------        --------        --------         --------
Income (loss) before income taxes....         (124)           3,866           2,195           3,158           12,000
Provision for income taxes...........           69            1,535             821           1,225            4,685
                                          --------         --------        --------        --------         --------
  Net income (loss)..................     $   (193)        $  2,331        $  1,374        $  1,933         $  7,315
                                          --------         --------        --------        --------         --------
Net income (loss) per share of
  Common Stock(3)....................     $   (.03)        $    .34        $    .20        $    .28         $   1.06
                                          --------         --------        --------        --------         --------

                                                                                                        DECEMBER 31,
                                  SEPTEMBER 28,     DECEMBER 30,     DECEMBER 31,     JANUARY 1,     -------------------
                                      1996              1995             1994            1994         1992        1991
                                  -------------     ------------     ------------     ----------     -------     -------
SELECTED CONSOLIDATED BALANCE
  SHEET DATA:
Working Capital................      $21,244          $ 23,198         $ 24,666        $ 38,194      $36,129     $34,524
Total assets...................       54,507            67,089           61,920          52,393       50,629      50,839
Long-term obligations,
  excluding current
  installments.................        2,270               650              464              --           --          17
Total stockholders' equity.....       42,662            49,428           49,637          47,060       46,253      45,040

---------------

(1) Certain reclassifications were made in 1994, 1993, 1992 and 1991 to conform with the presentation in 1995.

(2) The operating results of New Horizons are included in 1995 for the entire year and for the period from August 15,1994 through December 31, 1994 for 1994.

(3) Net income per share of Common stock is computed based on the weighted average number of common shares outstanding during the year as adjusted for the five-for-four stock split in March 1991 and stock repurchase described in Note 1 of Notes to Consolidated Financial Statements. Inclusion of the incremental shares applicable to outstanding stock options in the computation would have no material effect.

                    SELECTED PRO FORMA INCOME STATEMENT DATA

                    (in thousands, except per share amounts)

     The following table sets forth (i) the Company's historical results of operations for the year ended December 30, 1995 and for the nine months ended September 28, 1996; and (ii) the Company's pro forma results of operations for the year ended December 30, 1995, as if Handex Environmental had been classified as a discontinued operation at the beginning of such period. The pro forma results of operations set forth below do not necessarily reflect what the Company's results of operations would have been had the sale of Handex Environmental occurred at the beginning of such period. For additional information concerning Handex Environmental's results of operations for the nine months ended September 28, 1996, see Note 3 of Notes to the Company's Condensed Consolidated Financial Statements included elsewhere herein.

                                                                                       FISCAL YEAR ENDED
                                                       NINE MONTHS ENDED               DECEMBER 30, 1995
                                                         SEPTEMBER 28,       -------------------------------------
                                                             1996                         PRO FORMA
                                                           (ACTUAL)          ACTUAL      ADJUSTMENTS     PRO FORMA
                                                       -----------------     -------     -----------     ---------
STATEMENT OF INCOME DATA:
Revenues............................................        $29,578          $70,254      $ (46,521)(1)   $23,733
Cost of Revenues....................................         14,614           45,066        (31,902)(2)    13,164
Gross Profit........................................         14,964           25,188                       10,569
Selling, general and administrative expenses........         13,732           25,007        (15,375)(3)    10,946
                                                                                              1,314
Provision for loss in a joint venture and asset
  write-off.........................................             --              812                          812
Operating Income (loss).............................          1,232             (631)                      (1,189)
Interest income (expense) net.......................           (103)             507           (607)(4)        88
                                                                                                188
Income (loss) from continuing operations before
  income taxes......................................          1,129             (124)                      (1,101)
Provision for income taxes (benefit)................            507               69           (529)(5)      (458)
                                                                                                  2
Income (loss) from continuing operations............            622             (193)                        (643)
Discontinued operations (Note 3)
Income (loss) from operations of the discontinued
  environmental segment less applicable income
  taxes.............................................           (135)              --            450(6)        450
Loss on disposal of environmental segment...........         (7,303)              --
Income (loss) from discontinued operations..........         (7,438)                                          450
Net income (loss)...................................        $(6,816)         $  (193)                     $  (193)
Earnings (loss) per share from continuing
  operations........................................        $  0.09                                       $ (0.09)
Earnings (loss) per share from discontinued
  operations........................................        $ (1.08)                                      $  0.06
Earnings (loss) per share...........................        $ (0.99)                                      $ (0.03)

---------------

(1) Reflects the elimination of Handex Environmental's net operating revenues.
(2) Reflects the elimination of Handex Environmental's cost of net operating revenues.
(3) Reflects the elimination of Handex Environmental's selling, general and administrative expenses and the allocation of corporate selling, general and administrative expenses to New Horizons' operations.
(4) Reflects the elimination of interest income earned by Handex Environmental and reflects the interest expense incurred in connection with New Horizons' operations, net of corporate interest income.
(5) Reflects the elimination of income taxes associated with Handex Environmental's operations and the tax benefit associated with New Horizons' loss from operations.
(6) Reflects the reclassification of Handex Environmental's operations as discontinued operations.

                              THE SPECIAL MEETING

TIME, DATE AND PLACE

     The Special Meeting will be held at 4:00 p.m., local time, on December 20, 1996 at the Company's headquarters, 500 Campus Drive, Morganville, New Jersey 07751.

BUSINESS TO BE CONDUCTED

     Each copy of this Proxy Statement mailed to Handex stockholders is accompanied by a form of proxy solicited by the Board of Directors of Handex for use at the Special Meeting and at any adjournment thereof. At the Special Meeting, the stockholders will act upon (i) a proposal to authorize, approve and adopt the Agreement and (ii) a proposal to amend the Company's Certificate of Incorporation to change the Company's name from "Handex Corporation" to "New Horizons Worldwide, Inc.", subject to the consummation of the Sale.

PROXIES: VOTING AND REVOCATION

     When a proxy is properly executed and returned, the shares of Handex Common Stock it represents will be voted in accordance with the directions indicated on the proxy, or if no directions are indicated, the shares will be voted FOR the approval of the Agreement and FOR the Amendment. A Handex stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Handex,
(ii) properly submitting to Handex a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Handex as follows: Handex Corporation, 500 Campus Drive, Morganville, New Jersey 07751, Attention: John T. St. James, Vice President, Treasurer and Chief Financial Officer.

     HANDEX STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO HANDEX IN THE ENCLOSED POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE SPECIAL MEETING.

VOTE REQUIRED AND RECORD DATE

     Under the Delaware General Corporation Law (the "DGCL"), the holders of a majority of the outstanding shares of Handex Common Stock must approve each of
(i) the Agreement and (ii) the Amendment. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a "broker non-vote"). Because abstentions will be counted as shares that are present at the meeting, abstentions will be the equivalent of negative votes. Broker non-votes will be counted as votes against matters presented for shareholder consideration.

     Only holders of record of Handex Common Stock at the close of business on November 15, 1996 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. As of the Record Date, Handex directors and executive officers held approximately 44.3% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Each director and executive officer of the Company has expressed his intention to vote his shares of Common Stock for the proposal to approve the Agreement and for the proposal to approve the Amendment.

OTHER MATTERS

     Handex is not currently aware of any other business to be brought before the Special Meeting. If any matters come before the Special Meeting which are not directly referred to in this Proxy Statement, including matters incident to the conduct of the Special Meeting, the proxy holders will vote the shares represented by the proxies in accordance with the recommendations of Handex management.

                   THE PROPOSED SALE OF HANDEX ENVIRONMENTAL

BACKGROUND AND REASONS FOR THE SALE

     Background of the Sale. Through the Environmental Subsidiaries, the Company has provided its customers with a comprehensive solution to hydrocarbon contamination of groundwater and soil due to leaking underground storage tanks, petroleum distribution systems and related contamination sources. These environmental remediation services represent the Company's core business and, until its August 1994 acquisition of New Horizons, were its only business. During the 1980s and early 1990s, the environmental business experienced significant annual growth in net operating revenues and earnings. This expansion resulted from the rapid growth in the demand for environmental remediation services, as well as the quality and comprehensive nature of the Company's services.

     During 1992, fundamental changes began to take place in the market for environmental remediation services. As a result, in part, of the financial constraints on its major customers, the Company began to experience a significant increase in demand for competitive bidding and/or fixed or unit price contracts. Although the Company had competed primarily on the basis of the quality and timeliness of its services, its customers became increasingly cost conscious. Over a very short period of time, price became the primary competitive factor in the environmental remediation services market. Reflecting this emphasis on price, the Company's customers began to use other contractors to provide certain services, such as laboratory analysis, that were traditionally provided by the Company. In addition, customers began to purchase, rather than lease, remediation equipment provided by the Company for use in their remediation projects. These changes had an adverse effect on the Company's net operating revenues and profit margins.

     Primarily as a result of these market conditions, the Board of Directors began consideration of several alternatives to further growth in the environmental business. During these deliberations, consideration was first given to providing other types of environmental services. Initiatives were launched to diversify into remediation of larger petroleum storage facilities, industrial sites and landfills. To support this effort the Company added marketing personnel, as well as personnel with experience in bidding on large construction and environmental remediation projects. Concurrently with these efforts, the Board gave consideration to growth through acquisitions in the environmental remediation sector. It soon became apparent, however, that growth opportunities in this business segment were limited due to generally adverse conditions in the industry, and the Board determined that it was appropriate to investigate acquisitions in other industries which appeared to provide superior growth opportunities.

     In keeping with that decision, in late 1993 the Company engaged The Nassau Group, Inc. ("Nassau"), an investment banking firm, to assist it in identifying potential acquisition candidates. That process culminated in August 1994 with the acquisition of New Horizons Computer Learning Center, Inc. and New Horizons Franchising, Inc., which owned and franchised computer training centers and furnished systems of instruction, sales and management concepts concerning computer training to franchisees.

     As the Company gained experience in operating New Horizons' businesses, it concluded that they offered the opportunity for significant growth in revenues and earnings over the long-term. As time progressed, it also became clear to the Company that the changes in the environmental marketplace that began in 1992 were likely to be permanent in nature, and that the long-term outlook for this business was uncertain. These concerns were focused by changes in Florida's Inland Protection Trust Fund (the "Fund") enacted in early 1995. The Fund established a reimbursement plan to help fund certain environmental remediation projects. During the years after 1992, the Company's environmental operations were benefited considerably by this program. In 1995, however, changes in the Fund adversely affected the Company's operations in Florida and its environmental business as a whole. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     Prompted by these developments, in March 1995, the Board of Directors determined that it was necessary to review the long-term prospects for the environmental business and to examine various strategic alternatives for it. The Company subsequently engaged Environmental Capital Associates, Inc. ("ECA") to conduct an analysis of the environmental marketplace from the Company's perspective. The Company also requested Nassau to prepare an analysis of strategic alternatives for the environmental business.

     In May 1995, Nassau made a presentation to the Board concerning the valuations of publicly traded enterprises in the environmental and educational businesses comparable to those conducted by the Company. Nassau also addressed a variety of strategic options including the possibility of growth through acquisitions as well as exit options, such as a sale to domestic or foreign acquirers. At the same time, management of the Company made a preliminary recommendation to the Board that, in light of its assessment of the future prospects of the Company's environmental business and the industry as a whole, as well as the growth opportunities provided by the educational business, a sale of the environmental business should be considered. After discussing this matter the Board determined that before considering these alternatives, it was appropriate to review ECA's assessment of the long-term prospects in the environmental market. It also requested management to prepare an analysis of New Horizons as an independent enterprise.

     ECA's analysis was presented to the Company in June 1995. ECA concluded that the long-term outlook for the underground storage tank ("UST") market was negative, although increasing opportunities appeared to be available in the short term for UST remediation projects at industrial and commercial sites and independent service stations. In ECA's view, the Company's best opportunity to expand its business was to target the broader environmental remediation market. However, it would confront several challenges to success in this market, including its lack of name recognition, its willingness to take on the risks of large cleanup projects, and its ability to staff those projects. In addition, in ECA's view, the broader environmental remediation market was at least as competitive as the UST market, and significant investment would be required to compete effectively in this market and to maintain the Environmental Subsidiaries' position in the UST market. Management also provided the Board with an analysis of the financial consequences of a sale of the environmental business. That analysis raised questions concerning whether the educational business, although continuing to experience rapid growth, had matured sufficiently enough to operate as an independent enterprise.

     As a result of the Board's concerns about the maturity of the educational business, the Company did not pursue a sale of the environmental business at this time. Instead, the Company continued its efforts to enhance the profitability and growth prospects of that business. The Company also continued its efforts to enhance New Horizons' operational results and improve its management infrastructure. Despite continued efforts to expand its customer base and range of services and the acquisition of certain pending remediation contracts from another firm, the Company's environmental business continued to perform below management's objectives through the end of the third quarter of fiscal 1995. In response, the Company continued its cost cutting efforts, including the elimination of 25 jobs in the environmental business in October 1995. While the Board continued to have concerns about the maturity of New Horizons' business, it determined that the continuing difficulties experienced by the Company in its efforts to achieve consistent growth in the environmental business, coupled with continuing growth in the educational business, made it appropriate to examine the viability of a sale of the environmental business. Although the Board did not determine to sell the environmental business, it authorized management to ask Nassau to explore the level of interest among likely purchasers.

     In December 1995, Nassau prepared a package of descriptive material on the environmental business at the Company's request in order to be able to respond to unsolicited inquiries concerning the acquisition of the business as well as to solicit expressions of interest in acquiring the business from third parties. Between mid-December 1995 and mid-February 1996, Nassau held discussions with approximately 20 parties with a strategic and/or financial interest in the environmental sector. At the meeting of the Board on February 12 and 13, 1996, it was reported that fewer than five parties had expressed interest in pursuing an acquisition of the environmental business at that time. After discussing the general financial parameters under which the Company would be willing to consider a sale of the environmental business, the Board instructed Nassau to continue to work with management to advance discussions with potentially interested acquirers and to identify other potential bidders.

     During the course of these efforts, in February 1996, Mr. George Bannon, President of Handex of Florida, Inc., one of the Environmental Subsidiaries, expressed to the Chairman of the Company his interest in organizing an investment group to purchase the environmental business. He was advised that the Company was not opposed to exploring such a transaction, whereupon Mr. Bannon engaged Brenner Securities Corporation to assist in developing a proposal. Subsequently, Mr. Bannon, together with two other individuals, Mr. S.C. Culbreth, Jr. and Mr. Roger Eatman, organized ECB. Although neither of these individuals were affiliated with the Company, both were familiar with the operations of the environmental business. Mr. Eatman had previously provided certain consulting services to Handex of Florida, Inc., and Mr. Culbreth operates an environmental laboratory.

     On February 22, 1996, a confidentiality agreement between the parties was executed and ECB began to conduct its due diligence investigation of the environmental business. During the course of that process, the Company and its representatives began preliminary discussions with ECB and its representatives concerning the terms of ECB's acquisition proposal. Those discussions culminated on May 23, 1996 with the execution of a letter of intent between the Company and ECB setting forth certain preliminary terms of ECB's proposed acquisition of Handex Environmental. The terms of ECB's non-binding proposal set forth in that initial letter of intent contemplated a cash payment in the amount of $13.6 million, an unsecured promissory note in the principal amount of $1 million bearing interest at the rate of 6% per annum, and $1 million in preferred stock to be issued by ECB. In addition, the letter of intent contemplated that the Company would retain certain identified assets, including at least $7 million in trade receivables. Upon execution of the letter of intent, ECB paid to the Company a non-refundable deposit of $50,000, and the Company agreed to certain limited exclusivity arrangements.

     ECB was subsequently unable to secure the financing necessary to enter into a binding agreement with the Company on the terms set forth in the letter of intent, and the letter of intent was terminated by the Company on September 11, 1996. Negotiations with ECB continued, however, and on September 19, 1996, the terms of a revised acquisition proposal, including continued exclusivity, were presented to the Board of Directors by Nassau. Those terms were substantially similar to those set forth in the Agreement. At that meeting, the representatives of ECB's senior lender, SouthTrust Bank of Alabama, N.A. ("SouthTrust") were present to discuss the terms under which it was willing to provide ECB with working capital and equipment loan financing. After discussing the proposal and making inquiries of SouthTrust's representatives concerning various aspects of ECB's proposed financing arrangements, the Board determined to authorize the Company to proceed with further negotiations concerning the sale of the environmental business to ECB. The Board also determined to retain Raymond James & Associates ("Raymond James") to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with this transaction. On September 25, 1996, a revised letter of intent incorporating proposed terms substantially similar to those set forth in the Agreement was executed by the Company and ECB.

     Negotiations continued between ECB and its representatives and the Company and its representatives concerning the terms of the Agreement and the Ancillary Agreements during the following month. Raymond James also conducted its review of the terms of these agreements in connection with the preparation of its fairness opinion. On October 25, 1996, the terms of these documents had been substantially finalized and the Board of Directors met to review the terms of the Agreement and the Ancillary Agreements. At that meeting, the Company's legal counsel reviewed for the Board the material terms of the Agreement and the Ancillary Agreements, including the Company's indemnity obligations, its responsibility for pending litigation matters and the fact that the Agreement contemplated the transfer of certain contracts to the Company prior to the Closing. Representatives from Raymond James discussed with the Board that firm's preliminary analysis of the consideration to be received in connection with the transaction.

     The Company had previously advised ECB that the Board would not act on ECB's acquisition proposal until such time as ECB was in a position to present the Company with a satisfactory commitment for the financing necessary to complete the transaction. Consequently, another meeting of the Board was scheduled for and held on Saturday, November 2, 1996. At this meeting, Raymond James delivered its fairness opinion and commented on certain revisions to the prior draft of its report which reflected an increased value of the consideration to be received for the environmental business. See "- Opinion of Financial Advisor." Legal counsel then reviewed final changes to the Agreement and the Ancillary Agreements which had been made since the prior meeting. Following this discussion, the Agreement and the Sale were unanimously approved and recommended to stockholders for their approval, subject to the receipt of an executed amendment to the commitment letter previously provided ECB by SouthTrust. A proposal to amend the Company's Certificate of Incorporation to change the name of the Company to "New Horizons Worldwide, Inc." contingent upon and following the Closing was also approved and recommended to the stockholders.

     On November 4, 1996, ECB provided the Company with an executed copy of its amended commitment letter from SouthTrust, and the parties executed and delivered the Agreement.

     Reasons for the Sale. The Board of Directors of the Company has determined that the Agreement and the Sale are in the best interest of, and fair to, the stockholders of the Company. In reaching this determination, the Directors consulted with legal counsel concerning the duties of the Board. The Directors also consulted with Nassau, the Company's advisor with respect to the Sale and negotiation of the financial terms of the Sale, Raymond James with respect to the fairness of the transaction to the Company's stockholders, and with members of senior management of the Company. The Board of Directors also considered a number of factors, including the following:

          (i) the Directors' assessment of opportunities for long-term revenue and earnings growth at New Horizons and in the computer training business generally, and their review of valuations of companies dedicated primarily to providing computer and other training services;

          (ii) the results of a process commenced in December 1995 in which Nassau spoke with approximately 20 domestic and foreign entities, of which a limited number expressed varying levels of interest in the environmental business, and none of which submitted a formal proposal to the Board or, in the opinion of the Board, appeared able to provide a credible proposal on terms as attractive as those offered by ECB;

          (iii) the opinion of Raymond James that the consideration to be received for the environmental business is fair, from a financial point of view, to the stockholders of the Company, along with the oral presentation of Raymond James in connection with such opinion, supported by its written report, as to the various financial and other considerations including (a) an analysis of the consideration to be received from ECB; (b) an analysis of the cash, accounts receivable and other assets retained by the Company;
     (c) a review and analysis of the historical and current market prices of the common stock of and financial data relating to other companies deemed by Raymond James to be comparable to the Environmental Subsidiaries; (d) a review and analysis of prices paid in other acquisition transactions deemed to be relevant for purposes of Raymond James' analysis; and (e) a discounted cash flow analysis of the Environmental Business;

          (iv) the Directors' familiarity with the environmental business including its financial condition, results of operations, business strategy and prospects, current industry, economic and market conditions, the Directors' assessments of the benefits and risks associated with such environmental business and assessments with respect to such matters provided by outside advisors; and

          (v) the terms and conditions of the Agreement, including the significant cash received from ECB, the cash and other assets retained by the Company and the fact that under certain conditions (including payment of $600,000 in termination fees), the Company has the right to terminate such agreement to accept an offer more favorable to the Company's stockholders.

     Each of the foregoing factors was considered by the Board during the course of its deliberations prior to entering into the Agreement in light of its knowledge of the environmental business and each Director's business judgment. In its deliberations, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in determining to approve (and to recommend that the stockholders approve) the Agreement and the Sale.

     Positive and Negative Aspects of the Sale. The Sale provides benefits to the Company by enabling it to sell its environmental business, which has not been a source of growth in recent years and which the Company does not believe offers opportunities for future growth commensurate with those presented by the Company's educational business. In addition, the cash proceeds generated by the Sale and by the related dividend of cash, accounts receivable and certain other assets to the Company provide it with significant cash resources to use in its efforts to expand its educational business without diluting the ownership interest of current stockholders. The Sale also will permit the Company to focus all of its management and financial resources on the growth opportunities presented by its educational business.

     There are also negative aspects to the Sale. While the Company's educational business has experienced significant revenue growth in recent years, it has yet to establish a predictable pattern of earnings, and there can be no assurance that it will ever achieve sustained earnings growth. Subsequent to the Sale, the Company's revenue base will be significantly smaller than in the past, and it will be required to effectively absorb corporate overhead and other fixed costs in order to succeed in the Company's efforts to expand its educational business in a profitable manner. While the Company has made significant investments in establishing a management infrastructure in the educational business, it has not previously operated the educational business as an independent enterprise. In that regard, one of the concerns the Board expressed in assessing the advisability of a sale of the environmental business was whether the educational business had matured sufficiently to operate as an independent business. The significant revenue growth and improvement in the overall operating results experienced by the educational business in recent periods has reduced those concerns; nevertheless, the Board anticipates that the operating results of the educational business may fluctuate significantly from period to period and there can be no assurance as to the future prospects of the educational business. In addition, while the Company believes the growth prospects of the educational business are attractive, it has only operated that business since August 1994, and the Company's current management has less experience in operating that business than it had in operating the environmental business.

     While the Sale will provide the Company with significant additional cash resources, applicable purchase price adjustment provisions may, under certain circumstances, require the Company to return a portion of that cash to ECB subsequent to the Closing. See "Description of the Agreement and the Sale -- Purchase Price Adjustment." In addition, the Agreement contemplates that a significant portion of the consideration to be received by the Company will be in the form of illiquid securities issued by a highly leveraged, private company with no prior operations. In recognition of that fact, the Company has established significant valuation reserves with respect to such consideration. In addition, the Agreement provides that the Company will have indemnity obligations to ECB subsequent to the sale and be primarily responsible for completion of certain contracts. See "Description of the Agreement and the Sale -- Indemnification." Although the Company does not believe that these obligations will have a material adverse effect on its future results of operations, there can be no assurance as to that fact.

     Opinion of Financial Advisor. In connection with the Sale, the Company retained Raymond James to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the sale of Handex Environmental. Raymond James is an independent investment banking firm and is actively engaged in the investment banking and brokerage business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.

     Raymond James has rendered its written opinion to the Board of Directors of the Company that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion letter and summarized herein, the consideration to be received by the Company in the Sale is fair, from a financial point of view, to the Company. Raymond James' opinion is directed only to the fairness, from a financial point of view, of the Sale consideration and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote concerning the Sale.

     No limitations were placed by the Board of Directors or management of Handex with respect to the investigations made or the procedures followed by Raymond James in preparing and rendering its opinion. A copy of the full text of the opinion of Raymond James, which sets forth the assumptions made, a description of the factors considered and the scope of the review undertaken, is attached as Appendix B to this Proxy Statement. The summary of the opinion of Raymond James is qualified in its entirety by reference to the full text of the opinion. As set forth therein, Raymond James relied, without independent verification, upon the accuracy and completeness of all information reviewed by it for the purposes of such opinion. Raymond James did not conduct a physical inspection of the properties and facilities of the Environmental Subsidiaries nor did it make or obtain an independent appraisal of the assets of the Environmental Subsidiaries. Raymond James assumed that the Company's, Handex Environmental's and ECB's financial analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's, Handex Environmental's and ECB's management. The opinion was based upon circumstances existing and disclosed to Raymond James as of November 2, 1996, and assumed that no material change had occurred, or would occur, to the environmental business subsequent to such date.

     In connection with the review of the proposed Sale and the preparation of its opinion, Raymond James examined (a) the financial terms as stated in the Agreement; (b) unaudited financial statements of Handex Environmental for the years ended December 31, 1993, 1994, 1995 and the eight months ended August 31, 1996, and forecasts for the nine months ended September 30, 1996 and the year ended December 31, 1996; (c) certain financial analyses and forecasts for the Environmental Subsidiaries prepared by the managements of the Company, Handex Environmental and ECB; and (d) certain other publicly available financial information. Additionally, Raymond James held discussions with members of the senior management of the Company, Handex Environmental and ECB regarding past and current operations, the financial condition and prospects of the environmental business, and considered other matters which it deemed relevant to its inquiry.

     In delivering its opinion and making its presentation to the Company's Board of Directors, Raymond James utilized financial and comparative analyses, including (i) an analysis of certain publicly traded companies deemed comparable to Handex Environmental, (ii) an analysis of financial information concerning selected business combinations which Raymond James believed to be relevant, and
(iii) a discounted cash flow analysis.

     The consideration received by the Company in connection with the Sale consists of various components including cash, retained accounts receivable, the Promissory Note, Preferred Stock and Warrants. Raymond James examined the nature and composition of the consideration offered to the Company. In order to arrive at a value as of the date of its opinion, Raymond James made certain assumptions concerning the valuation of consideration components such as the future value of certain components, the size and likelihood of future cash flows from such components and the appropriate rates with which to discount such consideration. In addition, Raymond James deemed it appropriate to make an adjustment to the value of retained accounts receivable in order to account for the presence of receivables for work done under pre-existing contracts which provide for extended payment terms. Raymond James deemed such receivables not to be consideration and accordingly reduced the "consideration value" of retained accounts receivables by the total amount of such receivables with extended payment terms. Raymond James estimated the $17.3 million of face value of consideration received by Handex from ECB to have a value of between $11.5 and $16.6 million.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of any analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Raymond James' opinion.

     During the November 2, 1996 meeting of the Board of Directors of the Company, Raymond James delivered to the Board of Directors its written opinion that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, that the consideration to be received by the Company upon the Sale of Handex Environmental was fair, from a financial point of view, to the Company.

     The following is a brief summary of the analyses prepared and reviewed by Raymond James in reaching its opinion.

     Comparable Public Company Analysis. Using publicly available information, Raymond James prepared and reviewed with the Board of Directors an analysis of selected financial data for publicly held companies in businesses which Raymond James believed to be comparable to the Company. Specifically, Raymond James included in its review: Dames and Moore Group, EMCON, Fluor Daniel/GTI Incorporated, Harding Lawson Associates, International Technology Corporation, Jacobs Engineering Group, Michael Baker Corporation, OHM Corporation, Roy F. Weston Incorporated, Sevenson Environmental Services Incorporated, URS Corporation, and Versar Incorporated (collectively, the "Comparable Companies"). Financial data reviewed for these companies included, but was not limited to: trailing twelve months ("TTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and earnings per share; current price to earnings ratios ("P/E"); price to book value per share ratios; Total

Enterprise Value ("TEV") (defined as equity value plus funded debt less cash) to revenue, EBITDA and EBIT ratios; and certain projected earnings per share and price to earnings ratios. In certain cases, applicable multiples were calculated with respect to composite stock analysts' estimates for earnings per share.

     The TEV/TTM revenue multiples for the Comparable Companies ranged from 0.1x to 0.8x, with an average of 0.4x. The average revenue multiple of 0.4x was applied to Handex Environmental's TTM revenues to arrive at an implied equity value of $17.8 million. The TEV/EBITDA multiples ranged from 2.1x to 9.6x with an average of 6.0x. The average TEV/EBITDA multiple of 6.0x was applied to Handex Environmental's TTM EBITDA, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $11.9 million. The TEV/EBIT multiples ranged from 4.8x to 86.2x, with an average of 17.2x. The average TEV/EBIT multiple of 17.2x was applied to Handex Environmental's TTM EBIT, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $0.6 million. The price/book value per share multiples for the Comparable Companies ranged from 0.4x to 2.1x, with an average of 1.1x. The average price/book value per share multiple of 1.1x was applied to the net book value of the assets included in the Sale to arrive at an implied equity value of $11.5 million. The price/TTM earnings ratios for the Comparable Companies ranged from 11.3x to 22.9x, with an average of 16.5x. The average TTM P/E multiple of 16.5x was applied to Handex Environmental's TTM earnings, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $0.4 million. The projected P/E ratios for Comparable Companies using projected 1996 calendar year earnings ranged from 7.0x to 24.3x, with an average of 13.9x. The average projected 1996 P/E multiple of 13.9x was applied to Handex Environmental's projected 1996 earnings, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $8.3 million. The projected P/E ratios for Comparable Companies using projected 1997 calendar year earnings ranged from 5.1x to 36.3x, with an average of 13.8x. The average projected 1997 P/E multiple of 13.8x was applied to Handex Environmental's projected 1997 earnings, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $6.8 million.

     Precedent Transactions Analysis. Raymond James analyzed publicly available information for selected acquisitions of companies believed by Raymond James to be comparable to Handex Environmental. Specifically, Raymond James reviewed and considered the following transactions: ATC Environmental/American Testing and Engineering; Tyco International/Earth Technology; URS/Greiner Engineering; and Fluor Daniel/Groundwater Technology (collectively, the "Precedent Transactions").

     Raymond James calculated multiples of the ratios of TEV to TTM revenue, EBITDA and EBIT for each of the above transactions. Raymond James also calculated multiples of equity purchase price to TTM earnings, total assets sold and book value for the transactions above.

     The TEV/TTM revenue multiples for the Precedent Transactions ranged from 0.3x to 0.9x, with an average of 0.5x. The average revenue multiple of 0.5x was applied to Handex Environmental's TTM revenues to arrive at an implied equity value of $23.0 million. The TEV/EBITDA multiples ranged from 4.7x to 10.7x, with an average of 7.7x. The average TEV/EBITDA multiple of 7.7x was applied to Handex Environmental's TTM EBITDA, adjusted for the removal of a Handex corporate SG&A allocation to arrive at an implied equity value of $15.1 million. The TEV/EBIT multiples ranged from 17.0x to 37.1x, with an average of 21.5x. The average TEV/EBIT multiple of 21.5x was applied to Handex Environmental's TTM EBIT, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $0.8 million. The price/book value per share multiples for the Precedent Transactions ranged from 0.7x to 3.0x, with an average of 1.7x. The average price/book value per share multiple of 1.7x was applied to the net book value of the assets included in the Sale to arrive at an implied equity value of $18.0 million. The equity purchase price/total assets sold multiple for the Precedent Transactions ranged from 0.6x to 1.0x, with an average of 0.7x. The average equity purchase price/total assets sold multiples of 0.7x was applied to the value of Handex Environmental's assets to be sold to arrive at an implied equity value of $12.0 million. The TTM equity purchase price/TTM earnings ratios for the Precedent Transactions ranged from 27.1x to 69.2x, with an average of 54.2x. The average TTM P/E multiple of 54.2x was applied to Handex Environmental's TTM earnings, adjusted for the removal of a Handex corporate SG&A allocation, to arrive at an implied equity value of $1.2 million.

     Raymond James noted that for transactions where less than 100% of the target company had been acquired, the multiples listed above were computed using a pro forma purchase price assuming a 100% acquisition.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Raymond James estimated the present value of the future stream of unleveraged free cash flows which Handex Environmental could produce through fiscal year 2002, based on projections provided by the Company's and the Environmental Subsidiaries' managements. Key assumptions in the discounted cash flow analysis included (i) a terminal value for Handex Environmental in 2002 to be a multiple ranging from 4.0x to 6.0x projected EBITDA in 2002 and (ii) discount rates ranging from 15.0% to 25.0%. Utilizing these projections and assumptions, Raymond James arrived at estimated ranges of equity value for Handex Environmental of approximately $3.5 million to $4.4 million, $3.0 million to $3.7 million and $2.6 million to $3.2 million, utilizing discount rates of 15.0%, 20.0% and 25.0%, respectively.

     Raymond James also conducted a discounted cash flow analysis based on projections through the year 2001 prepared by ECB. Key assumptions in the discounted cash flow analysis included (i) a terminal value for Handex Environmental in 2001 to be a multiple ranging from 4.0x to 6.0x projected EBITDA in 2001 and (ii) discount rates ranging from 20.0% to 30.0%. Utilizing these projections and assumptions, Raymond James arrived at estimated ranges of equity value for Handex Environmental of approximately $18.7 million to $23.8 million, $16.3 million to $20.6 million and $14.3 million to $18.0 million, utilizing discount rates of 20.0%, 25.0% and 30.0%, respectively.

     For its services in rendering its opinion, the Company paid Raymond James a retainer fee of $50,000 and a further fee of $50,000 payable upon the delivery of the opinion. Handex also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and to indemnify Raymond James and its affiliates against certain liabilities, including liabilities under federal securities laws, relating to or arising out of Raymond James' engagement to render its opinion.

DESCRIPTION OF THE AGREEMENT AND THE SALE

     Although the following summary includes a discussion of material provisions of the Agreement and the Ancillary Agreements, such summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Agreement, including the definition of certain terms provided for in the Agreement or the Ancillary Agreements. A copy of the Agreement is attached as Appendix A to this Proxy Statement.

     Purchase Price. If the sale of Handex Environmental is consummated on the terms contemplated by the Agreement, the Company will receive aggregate consideration in the face amount of approximately $30,510,844 (the "Purchase Price"). The consideration to be received by the Company from ECB consists of:
(i) $4,600,000 in cash; (ii) a promissory note in the original principal amount of $3,700,000 (subject to adjustment in certain events) due on April 30, 2002 and bearing interest at the rate of 6% per annum (the "Promissory Note"); (iii) 2,000 shares of Series A Preferred Stock, stated value $1,000 per share (the "Preferred Stock") of ECB; (iv) a six-year warrant to acquire 300,000 common shares of ECB at a price of $1.32 per share ("Warrant A"); (v) a six-year Warrant to acquire 85,000 common shares of ECB at a price of $1.60 per share ("Warrant B") (Warrant A and Warrant B are collectively referred to herein as the "Warrants"); and (vi) one-third of the redemption value of a small interest in a joint venture, when paid or available to be paid to ECB. In addition, the Agreement contemplates that, immediately prior to the Closing, the Company will receive a dividend of cash, accounts receivable and other assets owned by the Environmental Subsidiaries and having a book value of approximately $20,211,000 at September 28, 1996.

     The face amount of the non-cash consideration to be received by the Company pursuant to the Agreement (excluding the Warrants) is $5.7 million. However, because ECB is a newly organized entity with no history of prior operations, and because of the significant amount of indebtedness that ECB will incur in connection with the Sale, the Company has established a valuation reserve with respect to the non-cash consideration in the amount of $4.6 million. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Certain Information Concerning ECB."

     Purchase Price Adjustment. The Purchase Price is subject to adjustment after the Closing. The amount of any such adjustment will equal the difference between the "Net Acquired Balance Sheet Assets" of Handex Environmental (defined, for purposes of the Agreement, to include a specified amount of certain accounts receivable, inventories, prepaid expenses, other current assets and certain miscellaneous assets, and net property, plant and equipment, less accounts payable, payroll and sales taxes payable, payroll and other accrued expenses) and $10,335,268 (the "Targeted Balance Sheet Assets"). The amount of any Purchase Price adjustment will be determined within 60 days of the Closing. Any amount by which the Net Acquired Balance Sheet Assets exceed the Targeted Balance Sheet Assets will be added to the principal amount of the Promissory Note. Any amount by which the Targeted Balance Sheet Assets exceed the Net Acquired Balance Sheet Assets will be paid by the Company to ECB in cash or, under certain circumstances, a combination of cash and/or an assignment of certain accounts receivable.

     Dividend of Receivables and Miscellaneous Assets. The Agreement requires Handex Environmental to have, at the Closing, net current assets of at least $5,098,268. Subject to that requirement, the Agreement permits the Environmental Subsidiaries to transfer to the Company, at any time prior to the Closing, all cash, trade accounts receivable and other receivables. In addition, the Environmental Subsidiaries may transfer to the Company certain other assets, including marketable securities, loans receivable from officers, the cash value of life insurance, refundable taxes and prepaid directors' fees. The Company intends to cause the Environmental Subsidiaries to declare a dividend of the retained assets to the Company immediately prior to the Closing. As of September 28, 1996, the book value of the assets that could have been distributed to the Company pursuant to the Agreement was $20,211,000.

     Conditions to the Sale. The obligation of each of the parties to consummate the Sale is subject to certain conditions, any or all of which may be waived, in whole or in part, to the extent permitted by law, including the condition that no proceeding will have been commenced or threatened involving any challenge to, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Sale, and that the Sale will not cause either ECB or the Company to materially violate or suffer any material adverse consequence under any legal requirements or orders.

     The obligation of the Company, on the one hand, and ECB on the other, to effect the Sale is further subject to the conditions that (i) the representations and warranties of the other party made in the Agreement are accurate in all material respects as of the Closing, (ii) the other party must have performed in all material respects the covenants and obligations required to be performed or complied with by such party at or prior to the Closing, and
(iii) legal counsel for the other party shall have furnished opinions with respect to certain specified matters.

     In addition, (i) the obligation of ECB is subject to consents to the transfer of certain contracts to which the Company is a party, including in particular certain existing service agreements with four large customers, and
(ii) the obligation of the Company is subject to approval of the Agreement by its stockholders.

     Representations and Warranties. The Agreement contains certain customary representations and warranties from each of the parties. The Company has made representations regarding, among other things (i) the Company's authority to enter into and perform its obligations under the Agreement; (ii) compliance of the transactions contemplated by the Agreement with the Company's Certificate of Incorporation, Bylaws, certain agreements and applicable laws; (iii) the capitalization and ownership of each of the Environmental Subsidiaries; (iv) the financial statements of the Environmental Subsidiaries; (v) the absence of a material adverse change in the business, earnings, operations or financial condition of the Environmental Subsidiaries since August 24, 1996; (vi) environmental matters; (vii) litigation; (viii) income and other taxes; (ix) employee benefit plans; (x) compliance with laws; and (xi) compliance with contracts.

     In addition to representations and warranties concerning the organization and capitalization of ECB, its authority to enter into and perform its obligations under the Agreement, the absence of conflicts with laws and agreements and the enforceability of the Agreement and the Ancillary Agreements, ECB has represented that it will be solvent following consummation of the Sale.

     Conduct of Business. The Agreement provides that the Company will conduct the environmental business prior to the Closing only in the regular and ordinary course in substantially the same manner as theretofore conducted. In general, the Company and the Environmental Subsidiaries may not, without the prior written consent of ECB: (i) change any Environmental Subsidiary's authorized or issued capital stock; grant any stock option or right to purchase shares of capital stock of any Environmental Subsidiary, issue any security convertible into such capital stock; grant any registration rights; purchase, redeem, retire, or acquire by an Environmental Subsidiary any shares of any such capital stock; or declare or pay any dividend or other distribution or payment, except as contemplated by the Agreement, in respect of shares of capital stock; (ii) amend the organizational documents of any Environmental Subsidiary; (iii) increase any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or enter into any employment, severance, or similar contract with any director, officer, or employee; (iv) adopt or increase the payments to or benefits under, any profit sharing, bonus, deferred compensation savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Environmental Subsidiary; (v) suffer any damage or destroy any asset or property of any Environmental Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Environmental Subsidiaries, taken as a whole; (vi) enter into or terminate any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or any contract or transaction involving a total remaining commitment by any Environmental Subsidiary of at least $150,000; (vii) sell, lease or otherwise dispose of any asset or property of any Environmental Subsidiary or impose any encumbrance on any material asset or property of any Environmental Subsidiary, other than in the ordinary course of business; (viii) cancel or waive any claims or rights with a value to any Environmental Subsidiary in excess of $50,000; (ix) materially change the accounting methods used by any Environmental Subsidiary; or (x) agree to do any of the foregoing.

     Further, the Company and the Environmental Subsidiaries must: (i) conduct the business of each Environmental Subsidiary only in the ordinary course of business; (ii) use its best efforts to preserve intact the current business organization of such Environmental Subsidiary, keep available the services of the current employees, and agents of such Environmental Subsidiary, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Environmental Subsidiary; (iii) confer with ECB concerning operational matters of a material nature and obtain ECB's consent (which shall not be unreasonably withheld) to any sale or other disposition of any tangible asset or property;
(iv) pay any undisputed debts or trade accounts payable that have been outstanding more than 60 days; and (v) otherwise respond to ECB concerning the status of the environmental business.

     Indemnification. The Company will indemnify ECB, the Environmental Subsidiaries and their respective representatives for losses they may incur by reason of (i) the Company's breach of a representation, warranty, covenant or obligation made in the Agreement or in any of the Ancillary Agreements, (ii) any product shipped or manufactured by, or any services provided by, any Environmental Subsidiary prior to the Closing, (iii) contested tax returns or legal proceedings commenced by or against any of the Environmental Subsidiaries as set forth in the disclosure schedules to the Agreement, and (iv) any claim for brokerage or finder's fees or commissions in connection with the Sale. In addition, the Company will indemnify ECB for losses it may incur by reason of environmental conditions existing as of the Closing. The Company's indemnification obligations are subject to certain limitations, including: (i) time limits on certain of the representations and warranties made by the Company; (ii) an exclusion from liability to the extent ECB had knowledge at the time of Closing of a breach or violation by the Company, (iii) a $200,000 threshold on liability; and (iv) a maximum on liability of $7,000,000, of which $1,300,000 is payable by the Company in cash, with the balance being collectable only as an offset or recovery of principal amounts payable under the Promissory Note or amounts payable upon redemption or liquidation of the Preferred Stock. The threshold and maximum on the Company's indemnification obligations are not applicable, however, to litigation pending by or against the Environmental Subsidiaries, claims for brokers' or finders' fees and claims relating to breaches of the representations and warranties concerning capitalization of the Environmental Subsidiaries, taxes and employee benefit plans. Further, the Company has agreed to cause the Environmental Subsidiaries to transfer to it prior to the Closing primary responsibility for certain contracts which may not be completed prior to such date. See "The Proposed Sale of Handex
Environmental -- Other Ancillary Agreements".

     ECB will indemnify the Company and its representatives for losses they may incur by reason of (i) ECB's breach of a representation, warranty, covenant or obligation made in the Agreement or in any of the Ancillary Agreements, (ii) any product shipped or manufactured by, or any services provided by, any Environmental Subsidiary after the Closing, (iii) the obligations of the Company under certain leases, bonds and client contracts, and (iv) any claim for brokerage or finder's fees or commissions in connection with the Sale. ECB's obligation to indemnify the Company is triggered once the Company has incurred losses exceeding $50,000.

     Termination. The Agreement provides for termination of the Agreement (i) by either the Company or ECB if (a) a material breach of any provision of the Agreement has been committed by the other party and not waived or cured, (b) the other party has not satisfied any of the conditions precedent to its obligation to close or (c) if the Closing has not occurred on or before January 27, 1997 (or such later date as the parties may agree upon); (ii) by mutual consent of ECB and the Company; or (iii) by the Company if deemed necessary in order for the Directors of the Company to comply with their fiduciary duties. In the event of any such termination, all further obligations of ECB and the Company will terminate except (i) each party will be responsible for all of its expenses incurred in connection with the preparation, execution and performance of the Agreement and the transactions contemplated thereby; (ii) each party will remain bound by the confidentiality letter agreement dated February 21, 1996; (iii) each party will retain its right to pursue all legal remedies as a result of any breach of the Agreement by the other party or the other party's failure to perform one or more conditions to the terminating party's obligation to close; and (iv) the Company will pay ECB and Southcoast aggregate termination fees of $600,000 if the Company terminates the Agreement as a result of a determination that such action is necessary in order for its Board of Directors to fulfill its fiduciary duties.

     Solicitation of Acquisition Proposals. The Agreement prohibits the Company from directly or indirectly soliciting or initiating inquiries or proposals from any person with respect to an acquisition of the Environmental Subsidiaries, until such time, if any, that the Agreement is terminated.

     Assignments and Successors. The Company may assign its rights under the Agreement and, subject to the terms thereof and the Shareholders Agreement, transfer the Promissory Note, Preferred Shares and Warrants to any person. ECB may not assign any of its rights under the Agreement without the prior written consent of the Company. The Agreement will apply to, be binding upon and inure to the benefit of the successors and permitted assigns of ECB and the Company.

     Amendment. The Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. After approval of the Agreement by the stockholders of the Company, no amendment, which under applicable law may not be made without the approval of such stockholders, may be made without such approval.

DESCRIPTION OF THE SECURITIES TO BE RECEIVED BY THE COMPANY

     The Promissory Note. Pursuant to the terms of the Promissory Note, ECB will pay the Company the principal amount of $3,700,000, together with accrued interest at a rate per annum of 6%. Interest will be paid quarterly commencing March 31, 1998. Interest through December 31, 1997 will be accrued and added to principal. Unpaid principal or interest will accrue interest at the greater of 8% per annum or the prime rate as announced by SouthTrust. Principal is to be paid in four annual installments commencing April 30, 1999 in an amount equal to 25% of ECB's free cash flow for its most recent fiscal year provided, however, the annual principal payments must be at least $250,000 on April 30, 1999, $500,000 on April 30, 2000, $750,000 on April 30, 2001 and $2,200,000 (plus interest for the period ending December 31, 1997) on April 30, 2002. In the event of a positive adjustment to the Purchase Price, the adjustment amount provided for by the Agreement will be added to the April 30, 2002 payment otherwise due.

     ECB may prepay the Promissory Note at any time without penalty. Upon the occurrence of a public offering of ECB's Common Stock in which ECB receives net proceeds of at least $10,000,000, ECB is required to prepay the outstanding principal amount and all accrued and unpaid interest. The Company's right to payment of principal is subject to ECB's rights of set-off as provided in the Agreement. The Promissory Note will be guaranteed and secured by the Environmental Subsidiaries under the terms of the Corporate Guaranty and

Pledge Agreement, and each of George Bannon, Roger Eatman and S.C. Culbreth, Jr. as set forth in the Nonrecourse Individual Guaranty and Pledge Agreement. The Promissory Note will also be secured by a pledge of the shares in Handex Environmental pursuant to a Pledge Agreement executed by ECB. See "-- Other Ancillary Documents."

     ECB will make certain affirmative covenants in the Promissory Note, including, (i) maintenance of its valid corporate existence and insurance on its assets and business, (ii) timely payment of taxes, (iii) compliance with legal requirements, (iv) delivery to the Company of annual and interim financial statements, and (v) certain financial covenants. The Promissory Note will also contain certain negative covenants restricting ECB's ability to (i) incur certain additional indebtedness and security interests, (ii) declare dividends and make distributions, (iii) increase executive salaries and (iv) make certain loans, advances, capital expenditures or payments of subordinated debt.

     Should any event of default under the Promissory Note occur, any unpaid principal and all accrued interest will become immediately due and payable at the option of the Company. Events of default include the failure on the part of ECB or any Environmental Subsidiary to make any payment due under the Promissory Note within ten days of its due date, the making of a materially false or misleading representation or warranty, any default in the observance or performance of any covenant, condition or agreement of ECB or any Environmental Subsidiary which continues without waiver or cure for 30 days, any event of default under any debt owed by ECB or any Environmental Subsidiary to senior lenders or to any other party if in excess of $100,000, and any unsatisfied final judgment for the payment of money in excess of $100,000 which is not stayed pending appeal for a period of 30 days. Additional events of default may result from a sale of substantially all of the assets of the Environmental Subsidiaries, a merger or any event which results in Messrs. Bannon, Eatman and Culbreth owning less than 51% of the voting power of ECB or less than 25% of its common shares.

     Payments due under the Promissory Note will be subordinated to indebtedness incurred by ECB to financial institutions, including the indebtedness to be incurred to SouthTrust pursuant to the terms of a Subordination Agreement to be entered into among ECB, the Company and SouthTrust ("Subordination Agreement"). See "-- Other Ancillary Agreements."

     Preferred Stock. Pursuant to the terms of the Preferred Stock, holders of Preferred Stock will not be entitled to vote their shares, except that (i) so long as 300 or more shares of Preferred Stock are outstanding, the holders of Preferred Stock may elect one Director of ECB by majority vote, and (ii) so long as any Preferred Stock is outstanding, ECB may not, without the approval of a majority of the holders of Preferred Stock, increase or decrease the 3,000 shares of Preferred Stock currently authorized or issue any shares of capital stock or securities convertible into any shares of capital stock ranking senior to or on parity with the Preferred Stock.

     Dividends will be payable in cash on the fifteenth day of January, April, July and October of each year in an amount per share generally equal to 8% of the stated value of each share divided by four. Upon the dissolution, liquidation or winding up of the affairs of ECB, the holders of Preferred Stock will have priority over the holders of ECB's common shares, and will be entitled to receive from ECB's assets available for distribution $1,000 per share plus all accrued dividends, before any payment or distribution may be made to the holders of ECB's common shares or other shares junior to the Preferred Stock. The Preferred Stock is not convertible into common shares of ECB.

     On April 15, 2003, ECB will be required to redeem all of the then outstanding shares of Preferred Stock at a redemption price per share of $1,000 plus accrued dividends through the date of such redemption. Prior to such date, ECB will be required to redeem such shares upon the occurrence of any merger or consolidation of ECB in which it is not the surviving entity, the sale or disposition of substantially all of the assets of ECB and its consolidated subsidiaries, an initial public offering of ECB's common shares resulting in net proceeds to ECB equaling at least $10,000,000 or any event which results in Messrs. Bannon, Eatman and Culbreth owning less than 51% of the total voting power of ECB or less than 25% of its common shares. Additionally, ECB may at any time redeem all or any portion of the outstanding Preferred Stock at a redemption price per share of $1,000 plus accrued dividends.

     All payments under the Preferred Stock will be subject to SouthTrust's prior rights to payment pursuant to the terms of the Subordination Agreement.

     The Warrants. Pursuant to the terms of Warrant A, the Company will be entitled to purchase from ECB all (or any portion representing at least ten percent) of 300,000 common shares of ECB (the "Warrant A Shares") at a per share purchase price of $1.32, subject to adjustment as hereinafter set forth. Pursuant to the terms of Warrant B, the Company will be entitled to purchase from ECB all (or any portion representing at least ten percent) of 85,000 common shares of ECB (the "Warrant B Shares" and, together with the Warrant A Shares, the "Warrant Shares") at a per share purchase price of $1.60. The Warrants will be immediately exercisable upon their original issuance and may be exercised at any time until the later of the sixth anniversary of the original issue date or the first anniversary of payment in full of the indebtedness due under the Promissory Note. ECB will be pay all expenses and any taxes in connection with the issuance and delivery of any Warrant Shares. A holder of Warrant Shares is entitled to all of the rights and subject to all of the obligations as set forth in the Warrants, except if a transferee of Warrant Shares acquires them after a public sale pursuant to a registration statement under the Securities Act of 1933 or sale pursuant to Rule 144 or Rule 144A promulgated thereunder. Subject to the terms of the Shareholders Agreement, the Warrants are transferable.

     The exercise price and the number of Warrant Shares are both subject to appropriate adjustment in the event of any dividend or distribution on its outstanding common shares payable in common shares or convertible securities, any subdivision, reclassification or combination of any of its outstanding common shares, or in the event of a reorganization, reclassification or recapitalization of ECB. In the event that ECB effects an offering of common shares pro rata among its stockholders, the Warrant holders will be entitled to elect to participate as if the Warrants had been exercised and the holders were the holders of such number of Warrant Shares.

     A Warrant holder will have preemptive rights with respect to any issuance or sale of additional common shares of ECB or convertible securities to purchase additional shares on the same terms and conditions as is sufficient to maintain the percentage of outstanding common shares to which such holder owns or is entitled to purchase upon the exercise of the Warrants. Such preemptive rights shall not extend to the issuance of Warrant Shares, the issuance of common shares pursuant to a rights offering in which the Warrant holder elects to participate, the issuance of common shares in connection with the acquisition by ECB of a business which is unanimously approved by ECB's Board of Directors, or the issuance by ECB (i) of up to a total of 290,000 common shares either directly or pursuant to options granted to senior management employees of ECB other than George Bannon and Roger Eatman, on or before March 31, 1998 and having an exercise price of not less than $.88 per share and/or issued to such employees after such date at a price per share of not less than $1.75 per share,
(ii) up to a total of 90,000 common shares issued by ECB either directly or pursuant to options to middle management employees of ECB and having a price per share of not less than $1.75, and (iii) of the common shares issued pursuant to a warrant to acquire 46,200 common shares at $.88 per share issued to Southcoast as partial compensation for its services to ECB in connection with the Sale. Neither the Warrants nor the Warrant Shares are transferable other than pursuant to the terms of the respective Warrants and the Shareholders Agreement, an effective registration statement under the Securities Act or an exemption from the registration provisions thereof.

     Upon the first to occur of: (i) the sixth anniversary of the date of issuance, (ii) any merger or consolidation of ECB with another entity pursuant to which ECB is not the surviving entity, (iii) the sale or other disposition by ECB or any of its subsidiaries of assets (including the stock of any subsidiary) representing more than 60% of either (a) the aggregate fair market value of the assets of ECB and its subsidiaries determined on a consolidated basis or (b) the total revenues of ECB and its subsidiaries determined on a consolidated basis,
(iv) a change of control of ECB that results in Messrs. Bannon, Eatman and Culbreth having the right to exercise less than 51% of the total voting power of ECB in the election of directors or owning less than 25% of the common shares in ECB, and (v) a public offering of ECB's common shares in which the net proceeds are at least $10,000,000, ECB will be obligated to repurchase (x) all (or a greater than ten percent portion) of the Warrants and Warrant Shares issued upon exercise of the Warrant, for an amount determined by multiplying (i) the number of Warrant Shares then purchasable upon exercise of the Warrant by (ii) the difference between (a) the Fair Value per common share as of the date of such notice and (b) the warrant price per share as of such date, and/or (y) the number of Warrant Shares held by such holder for an amount determined by multiplying (a) the number of shares designated in such notice by (b) the Fair Value per share as of the date of such notice. Fair Value means (i) if determined in connection with a public offering of ECB common shares, the public offering price of ECB common shares as of such date, or (ii) otherwise, the higher of (a) 75% of the book value as of the last day of the fiscal quarter last preceding the triggering date of the Fair Value determination and (b) an amount equal to (x) 4.5 times the consolidated earnings of ECB and its subsidiaries before amortization, depreciation, interest and taxes for the preceding year, less outstanding indebtedness and the redemption price of any shares of Preferred Stock outstanding, plus the average amount of cash and marketable securities of ECB for the preceding 6 months, divided by (y) the number of fully diluted outstanding common shares of ECB as of such date.

     ECB will have the right to redeem from the holder of a Warrant or Warrant Shares (x) all or such portion of the Warrant for an amount determined by multiplying (i) the number of Warrant Shares then purchasable or so designated by (ii) the difference between (a) the Fair Value per share as of the date of such notice and (b) the current warrant price per share as of such date, and/or
(y) the number of Warrant Shares designated in such notice for an amount determined by multiplying (i) the number of shares so designated by (ii) the Fair Value per share as of such date. ECB may exercise this right at any time
(i) prior to April 15, 1998 if it has also redeemed the Preferred Stock and (ii) after the sixth anniversary of the date of the Warrant. In the event this right is exercised prior to April 15, 1998, the determination of Fair Value described above will be based on a multiple of 4.0 times the consolidated net earnings of ECB as opposed to 4.5 times.

     All payments upon repurchase or redemption of the Warrants will be subject to SouthTrust's prior rights to payment pursuant to the terms of the Subordination Agreement.

     The terms of Warrant A provide for demand registration rights in the event that holders of an aggregate of 75% or more of the Warrant A Shares give written request to ECB that it effect a registration with respect to all or a part of the Warrant A Shares. Such rights are not applicable, however, (i) after ECB has effected one such registration statement which has been declared effective, (ii) prior to five years from the date of the Warrant's initial issuance, (iii) if the request for registration is for less than 20% of the Warrant Shares, (iv) if the request is made within sixty days prior to ECB's estimated date of filing such a registration statement, or (v) unless ECB otherwise consents, if ECB has not already effected a registration under the Securities Act at least 270 days prior thereto. The exercise of registration rights by holders of Warrant A Shares is subject to pro rata participation by holders of Warrant B Shares. Warrant B does not provide for such demand registration rights. In the event that ECB determines to register any of its securities other than (i) those relating solely to employee benefit or stock option plans, (ii) securities to be issued in connection with the acquisition of any entity or business, (iii) a registration relating to a Rule 145 transaction, or (iv) a registration on any form that does not permit secondary sales, then it must give written notice to each holder and include such Warrant Shares in such registration as specified in a written request from such holder.

OTHER ANCILLARY AGREEMENTS

     Pledge Agreements. The Promissory Note to be delivered by ECB to the Company will be secured by a Pledge Agreement between ECB and the Company, pursuant to which ECB will grant a security interest in all of the outstanding shares of common stock of Handex Environmental. The Promissory Note will also be guaranteed and secured by a Corporate Guaranty and Pledge Agreement made by the Environmental Subsidiaries in favor of the Company, pursuant to which the Environmental Subsidiaries will jointly and severally guarantee the obligations of ECB under the Promissory Note and a security interest in all of the shares of Handex Environmental's subsidiaries will be granted. The Promissory Note will be further secured by a Nonrecourse Individual Guaranty and Pledge Agreement made by Messrs. Bannon, Eatman and Culbreth in favor of the Company, pursuant to which they will jointly and severally guarantee the obligations of ECB and the Environmental Subsidiaries under the Promissory Note and will grant to the Company a security interest in the outstanding common shares of ECB owned by them. The Company's recourse against Messrs. Bannon, Eatman and Culbreth under the Agreement is limited to such pledged shares.

     Subordination Agreement. SouthTrust will require that the Company and ECB enter into a Subordination Agreement which will restrict the Company's right to receive payments of (i) principal and interest under the

Promissory Note, (ii) dividends on the Preferred Stock, (iii) redemption and liquidation proceeds of the Preferred Stock, and (iv) redemption or repurchase proceeds under the Warrants. Payments of interest under the Promissory Note and dividends under the Preferred Stock will not be permitted until January 1, 1998. Otherwise, payments can be made provided (i) no event of default exists under ECB's credit agreements with SouthTrust or would result from such payment and
(ii) ECB and its subsidiaries comply with the financial covenants set forth in their financing agreement with SouthTrust each time when compliance with such financial covenants is measured for the period that includes the date on which any such payment is made. The Company will be prohibited from receiving any payments from ECB, or exercising any rights or remedies against ECB, for a period of 180 days following the Company's receipt from SouthTrust of a notice of default under the financing agreement among SouthTrust, ECB and its subsidiaries. Following the expiration or termination of such period under the terms of the Subordination Agreement, the Company may accelerate and proceed with its other rights and remedies against ECB and exercise its rights under the pledge agreements, subject, however, to SouthTrust's prior rights to payment. The Company also will be permitted to receive payments under, and to otherwise exercise its rights and remedies with respect to, the Promissory Note, Preferred Stock or Warrants upon the occurrence of certain extraordinary events, including any merger or consolidation of ECB in which it is not the surviving entity, a sale of substantially all of the assets of ECB and its subsidiaries, a transaction in which Messrs. Bannon, Eatman and Culbreth would own less than 51% of the voting power or 25% of the common shares of ECB or a public offering in which ECB receives net proceeds of at least $10,000,000, subject, however, to SouthTrust's prior rights to payment.

     Receivables Collection Agreement. Pursuant to the terms of a Receivables Collection Agreement to be entered into between ECB and the Company, the Company will guarantee that the accounts receivable of the Environmental Subsidiaries will be collected within 120 days of the Closing.

     Completion Assistance Agreement. The Agreement provides that the Company will, prior to the Closing, cause the Environmental Subsidiaries to transfer to the Company certain contracts relating to work-in-progress in order to cause the Company to have primary responsibility for and control over such work-in-progress. Pursuant to the terms of the Completion Assistance Agreement to be entered into between the Company and ECB, ECB will agree to perform certain of these transferred contracts as a subcontractor to the Company. ECB will also agree that all currently unpaid amounts due under the transferred contracts and all amounts due thereafter are the exclusive property of the Company.

     Shareholders Agreement. The Shareholders Agreement to be entered into among ECB, George Bannon, Roger Eatman, S. C. Culbreth, Jr., the Company and Southcoast will restrict the rights of Messrs. Bannon, Eatman and Culbreth to vote their common shares of ECB to alter or otherwise modify ECB's Articles of Incorporation and By-Laws or to elect a Board of Directors or officers of ECB otherwise than as contemplated in the Shareholders Agreement, and restricts the rights of ECB and such shareholders to cause the issuance of additional securities of ECB which would result in the their having the right to exercise less than 51% of the total voting power of ECB for the election of Directors. The Shareholders Agreement also provides ECB and its shareholders with a right of first refusal in connection with any offer to purchase any of ECB's securities, including the Preferred Stock and Warrants (and common shares issued upon exercise of the Warrants) issued to the Company. Messrs. Bannon, Eatman and Culbreth are further provided certain rights to require the other holders of common shares in ECB to participate in a sale of all of the outstanding common shares of ECB to a third party. The Shareholders Agreement will terminate in the event the Company elects to exercise its remedies under the Nonrecourse Individual Guaranty and Pledge Agreement pursuant to which the Company holds the common shares of ECB owned by Messrs. Bannon, Eatman and Culbreth as security for payment of the Promissory Note.

     Deposit Escrow Agreement. Simultaneous with the execution of the Agreement, the Company, ECB and SouthTrust Asset Management Company of Florida, Inc. entered into a Deposit Escrow Agreement pursuant to which ECB deposited $303,260 into escrow. The Company shall be entitled to receive this entire amount in the event the Agreement is terminated by the Company because of a breach of the Agreement by ECB or because one or more of the conditions to the Company's obligations under the Agreement is not satisfied as a result of ECB's failure to comply with its obligations under the Agreement.

CLOSING DATE

     The Sale will be consummated on December 27, 1996, or such other date as the parties to the Agreement may agree, provided that a majority of the stockholders of the Company approve the Agreement at the Special Meeting.

EXPECTED LOSS FROM TRANSACTION; CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Upon completion of the transaction described above, the Company expects to report a loss from the Sale of approximately $7.3 million. There is no expected Federal income tax benefit from this loss.

USE OF PROCEEDS

     After legal and accounting costs, financial advisory fees, printing and other costs have been paid, the Company expects to retain about $3.6 million in cash, exclusive of retained assets. In furtherance of its mission of becoming the largest independent company in the personal computer applications and technical training market, the Company intends to use the cash proceeds from the Sale to provide working capital to finance the development and continued expansion of its educational business, fund potential acquisitions, if any, and for other general corporate purposes.

INTERESTS OF CERTAIN PERSONS IN THE SALE

     John T. St. James, the Company's Vice President, Treasurer and Chief Financial Officer, will receive a bonus in the amount of $25,000 upon completion of the Sale. Certain other non-executive officer employees will also receive bonuses upon completion of the Sale. With the exception of Mr. St. James, no person who is or has been an executive officer or director of the Company at any time since the beginning of the last fiscal year will receive any compensation in connection with the Sale.

REGULATORY MATTERS

     No Federal or State regulatory requirements must be complied with or approval obtained in connection with the Sale.

NO APPRAISAL RIGHTS

     Section 262 of the DGCL provides that no holder of shares of Handex Common Stock shall have appraisal rights in connection with the Agreement and the Sale.

ACCOUNTING TREATMENT

     The sale of Handex Environmental will be accounted for by the Company as a sale of a business.

RECOMMENDATION OF THE HANDEX BOARD OF DIRECTORS

     The Board of Directors of Handex believes that the Sale is in the best interests of Handex and its stockholders and has unanimously approved the Agreement and the Sale. The Handex Board of Directors unanimously recommends that the stockholders vote FOR approval of the Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the Agreement.

                    THE PROPOSED AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

PROPOSAL TO CHANGE THE COMPANY'S NAME

     The Board of Directors of the Company has also adopted a resolution setting forth a proposed amendment to the Company's Certificate of Incorporation to change the name of the Company to "New Horizons Worldwide, Inc.," subject to the consummation of the Sale. The current name of the Company is "Handex Corporation."

     Upon consummation of the Sale, the Company's educational business -- New Horizons Education Corporation and its subsidiaries -- will become the Company's sole business, and the Company's environmental business theretofore conducted by the Environmental Subsidiaries will no longer be owned by the Company. The Board of Directors believes that the proposed change of the Company's name to "New Horizons Worldwide, Inc." better reflects the nature of the Company's ongoing operations and is therefore in the best interests of the Company and its stockholders.

RECOMMENDATION OF THE HANDEX BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the proposal to change the name of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the Amendment.

               DESCRIPTION OF THE COMPANY'S CONTINUING OPERATIONS

     New Horizons operates computer training centers in the United States and franchises computer training centers in the United States and abroad under the name "New Horizons Computer Learning Centers." Through these centers, New Horizons offers a wide variety of computer-related software, applications, and technical training to users of personal computers or work stations. In addition to its computer training business, New Horizons supplies independent franchisees with a system of instruction, sales and management concepts concerning computer training.

     New Horizons' system-wide revenues (which include the results of both franchised and company-owned locations) for the first nine months of 1996 increased 95.7% to $138,072,000 from $70,554,000 for the first nine months of 1995.

     New Horizons' expansion strategy focuses on adding both franchised and company-owned training centers. The Company believes that a mix of franchised and company-owned centers will enable it to combine the accelerated expansion opportunities provided by franchising while maintaining ownership of a significant number of units. The terms of New Horizons' existing franchise agreements generally provide franchisees with exclusive rights within a designated territory, and the Company does not anticipate opening both franchised and company-owned locations within a particular geographic market. The Company anticipates adding new company-owned locations through internal development efforts and through selective acquisitions of franchisees.

     New Horizons Computer Training Centers. New Horizons operates computer training facilities in Santa Ana and Los Angeles, California; Chicago, Illinois; New York, New York; and Cleveland, Ohio. Prior to the acquisition of New Horizons by the Company, New Horizons operated a single training center in Santa Ana. Except for the center in Los Angeles, California which was opened in April 1996, the other centers were acquired from franchisees, subsequent to the acquisition, as part of New Horizons' strategic plan to operate company-owned training centers in selected major United States markets.

     Through its computer training centers, New Horizons offers comprehensive instruction in the use of personal computers and computer software, including instructor-led courses in software applications, networking and work stations. Each facility is equipped with computer hardware, software, and peripherals in order to provide students with hands-on training. Students are provided with internally developed courseware and other training materials purchased by New Horizons from leading software manufacturers under license agreements. New Horizons' courses are designed to be highly interactive, with most classroom courses involving hands-on training on networked Pentium-based computers. Students spend a significant portion of the course working on computer-based exercises. Revenues from the computer training centers are derived from training fees paid by clients and proceeds from the sale of training materials related to the computer courses.

     Typical students in a New Horizons' classroom consist of individuals from private employers or various government agencies, which contract with New Horizons to provide training in personal computer and software applications to their personnel. Most of the classes are held at New Horizons' facilities. However, in response to the needs of its customers, New Horizons also provides instruction at client offices. All training is instructor-led, with approximately 70% being conducted at the training centers and 30% at client locations.

     Franchising Operations. New Horizons has adopted a strategy of both franchising and owning computer training centers. New Horizons began offering franchise territories in 1992, and as of September 28, 1996, there were 143 training centers world-wide including Company-owned locations in New York, Chicago, Cleveland, Los Angeles and Santa Ana, California. Of these 143 training centers, 38 were located outside the United States. Franchising allows New Horizons to expand the number of centers and penetrate markets more quickly and with less capital than developing company-owned stores.

     Franchisees are selected on the basis of various factors, including business background, experience and financial resources. A new franchise owner undergoes an intensive training program, receiving in-depth instruction in sales, marketing, computer training and the management of a computer training facility. New Horizons also provides franchisees with sales, management, advertising and technical support. In the United States, New Horizons sells only one franchise within a defined geographic area. U.S. franchisees pay an initial franchise fee and royalty and advertising fees based on both gross training revenues and gross sales of courseware. Each U.S. franchise is awarded for an initial term of 10 years, and is renewable for additional five year terms.

     In its international franchising activities, the Company typically enters into master franchise agreements providing franchisees with the right to award sub-franchises to other parties within a particular country. Under the terms of these master franchise agreements, the franchisee commits to open or cause to be opened a specified number of locations with a specified timeframe. The Company shares with the franchisee in the proceeds of subsequent sales of individual franchises, and also receives a percentage of the royalties received by the master franchisee. The Company has established master franchise relationships in the countries of Brazil, Mexico, Japan, New Zealand, Malaysia, Saudi Arabia, Spain and South Africa. The Company has also entered into individual franchise agreements with foreign franchisees similar to those entered into in its domestic franchising activities, and anticipates that these individual franchise arrangements may become more prevalent in the future.

     The offer and sale of franchises are subject to regulation by the United States Federal Trade Commission and certain foreign countries. There also exist numerous state laws that regulate the offer and sale of franchises and business opportunities, as well as the ongoing relationship between franchisers and franchisees, including the termination, transfer and renewal of franchise rights. The failure to comply with these laws could adversely affect the Company's operations.

     Customers and Marketing. Although New Horizons' courses are open to any person desiring to receive training in the use of computer related software and applications, customers for the training provided at New Horizons' operated and franchised computer training centers are predominantly employer-sponsored individuals from a wide range of corporations, professional service organizations, government agencies and municipalities. No single customer accounted for more than 10% of New Horizons revenues during 1995. According to a survey conducted by International Data Corporation, worldwide revenues for the computer information training industry approached $15 billion in 1995 and are expected to grow to almost $27 billion by 2000. Although very fragmented, the industry is expected to produce annual growth rates of 13%. The majority of all company-sponsored computer education and training is currently supplied through the use of in-house training staffs.

     The Company believes that there is a trend in the United States toward out-sourcing non-core operations, such as computer training, as a means of increasing corporate efficiency and competitiveness. The Company believes that this trend has been accelerated in recent years by corporate downsizing, which has resulted in increased training requirements for employees who must perform an increasing variety of computer-based tasks requiring knowledge of multiple software applications and technologies. In addition, customer demand for computer training services has increased as a result of rapid technological change in the information technology industry. Technological developments in recent years have resulted in significant increases in the use of computer networks in business, a related shift away from mainframe systems to personal computer based systems, the continuous introduction of new hardware and software and the growth of the Internet.

     New Horizons markets its services primarily through account executives who utilize telemarketing to target and contact potential customers. New Horizons has also recently established a major accounts program designed to market computer training services to large companies which have facilities throughout the United States. Although national marketing efforts are conducted, a training center's success depends upon execution at the local level.

     Competition. The computer information technology training and education industry is highly fragmented. Computer education and training is supplied primarily by in-house training departments, national personal computer training companies such as ExecuTrain, Catapult, Learning Tree and Productivity Point International, small local independents, computer dealers and superstores and computer resellers. New Horizons believes that competition in the industry is based on a number of factors, including price, the quality of the instructors and the training program itself, as well as the program's flexibility and convenience.

     Training Authorization. New Horizons is authorized to provide certified training by more than 30 software publishers, including Microsoft, Novell, Apple and Sun Microsystems. The industry's major software vendors have decided they should not be in the training business but should support their products by having independent training companies train their customers using a system of standards and performance criteria that ensures the highest quality. In support of these vendors, New Horizons has built the largest network of authorized Microsoft and Novell training centers in the world. The Company is an authorized trainer for more software publishers than other training companies, with 68 Novell (NAEC), 59 Microsoft (ATEC), and 13 Lotus (LAEC) authorized centers worldwide. Market leading companies such as Microsoft, Novell, Apple and Lotus all recognize the quality, consistency and worldwide reach of new Horizons training. Training center authorization is the industry's seal of approval. The authorization agreements are typically annual in length and are renewable at the option of the publishers. While New Horizons believes that its relationship with software publishers are good, the loss of any one of these agreements could have a material adverse impact on its business.

     Employees. As of September 28, 1996, New Horizons employed 465 individuals, consisting of 178 computer instructors, 163 account executives and 124 in the administration and executive areas. None of these employees are represented by a labor organization. New Horizons considers relations with its employees to be satisfactory.

     Properties. The Company's corporate headquarters are currently located in a 36,600 square foot facility in Morganville, New Jersey pursuant to a lease which expires in 2003. The lease gives the Company an option to extend its tenancy for the entire facility for an additional five year period. If the Sale of Handex Environmental is consummated, the Company will only occupy approximately 1,500 square feet of this space pursuant to a sublease which will run for six months with a right to renew for an additional six months. New Horizons' headquarters and primary training centers are located in Santa Ana and Irvine, California, pursuant to leases which expire in 1997 and 2001, respectively. As of September 30, 1996, New Horizons conducted business at six leased facilities located in California, Illinois, New York and Ohio. The Company believes that its properties are well maintained and are adequate to meet current requirements and that suitable additional or substitute space will be available as needed to accommodate any expansion of operations and for additional offices if necessary.

     Litigation and Insurance. From time to time New Horizons is party to certain legal proceedings arising in the ordinary course of its business. The Company does not believe that the outcome of such litigation will have a material adverse effect on its results of operations or financial condition.

     Under the terms of the Agreement, the Company is required to indemnify ECB against liabilities arising out of pending litigation. See "The Proposed Sale of Handex Environmental -- Description of the Agreement and the
Sale -- Indemnification."

     The Company maintains liability insurance in amounts it believes to be adequate based on the nature of its business. While the Company believes that New Horizons operates its business safely and prudently, there can be no assurance that liabilities incurred with respect to a particular claim will be covered by insurance or, if covered, that the dollar amount of such liabilities will not exceed coverage limits.

     Trademarks. The Company has a registered trademark incorporating a stylized version of the "New Horizons" name and has certain other registered trademarks. The Company believes that the New Horizons name and trademark are important to its business. The Company is not aware of any pending or threatened claims of infringement or challenges to the Company's right to use its trademarks or the New Horizons name in its business.

                   DESCRIPTION OF THE ENVIRONMENTAL BUSINESS

     Handex Environmental is a wholly-owned subsidiary of the Company which, through its subsidiaries -- Handex Environmental Management, Inc., Handex of New Jersey, Inc., Handex of New England, Inc., Handex of Maryland, Inc., Handex of the Carolinas, Inc., Handex of Florida, Inc., Handex of Ohio, Inc., Handex of Illinois, Inc., Handex of Colorado, Inc., and Handex of Pennsylvania, LLC (collectively "Handex Environmental") -- provides a comprehensive solution to hydrocarbon contamination of groundwater and soil at CERCLA, RCRA and UST sites. Handex Environmental's full service approach addresses the entire remediation process, from detection and delineation to recovery and treatment. Specific services include detailed site assessments, analysis of groundwater and soil contamination, development and installation of on-site recovery systems, permitting services, maintenance and monitoring of recovery systems and complete documentation of all services and systems. Handex Environmental also provides environmental dewatering services to petroleum producers and suppliers. In late 1988 Handex Environmental introduced environmental site assessment services at industrial sites, primarily in the State of New Jersey, and subsequently increased its capability to perform other types of remediation projects through the acquisition of sludge dewatering equipment.

     Handex Environmental's primary clients continue to be the major petroleum companies which store petroleum products in underground storage tanks. While the bulk of Handex Environmental's underground storage tank and related services remained concentrated at retail gasoline stations during the fiscal year ended December 30, 1995 ("1995"), Handex Environmental continued to pursue and obtained additional work at bulk petroleum storage terminals, refineries and industrial sites. During 1995, Handex Environmental won and executed a series of significant contracts throughout the country. Most of the work on these projects involved disciplines and services new to Handex Environmental. The projects included two superfund sites -- one in Florida and one in North Carolina, a series of landfill jobs in Texas, Maryland, Delaware and New Hampshire, and a variety of jobs involving large scale industrial cleanups. These projects generated over $10,000,000 in gross operating revenues in 1995.

     Through 1991, Handex Environmental operated primarily through offices located in New Jersey, Florida, Massachusetts and Maryland. Beginning in 1990 through 1996, Handex Environmental expanded its operations opening area offices in Pennsylvania, New York, Illinois, North Carolina, Missouri, Ohio, Georgia, Indiana and three additional area offices in Florida. Handex also acquired a small groundwater remediation business in Palm Springs, Florida through merger, and acquired certain assets of a local environmental concern in Tampa, Florida. The area offices differ from Handex Environmental's other locations in that they do not have their own remediation capability. When such services are needed, they are provided by Handex Environmental's larger offices or by subcontractors.

     In 1995, the environmental remediation market was characterized by intense price-based competition. Handex Environmental believes this condition will continue to be the single, dominant factor in the market in the future. In recent years, Handex Environmental's business has been helped considerably by the cost reimbursement program maintained by the State of Florida through the Florida Inland Protection Trust Fund. Toward the end of the first quarter of 1995, significant regulatory changes in Handex Environmental's Florida market adversely affected revenues from its Florida operations. These changes effectively narrowed the number and types of environmental clean-up expenditures which would be reimbursable from the Fund.

     Handex Environmental believes that the quality and comprehensive nature of its services, its focus on well defined markets, both geographically and in terms of services offered, and the response of governmental authorities to public concern with groundwater contamination are material to the success of its business. Handex Environmental currently conducts its groundwater remediation business through nine wholly-owned subsidiaries, Handex of New Jersey, Inc., Handex of Maryland, Inc., Handex of Florida, Inc., Handex of New England, Inc., Handex of the Carolinas, Inc., Handex of Illinois, Inc., Handex of Ohio, Inc., Handex of Colorado, Inc. and Handex of Pennsylvania, LLC. In addition, Handex Environmental performs other remediation services, such as sludge dewatering and facility decontamination, through its wholly owned subsidiary, Handex Environmental Management, Inc.

     Services. Handex Environmental provides its clients with comprehensive groundwater and soil assessment, and remediation services directed at contamination resulting from leaking underground storage tanks, petroleum distribution systems and related contamination sources. A Handex Environmental project team includes hydrogeologists, engineers, and risk management specialists working with its operations department, which includes environmental technicians, data collection specialists and remedial system installers and operators.

     A Handex Environmental project begins with the investigation of a confirmed or suspected petroleum release. The case hydrogeologist develops a data collection and analysis program for the site. Handex Environmental professionals collect and evaluate information pertaining to site geology, hydrogeology, the nature and distribution of contaminants, potential exposure pathways and receptors. This is accomplished by employing rapid assessment techniques such as cone penetrometer surveys, on-site chemical screening and analysis of soil and groundwater and traditional monitoring well installation. Through the analysis of field data and the results of the analysis of soil and groundwater samples, the hydrogeologist determines the extent of the contamination, soil characteristic and contaminant migration pathways. This information forms the basis for corrective action decisions.

     Based on the information collected during the site characterization process, Handex Environmental, in concert with its customer, determines the risk posed by the site. If the risk exposure is unacceptable, Handex Environmental may propose a soil and/or groundwater remediation program to reduce the level of contamination to within acceptable guidelines, or, it may instead focus on its modeling capability and regulatory knowledge to develop an argument that no further action is required.

     Handex Environmental has extensive experience designing and installing soil and groundwater remediation systems. A typical Handex Environmental remediation system can include groundwater extraction, soil vapor extraction, air sparging or some combination of the three. Groundwater and air treatment systems are designed to address site specific contaminant, concentrations and loading rates. Remediation equipment is often modified by Handex Environmental to enhance its performance and to provide an integrated system. The installation of the remediation system is performed by Handex Environmental's trained installation technicians. Handex Environmental's regulatory department specialists ensure compliance with Federal, state and local laws pertaining to the installation and operation of remediation systems.

     Once a remediation system is installed, Handex Environmental technicians monitor the performance of the system, collect water and soil samples and perform routine inspection, adjustment and maintenance to ensure proper operations. Handex Environmental monitors the progress of the remedial action until the clean-up goals have been achieved. Handex has over 600 projects currently being monitored. It provides groundwater data and analysis of such data to its customers and in some cases to various regulatory bodies to comply with certain individual state and local regulations.

     Emergency Response Capabilities. As a result of Handex Environmental's ability to provide comprehensive groundwater remediation services and the equipment necessary to perform such services, Handex Environmental is often called upon to respond to emergency spills or leaks by its customers or by state or local governmental bodies or agencies. Emergency situations involve the application of the various techniques used by Handex Environmental in providing groundwater remediation services in non-emergency situations. However, due to the need for prompt action as a result of the higher level of contamination which may be present and publicity concerning the problem, Handex Environmental's emergency response services typically involve a substantially greater initial commitment of personnel and equipment than routine projects.

     Environmental Dewatering Services. Handex Environmental provides environmental dewatering services to petroleum producers and suppliers who desire to replace underground storage tanks or petroleum distribution systems in areas where groundwater is located near the surface. Dewatering consists of pumping groundwater in order to reduce the water table elevation in a given area to a level sufficient to permit installation of new underground storage tanks or systems. Water generated during the dewatering process is generally contaminated with soluble components of gasoline and is treated through the use of mobile water treatment units employing separation and carbon adsorption prior to its discharge back into the environment.

     General Site Assessment and Remediation Services. Handex Environmental provides environmental site assessment services to its customers. The areas of environmental concern that need to be investigated in connection with a site assessment include underground storage tanks, groundwater and soil quality, areas of known hazardous spills, drum storage areas, lagoons and loading and unloading areas. In addition, the interiors of buildings on the site must also be examined. As areas of contamination are discovered, a cleanup plan is designed, approved by the appropriate regulatory authorities and implemented.

     Customers for environmental site assessment services have included potential buyers, owners and operators of various industrial and commercial facilities. In addition, banks and other financial institutions that provide financing to such owners and operators, as well as potential acquirers of such facilities, have requested environmental site assessments.

     Customers and Marketing. Handex Environmental's principal customers are major petroleum companies, which accounted for approximately 84.0%, 80.2% and 78.9% of Handex Environmental's net operating revenues in 1993, 1994 and 1995, respectively. Handex Environmental's three largest petroleum company customers, Amoco Oil Company, Exxon Company, U.S.A. and Shell Oil Company accounted for 15.9%, 12.5%, and 11.4%, respectively, of Handex Environmental's net operating revenues in 1995. Handex Environmental's level of business with those customers declined from its 1994 level, reflecting adverse economic conditions, regulatory changes, the introduction of Risk Based Corrective Action ("RBCA") in certain states and reduced funding for environmental services. The loss of business from any of its major customers or adverse changes in current regulations could have a material adverse effect on Handex Environmental.

     Handex Environmental currently performs approximately 80% of its work for petroleum companies at retail gasoline stations, although it does perform and continues to pursue, work at bulk petroleum terminals, pipelines, refineries and industrial sites from time to time. Handex Environmental's non-petroleum customers are primarily industrial clients and/or state and local governmental bodies or agencies which engage Handex Environmental to provide emergency response services. Most of Handex Environmental's jobs for petroleum companies are performed pursuant to purchase orders or non-exclusive contracts, neither of which provide for any minimum purchase requirements. Most customers now require Handex Environmental to bid on certain phases of recovery projects, and Handex Environmental believes that this trend will continue in the future. In addition, many customers of Handex Environmental now purchase certain services and equipment historically provided by or through Handex Environmental as part of its full service approach from other contractors. Handex Environmental believes the unbundling of services, such as laboratory testing and analysis, is an indication of the increasing focus by its customers on containing costs associated with environmental remediation projects.

     Handex Environmental historically charged its customers for the services of its employees on an hourly basis with few budgetary limitations, as well as for the cost of materials and equipment used in connection with its services. Starting in 1993, a majority of Handex Environmental's work has been performed under fixed price contracts and unit prices, and it is expected that this trend will continue.

     Handex Environmental historically marketed its services through its senior professional staff and executives who have focused primarily on existing customers. Since competition in the groundwater remediation services industry has increased substantially the past few years and is likely to continue to increase further, Handex Environmental has established a sales and marketing function with experienced professionals in this field. Since 1993, Handex Environmental has committed significant resources for sales and marketing activities.

     Competition. While many companies are engaged in various aspects of the soil and groundwater remediation services industry, only a few provide the full service approach to groundwater remediation provided by Handex Environmental in its principal geographic markets. There are, however, a large number of firms which provide consulting and assessment services with respect to hydrocarbon recovery and soil/groundwater remediation. In addition, a large number of firms perform remediation services, but these firms concentrate their operations on major spills, Superfund site cleanups, and the removal of substances such as polychlorinated biphenyls ("PCBs") and asbestos. There are also numerous small independent pump and tank contractors which remove contaminants and transport them to hazardous waste sites or other storage facilities. These contractors collectively have a significant share of the market for such services.

     The increasing focus on lower remediation costs by major consumers of environmental services has heightened competition in the soil/groundwater remediation services industry and this trend will likely continue as the industry matures, as other companies enter the market and expand the range of services which they offer and as Handex Environmental and its competitors move into new geographic markets. For example, major engineering and consulting companies are becoming increasingly involved in the engineering related aspects and subsequent remediation of hazardous waste sites. It is also likely that some of the major consulting firms will expand their groundwater remediation services and compete directly with Handex Environmental. Competition from these larger companies could have a material adverse effect on Handex Environmental's business. Further, competition from small firms which offer a more limited range of services but which can compete effectively on price has and may continue to adversely affect Handex Environmental's profitability by reducing its margins.

     Handex Environmental historically responded to competition on the basis of its ability to provide a comprehensive response to the problems of soil/groundwater contamination and the quality of its services, rather than on the price of its services. However, Handex Environmental believes that price has now become of primary importance to its customers, and believes that it must compete on this basis. Handex Environmental also believes that the quality of its services continues to be an important competitive factor.

     Environmental Legislation. The current demand for Handex Environmental's soil/groundwater remediation services is a result of a number of overlapping Federal, state and local laws concerned with the protection of human health and the environment, as well as regulations promulgated by administrative agencies thereunder. The principal Federal statutes affecting groundwater include the Safe Drinking Water Act of 1974, the Resource Conservation and Recovery Act of 1976 ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). One of the more important Federal regulatory developments relating to Handex Environmental's business occurred in September 1988 when the EPA issued comprehensive regulations under RCRA governing underground storage tanks containing hazardous substances or petroleum. Such regulations require the owners of underground storage tanks to upgrade or close existing tanks within 10 years, and to install release detection equipment on existing tanks over a five-year period. Such regulations also require all new tanks which are installed to have protection against spills, overflows and corrosion. In addition, such regulations also prescribe the procedures by which tank owners and operators should investigate and report confirmed or suspected releases from tanks, and if applicable, proceed with corrective actions.

     Many of the foregoing Federal statutes encourage significant state involvement in their administration and enforcement, and various states have been authorized by the Environmental Protection Agency to implement their own underground storage tank programs. Various states have also enacted their own statutes designed to protect and restore environmental quality and to deal directly with the problem of soil and groundwater contamination. The state statutes and regulations are in some cases, different or more stringent than their Federal counterparts, and Handex Environmental believes that statutes and regulations enacted at the state level have had a greater impact on the demand for its services than those enacted at the Federal level. Some examples of such state statutes include New Jersey's Spill Compensation and Control Act, Environmental Clean Up Responsibility Act and its Underground Storage of Hazardous Substances Act, Maryland's Hazardous Substance Spill Response Law, Florida's Water Quality Assurance Act and the Florida Inland Protection Trust Fund. The Florida Inland Protection Trust Fund, which had helped considerably Handex Environmental's business in Florida up through 1994, was revised by the Florida legislature in early 1995 and now requires site prioritization and prior approval of costs by the Florida Department of Environmental Protection for reimbursement of cleanup expenditures.

     Employees. As of September 28, 1996, the number of employees at Handex Environmental, including the corporate staff at Handex Corporation, was 510 employees. Of these, 265 are skilled professionals (hydrogeologists, geologists, environmental scientists and field technicians), 133 are non-professional technical support personnel, and 112 are administrative and executive personnel.

     Handex Environmental attempts to meet its need to attract and retain highly skilled professionals both by training hydrogeologists and geologists in the field of hydrocarbon recovery and groundwater cleanup and by recruiting qualified candidates from other companies, governmental agencies and colleges and universities.

     None of Handex Environmental's employees are represented by a labor organization. Handex Environmental considers relations with its employees to be satisfactory.

                           COMMON STOCK MARKET PRICES

     The Handex Common Stock is traded in the over-the-counter market under the symbol "HAND". The following table sets for the high and low closing sales prices per share of Handex Stock as reported on the NASDAQ National Market System for the periods indicated. During such periods, Handex did not declare or pay any cash dividends.

                                  1994                               HIGH      LOW
        ----------------------------------------------------------   ----      ---
        First Quarter.............................................   8 1/2     6 1/4
        Second Quarter............................................   7 1/2     6
        Third Quarter.............................................   9 3/8     7
        Fourth Quarter............................................   8 5/8     6 1/4

                                  1995                               HIGH      LOW
        ----------------------------------------------------------   ----      ---
        First Quarter.............................................   9         7
        Second Quarter............................................   8 1/4     4 1/2
        Third Quarter.............................................   8 1/8     6 1/2
        Fourth Quarter............................................   7 3/8     4 5/8

                                  1996                               HIGH      LOW
        ----------------------------------------------------------   ----      ---
        First Quarter.............................................    5 3/4    4 7/8
        Second Quarter............................................   11 1/2    5 1/8
        Third Quarter.............................................   11 3/8    6 3/4
        Fourth Quarter (through November 26, 1996)................   12 1/8    9 3/4

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Since its August 1994 acquisition of New Horizons Learning Center, Inc. and New Horizons Franchising, Inc., the Company has operated in two distinct lines of business. Through the Environmental Subsidiaries, the Company has provided its customers with a comprehensive solution to hydrocarbon contamination of groundwater and soil due to leaking underground storage tanks, petroleum distribution systems and related contamination sources. Through New Horizons, the Company operates computer training centers in the United States and franchises computer training centers in the United States and abroad.

     On November 4, 1996, the Company signed the Agreement with ECB providing for the sale of Handex Environmental to ECB. The sale is subject to stockholder approval and is expected to be completed by the end of fiscal 1996. Upon completion of the Sale, the Company will no longer operate in the environmental business segment. The Company anticipates recognizing a loss on the disposal of Handex Environmental in the approximate amount of $7.3 million. The components of this loss, which was recognized during the third quarter of fiscal 1996, include $4.6 million in valuation reserves on the Promissory Note and the Preferred Stock, a $1.7 million write-off of goodwill associated with the environmental business, and $966,000 in transaction costs.

     As a result of the Company's decision to enter into the Agreement, the operations of its environmental business segment have been classified as a discontinued operation for financial reporting purposes for the three-and nine-month periods ended September 28, 1996. More detailed information concerning the operations of the environmental segment for such periods is set forth in Note 3 of the Notes to the Company's Condensed Consolidated Financial Statements set forth elsewhere in this proxy statement.

     The discussion that follows highlights the business conditions and certain financial information specific to each of the two business segments.

     Environmental Business Segment. The Company conducts the environmental segment of its business through Handex Environmental.

     Net operating revenues include fees for services provided directly by Handex Environmental, and fees for arranging for subcontractors' services, as well as proceeds from the rental and sale of equipment. Handex Environmental, in the course of providing its services, routinely subcontracts for outside services such as soil cartage, laboratory testing and other specialized services. These costs are generally passed through to clients and, in accordance with industry practice, are included in total operating revenues. Because subcontractor services can change significantly from project to project, changes in total operating revenues may not be truly indicative of business trends. Accordingly, Handex Environmental views net operating revenues, which is total operating revenues less the cost of subcontractor services, as its primary measure of revenue growth.

     Cost of net operating revenues includes professional salaries, other direct labor, material purchases and certain direct and indirect overhead costs. Selling, general and administrative expenses include management salaries, sales and marketing salaries and expenses, and clerical and administrative overhead.

     During 1996, Handex Environmental's operation continued to be affected by trends which have developed in recent years. Administrative costs have increased as a result of the increasing desire of Handex Environmental's customers for more detailed information concerning the status of their environmental projects. Handex Environmental's marketing costs have increased due to the effects of increased competition in the environmental industry and Handex Environmental's strategy to diversify its client base.

     Handex Environmental's customers have become increasingly cost conscious during recent periods in part due to their own financial constraints. To date, this cost consciousness on the part of customers has manifested itself primarily in three areas: (i) the manner in which Handex Environmental obtains its business and charges for its services; (ii) the use of other contractors to provide certain services traditionally provided by Handex Environmental; and
(iii) an increasing preference to purchase, rather than lease, remediation equipment.

     Over the last four years, Handex Environmental has experienced a significant increase in customer demand for competitive bidding and/or fixed price contracts. During the first nine months of 1996, a majority of Handex Environmental's work was performed under fixed price contracts and unit prices. Price has become the primary factor in the environmental remediation services market.

     A majority of Handex Environmental's major customers now purchase from other contractors equipment and certain services, such as laboratory analyses, which were formerly provided by or through Handex Environmental as part of its full service approach.

     Handex Environmental's quarterly results may fluctuate from period to period. Among the principal factors influencing quarterly variations are weather, which may limit the amount of time Handex Environmental's professional and technical personnel have in the field; the addition of new professionals who require training and initially bill a lower percentage of their time; the timing of receipt of discharge and other permits necessary to install dewatering and recovery systems, and the opening of new offices, which initially have higher expenses relative to revenues than established offices.

     In recent years, Handex Environmental's business has been helped considerably by the cost reimbursement program maintained by the State of Florida through the Florida Inland Protection Trust Fund ("Fund"). During the first quarter of 1995, the Fund was revised by the Florida legislature and now requires site prioritization and prior approval of costs by the Florida Department of Environmental Protection for reimbursement of cleanup expenditures. These revisions, which were intended to assure its economic integrity, have significantly limited the number and types of environmental cleanup expenditures which would be reimbursable from the Fund and have therefore adversely affected Handex Environmental's operating results in Florida and its overall operating results in 1995 and the first nine months of 1996. During 1995, Handex Environmental acquired certain assets of a local environmental concern in Florida in a strategic move to partially offset the revenue loss resulting from revisions to the Fund's reimbursement program.

     Educational Business Segment. The Company operates the educational segment of its business through New Horizons.

     There are two distinct businesses in the educational segment; one operates wholly-owned computer training centers, and the second, supplies systems of instruction, sales and management concepts concerning computer training to independent franchisees.

     Revenues for the computer training centers operated by New Horizons consist primarily of training fees and fees derived from sales of courseware materials. Cost of sales consists primarily of instructors' salaries and benefits, facilities costs such as rent, utilities and classroom equipment, courseware, and computer hardware, software and peripherals. Selling, general and administrative expenses consist primarily of costs associated with technical support personnel, facilities support personnel, scheduling personnel, training personnel, accounting and finance support and sales executives.

     Revenues for the franchising operation consist primarily of initial franchise fees associated with the sale of a franchise, royalty and advertising fees based on a percentage of franchisee gross training revenues, and percentage royalties received on the gross sales of courseware. Cost of sales consists primarily of costs associated with franchise support personnel who provide system guidelines and advice on daily operating issues including sales, marketing, instructor training and general business problems. Selling, general and administrative expenses consist primarily of technical support, courseware development, accounting and finance support, national account sales support, and advertising expenses.

RESULTS OF OPERATIONS. FIRST NINE MONTHS OF 1996 VERSUS FIRST NINE MONTHS OF
1995

     The operating results for both segments of the business for the first nine months of 1996 have been restated to reflect the educational segment's (continuing) operating results, corporate expenses and interest income which were previously reported in the environmental segment's (discontinued) results prior to its being designated a discontinued operation.

     Net Operating Revenues of Discontinued Operations. Handex Environmental's net operating revenues decreased $846,000 or 7.2% for the third quarter of 1996 and declined $1,796,000 or 5.1% for the first nine months of 1996 compared with the same periods for 1995. The decline in revenues in the quarter was due principally to continued intense competition in the environmental services market and the phase-in of the 1995 change in the reimbursement regulations in Florida which effectively delayed work on eligible projects. In addition, severe weather conditions during the first quarter cause work cancellations and adversely affected net operating revenues for the first nine months of 1996. All of the Environmental Subsidiaries experienced a decline in net operating revenues ranging from 4.9% to 47.6% during the third quarter and the first nine months of 1996, except for the Illinois and Colorado subsidiaries which reported an increase in net operating revenues ranging from 22.9% to 70.8% and the Maryland subsidiary which reported an increase in net operating revenues of 4.6% for the first nine months of 1996.

     Excluding offices which were opened in 1995 and 1996, Handex
Environmental's net operating revenues declined $1,193,000 or 10.5% for the third quarter of 1996, and declined $3,193,000 or 9.3% for the first nine months of 1996 compared with the same periods in 1995.

     Cost of Net Operating Revenues of Discontinued Operations. Handex Environmental's cost of net operating revenues decreased $492,000 or 6.2% for the third quarter of 1996 and increased $649,000 or 2.8% for the first nine months of 1996 compared with the same periods for 1996. As a percentage of net operating revenues, cost of net operating revenues increased to 68.6% for the third quarter of 1996 and increased to 72.4% for the first nine months of 1996 from 67.8% and 66.8% respectively, for the same periods in 1995. The decrease in cost of net operating revenues for the third quarter of 1996 was due principally to lower personnel costs associated with the staff reductions implemented in the third quarter of 1995 and the first quarter of 1996, lower depreciation expenses and lower expenses associated with lower net operating revenues. The increase in cost of net operating revenues for the first nine months of 1996 was due primarily to increased expenses in connection with large industrial projects including equipment rental and temporary personnel. The increase in cost of net operating revenues as a percentage of net operating revenues was due primarily to lower than expected net operating revenues.

     Gross Profit of Discontinued Operations. Handex Environmental's gross profit decreased $354,000 or 9.4% for the third quarter of 1996 and decreased $2,445,000 or 21.0% for the first nine months of 1996 compared with the same period for 1995. As a percentage of net operating revenues, gross profit declined to 31.4% for the third quarter of 1996 and to 27.6% for the first nine months of 1996, from 32.2% and 33.2% respectively, for the same periods for 1995. The decrease in gross profit, both in absolute dollars and as a percentage of net operating revenues, was due principally to the lower than expected net operating revenues and lower margins associated with the large industrial projects.

     Selling, General and Administrative Expenses of Discontinued
Operations. Handex Environmental's selling, general and administrative expenses decreased $726,000 or 19.4% for the third quarter of 1996 and decreased $1,373,000 for the first nine months of 1996 compared with the same periods for 1995. As a percentage of net operating revenues, selling, general and administrative expenses decreased to 27.7% for the third quarter of 1996 and to 28.1% for the first nine months of 1996, from 31.9% and 30.6% respectively, for the same periods for 1995. The decrease in selling general and administrative expenses, both in absolute dollars and as a percentage of net operating revenues was due primarily to the staff reductions implemented in the third quarter of 1995 and the first quarter of 1996 and other cost containment measures. The 1996 quarter included an additional provision for bad debts in the amount of $250,000. The 1995 quarter also included a provision for staff reduction in the amount of $301,000.

     Operating Income (Loss) of Discontinued Operations. Handex Environmental's operating income increased $372,000 or 1,197.7% for the third quarter of 1996 compared with the same period for 1995. For the first nine months of 1996, Handex Environmental's operations resulted in an operating loss of $152,000 compared with an operating income of $920,000 for the same period for 1995. As a percentage of net operating revenues, operating income rose to 3.7% for the third quarter of 1996 from 0.3% for the same period for 1995. The increase in operating income both in absolute dollars and as a percentage of net operating revenues for the third quarter of

1996 was the result of the cost containment measures, including staff reductions mentioned earlier. For the first nine months of 1996, the decrease in operating income was due principally to the lower than expected net operating revenues.

     Revenues of Continuing Operations. Revenues increased $4,477,000 or 74.5% for the third quarter of 1996 and $12,824,000 or 76.5% for the first nine months of 1996 compared with the same periods of 1995. Revenues at company-owned locations and from its franchising operations for the 1996 periods were significantly higher compared with the same periods in 1995. System-wide revenues for the third quarter rose to $51,817,000 from $27,610,000 for the same period in 1995, and to $138,073,000 for the first nine months of 1996, from $70,554,000 for the same period in 1995. System-wide revenues include revenues from both franchised locations and company-owned training centers.

     Revenues for both periods in 1996 included the results of the Cleveland training center which the Company began consolidating effective the beginning of fiscal 1996 when the company assumed full control of the operations.

     Cost of Revenues of Continuing Operations. Cost of revenues increased $1,873,000 or 55.8% for the third quarter of 1996 and increased $5,392,000 or 58.5% for the first nine months of 1996 compared to the same periods in 1995. As a percentage of revenues, cost of revenues declined to 49.9% for the 1996 quarter and to 49.4% for the first nine months of 1996, from 55.9% and 55.0% respectively, for the same periods in 1995. The increase in costs of revenues was due primarily to higher training, courseware and depreciation expenses and costs associated with the Cleveland operations. The decline in cost of revenues as a percentage of revenues was due principally to the higher level of revenues.

     Gross Profit of Continuing Operations. Gross profit increased $2,604,000 or 98.3% for the third quarter of 1996 and increased $7,433,000 or 98.7% for the first nine months of 1996 compared with the same periods for 1995. As a percentage of revenues, gross profit rose to 50.1% for the 1996 quarter and to 50.6% for the first nine months of 1996, from 44.1% and 45.0% respectively for the same periods in 1995. The increase in gross profit both in absolute dollars and as a percentage of revenues was due principally to the significant growth in training and franchising revenues.

     Selling, General and Administrative Expenses of Continuing
Operations. Selling, general and administrative expenses increased $1,020,000 or 27.2% for the third quarter of 1996 and increased $4,985,000 or 57.0% for the first nine months of 1996, compared with the same periods for 1995. As a percentage of revenues, selling, general and administrative expenses declined to 45.4% for the 1996 quarter and to 46.4% for the first nine months of 1996 from 62.3% and 52.2% respectively for the same periods for 1995. The increase in selling, general and administrative expenses was due principally to increased spending in the areas of sales and marketing, national advertising, the implementation of a Major Accounts Program, franchise support for domestic and international operations and expenses associated with the Cleveland operations. In addition, selling, general and administrative expenses for the 1995 periods included a provision for an investment loss and an asset write-off in the aggregate of $812,000.

     Selling, general and administrative expenses for both the 1996 and 1995 periods have been restated to include certain corporate expenses which were previously reported in the discontinued environmental segment.

     Interest Income/(Expense) of Continuing Operations. Interest income represents amounts which were previously reported in the discontinued environmental segment. Interest income decreased $4,000 or 8.3% for the 1996 quarter and $65,000 or 34.2% for the first nine months of 1996 compared with the same periods of 1995. As a percentage of revenues, interest income declined to 0.4% for both the quarter and the first nine months of 1996, from 0.8% and 1.1% respectively, for the same periods in 1995. The decline in interest income, both in absolute dollars and as a percentage of revenues, was due mainly to the utilization of the cash reserves to satisfy the working capital needs of the discontinued environmental segment.

     Interest expense increased $77,000 or 350.8% for the 1996 quarter and increased $156,000 or 219.3% for the first nine months of 1996, compared with the same periods in 1995. As a percentage of revenues, interest expense rose to 0.9% for the 1996 quarter and to 0.8% for the first nine months of 1996, from 0.4% for both periods in 1995. The rise in interest expense, both in absolute dollars and as a percentage of revenues, was due mainly to purchases of equipment under capital lease arrangements.

     Income Taxes of Continuing Operations. The provision for income taxes as a percentage of income before income taxes was 40.6% for the 1996 quarter compared with a provision for income tax benefit of 36.9% for 1995. For the first nine months of 1996, the provision for income taxes as a percentage of income before income taxes was 44.9% compared with a provision for income tax benefit of 41.0%. The increase in the provision for income taxes (benefits) as a percentage of income (loss) before income taxes was due principally to higher foreign income taxes and lower tax-free interest income.

     Net Income (Loss) of Continuing Operations. Net income for the 1996 quarter was $260,000 compared to a net loss of $672,000 for 1995. For the first nine months of 1996, net income was $622,000 compared with a net loss of $648,000 for 1995. Included in the 1995 results were both a provision for a loss in an investment and an asset write-off in the aggregate of $812,000.

RESULTS OF OPERATIONS. 1995 VERSUS 1994

     Net Operating Revenues. Consolidated net operating revenues increased $17,683,0000 or 33.6% in 1995 compared to 1994. Consolidated net operating revenues of $70,254,000 in 1995 consisted of Handex Environmental's net operating revenues of $46,521,000 (66.2% of consolidated net operating revenues) and New Horizons' net operating revenues of $23,733,000 (33.8% of the consolidated net operating revenues).

     Handex Environmental's net operating revenues decreased $61,000 or 0.1% in 1995 compared to 1994. Excluding operating locations which were opened in 1995 and 1994, Handex Environmental's net operating revenues declined $2,348,000 or 5.2% in 1995 compared to 1994. The decline in revenues came from Handex Environmental's operating subsidiaries in New Jersey, Maryland, Illinois and Florida, with the Florida subsidiary accounting for over 65% of the decline in revenues. Handex Environmental's operating results in its Florida operations and as a whole, were adversely impacted by the revisions in early 1995 to the Florida Inland Protection Trust Fund which effectively limited the types of environmental cleanup expenditures which would be reimbursable under the Fund. Handex Environmental's net operating revenues from its New Jersey, Maryland and Illinois markets were adversely impacted by intense price-competition. The operations of Handex Environmental's subsidiaries in Massachusetts, Ohio and Colorado registered revenue growth ranging from 13% in New England to 109% in Colorado.

     New Horizons' net operating revenues increased $17,744,000 or 296.3% in 1995 compared to 1994 (1994 net operating revenues were for the period August 15, 1994 through December 31, 1994). In February 1995, New Horizons bought back and converted the New York franchise to a company-owned operation. The New York operations contributed $2,238,000 in net operating revenues for the year.

     Cost of Net Operating Revenues. Consolidated cost of net operating revenues increased $12,200,000 or 37.1% in 1995 compared to 1994. As a percentage of consolidated net operating revenues, the consolidated cost of net operating revenues increased to 64.1% in 1995, from 62.5% in 1994. Consolidated cost of net operating revenues of $45,066,000 in 1995 consisted of Handex Environmental's $31,902,000 (70.8% of consolidated cost of net operating revenues) and New Horizons' $13,164,000 (29.2% of consolidated net operating revenues).

     Handex Environmental's cost of net operating revenues increased $2,306,000 or 7.8% in 1995 compared to 1994. As a percentage of its net operating revenues, Handex Environmental's cost of net operating revenues increased to 68.6% in 1995 from 63.5% in 1994. The increase in cost of net operating revenues, both in terms of absolute dollars and as a percentage of net operating revenues, was due primarily to a combination of lower than expected net operating revenues and higher employee related expenses.

     New Horizons' cost of net operating revenues increased $9,894,000 or 302.6% in 1995 compared to 1994 which was for the period August 15, 1994 through December 31, 1994. As a percentage of its net operating revenues, New Horizons' cost of net operating revenues increased to 55.5% in 1995 from 54.6% in 1994. The increase in cost of net operating revenue dollars was due primarily to the 1994 period consisting only of four and one-half months compared to a full year for 1995. The increase in cost of net operating revenues as a percentage of net operating revenues was due primarily to higher personnel and facilities costs and higher operating costs relative to revenues associated with New Horizons' start-up operations in Chicago and New York.

     Gross Profit. Consolidated gross profit increased $5,483,000 or 27.8% in 1995 compared to 1994. Consolidated gross profit of $25,188,000 consisted of Handex Environmental's contribution of $14,619,000 (58.0% of consolidated gross profit) and New Horizons' contribution of $10,569,000 (49.0% of consolidated gross profit). As a percentage of consolidated net operating revenues, consolidated gross profit declined to 35.9% in 1995 from 37.5% in 1994.

     Handex Environmental's gross profit decreased $2,367,000 or 13.9% in 1995 compared to 1994. As a percentage of its net operating revenues, Handex Environmental's gross profit declined to 31.4% in 1995, from 36.5% in 1994. The decrease in gross profit, both in terms of absolute dollars and as a percentage of net operating revenues, was due primarily to a combination of lower than expected net operating revenues and higher employee related expenses and lower margins on industrial jobs.

     New Horizons' gross profit increased $7,850,000 or 288.6% in 1995 compared to 1994 (four and one half month period). As a percentage of its net operating revenues, New Horizons' gross profit declined to 44.5% in 1995 from 45.4% in 1994. The increase in gross profit dollars in 1995 compared to 1994 was due principally to the 1994 period being significantly shorter than 1995. The decline in gross profit as a percentage of net operating revenues was due principally to higher facilities and employee related expenses and the expected lower gross profit relative to revenues associated with New Horizons' start-up operations in Chicago and New York.

     Selling, General and Administrative Expenses. Consolidated selling, general and administrative expenses increased $7,825,000 or 48.4% in 1995 compared to 1994. Of the consolidated selling, general and administrative expenses of $24,008,000, Handex Environmental incurred $14,751,000 (61.4% of consolidated selling, general and administrative expenses) and New Horizons incurred $9,257,000 (38.6% of consolidated selling, general and administrative expenses).

     Handex Environmental's selling, general and administrative expenses increased $802,000 or 5.7% in 1995 compared to 1994. As a percentage of its net operating revenues, Handex Environmental's selling, general and administrative expenses increased to 31.7% in 1995 from 29.9% in 1994. The increase in selling, general and administrative expenses both in terms of absolute dollars and as a percentage of its net operating revenues was due primarily to lower than expected net operating revenues combined with increased costs related to its sales and marketing function and the new offices opened in 1995 and 1994.

     New Horizons' selling, general and administrative expenses increased $7,024,000 or 314.6% in 1995 compared to 1994 (four and one half month period). As a percentage of its net operating revenues, New Horizons' selling, general and administrative expenses increased to 39.0% in 1995, from 37.3% in 1994. The increase in New Horizons' in selling, general and administrative expense dollars was primarily due to the 1994 period being significantly shorter than 1995 and increased sales and marketing expenses. As a percentage of its net operating revenues, New Horizons' selling, general and administrative expenses increased primarily due to the lower revenues associated with its start-up operations in Chicago and New York.

     Provision for Loss in a Joint Venture, Asset Write-Off and Termination Expenses. In the third quarter of 1995, the Company recognized pre-tax charges totaling $1,113,000 or 1.6% of consolidated net operating revenues. Of this amount, $301,000 related to Handex Environmental and $812,000 pertained to New Horizons.

     In response to the softness in the environmental services market, Handex Environmental undertook a reduction in its work force and accordingly recorded a charge totaling $301,000, representing payments to employees who were released.

     The Company, through one of its educational subsidiaries, has a minority interest in a limited liability company that was formed to operate a New Horizons' training center in Cleveland, Ohio. In accordance with the limited liability company agreement, the Company, in addition to its asset and capital contributions, is obligated to and provided financing for certain working capital requirements of the limited liability company. During the third quarter of 1995, an affiliate of the majority member in the limited liability company filed for bankruptcy. The Company recorded a charge in the amount of $650,000, representing the funds it had loaned to the limited liability company. The Company has been managing this operation pending the resolution of the bankruptcy issues pertaining to the venture's majority member. The Company also recorded a charge in the amount of $162,000, representing the unamortized portion of the developmental costs incurred for a management information system which was abandoned by New Horizons in the third quarter.

     Other Income/Expense. Interest expense for 1995 increased to $101,000 from $37,000 in 1994. The increase was primarily due to interest expense on New Horizons capital lease obligations resulting from fixed asset additions. As a percentage of consolidated net operating revenues, interest expense remained at 0.1% in 1995 and 1994. The Company has a credit facility with a commercial bank which has not been used since June 1991.

     Interest income decreased to $608,000 in 1995 from $789,000 in 1994. As a percentage of consolidated net operating revenues, interest income decreased to 0.9% in 1995 from 1.5% in 1994. The Company's interest income generated by its investment in tax-free notes and bonds declined significantly in 1995 compared to 1994 primarily due to the use of investment funds in the acquisition of New Horizons. The decline in interest income as a percentage of net operating revenues in 1995 was due to a combination of higher net operating revenues and lower interest income resulting from the reduced funds available for placement in tax-free investments.

     Other expenses in 1995 increased to $698,000 from $409,000 in 1994. Included in other expenses was goodwill amortization expense from the acquisition of New Horizons which amounted to $366,000 in 1995 and $132,000 in 1994 (a partial year). In addition, other expenses in 1995 included a higher provision for litigation expenses compared to 1994.

     Income Taxes. The provision for income taxes for 1995 was due primarily to foreign taxes, state income and franchise taxes of certain operating subsidiaries and certain non-deductible items for income tax purposes.

     Net Income (Loss). Consolidated net loss for 1995 amounted to $193,000 compared to a consolidated net income of $2,331,000 for 1994. As a percentage of consolidated net operating revenues, consolidated net loss was 0.3% compared to a consolidated net income of 4.4%.

     Handex Environmental's 1995 operations resulted in a net loss of $146,000 compared to a net income of $2,153,000 in 1994. This was due primarily to a combination of lower than expected revenues and higher employee related expenses.

     New Horizons operations for 1995 resulted in a net loss of $47,000 compared to a net income of $174,000 for the four and one half month period in 1994. This was due primarily to the one time charges totaling $812,000, discussed earlier and the less than anticipated results from the start-up operations in Chicago and New York.

RESULTS OF OPERATIONS. 1994 VERSUS 1993

     Net Operating Revenues. The Company's net operating revenues increased $13,858,000 or 35.8% in 1994 compared to 1993. Net operating revenues of $52,571,000 in 1994 included New Horizons net operating revenues of $5,989,000 for the period August 15, 1994 through December 31, 1994. These revenues represented 11.4% of the Company's total net operating revenues for 1994. Handex Environmental's net operating revenues of $46,582,000 reflect the improved market for environmental services during 1994, the impact of Handex Environmental's focused marketing initiatives, disciplined geographical expansion program and comprehensive personnel training programs which enhanced its competitiveness. Handex Environmental's net operating revenues increased $7,869,000 or 20.3% in 1994 compared to 1993. Each of Handex Environmental's subsidiaries which were in operation prior to 1993 reported revenue growth which totaled 13.5% in 1994 compared to 1993.

     New Horizons combined with Handex Environmental's subsidiaries which began operations in 1994 and 1993, contributed over 17% of the Company's net operating revenues for 1994.

     Cost of Net Operating Revenues. The Company's cost of net operating revenues for 1994 increased $8,120,000 or 32.8% compared to 1993. As a percentage of net operating revenues, the Company's cost of net operating revenues declined to 62.5% in 1994, from 63.9% in 1993. Cost of net operating revenues for New Horizons for 1994 amounted to $3,269,000 (54.6% of New Horizons' revenues) and accounted for 13.2% of the increase over last year. Handex Environmental's cost of net operating revenues, as a percentage of net operating revenues decreased to 63.5% from 63.9% in 1993. The increase in Handex Environmental's cost of net operating revenues in absolute dollars was primarily due to the hiring of additional employees, increases in materials and supplies purchased, other expenses related to the increase in the level of business and new offices opened in 1993 and 1994. As a percentage of net operating revenues, Handex Environmental's cost of net operating revenues declined mainly due to the growth in net operating revenues and improved utilization of staff resulting from its comprehensive training programs.

     Gross Profit. The Company's gross profit for 1994 increased $5,738,000 or 41.1% compared to 1993. As a percentage of net operating revenues, the Company's gross profit increased to 37.5% in 1994, from 36.1% in 1993. Gross profit from New Horizons included in 1994 amounted to $2,720,000 (45.4% of New Horizons' revenues) and accounted for 19.5% of the increase over last year. Handex Environmental's gross profit, as a percentage of net operating revenues, grew to 36.5%, from 36.1% in 1993. The improvement in Handex Environmental's gross profit, both in absolute dollars and as a percentage of its net operating revenues was due mainly to the growth in net operating revenues.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses for 1994 increased $3,986,000 or 32.7% compared to the same period last year. As a percentage of net operating revenues, the Company's selling, general and administrative expenses decreased to 30.8% in 1994, from 31.5% in 1993. New Horizons' operations incurred $2,233,000 in selling, general and administrative expenses (37.3% of New Horizons' revenues) and accounted for 18.3% of the increase over the last year. Handex Environmental's selling, general and administrative expenses, as a percentage of environmental net operating revenues declined to 29.9% in 1994 from 31.5% in 1993. The increase in Handex Environmental's selling, general and administrative expenses in absolute dollars was due mainly to the increase in its marketing expenses, legal and professional fees, fees associated with the hiring of professional staff and expenses related to new offices opened in 1993 and 1994. The decrease in Handex Environmental's selling, general and administrative expenses as a percentage of net operating revenues was due largely to the growth in net operating revenues.

     Other Income/Expense. Interest expense for 1994 increased to $37,000 from $9,000 in 1993. The increase was primarily due to interest expense on New Horizons loan obligations. As a percentage of net operating revenues, interest expense increased to 0.1% in 1994 from 0% in 1993 primarily due to New Horizons' loan obligations. The Company did not use its credit facility with a commercial bank.

     Interest income of $789,000 in 1994 decreased slightly from $793,000 in 1993. As a percentage of net operating revenues, interest income decreased to 1.5% in 1994 from 2.0% in 1993. The Company's interest income generated by its investment in tax-free notes and bonds declined significantly in 1994 compared to 1993 primarily due to the use of investment funds in the acquisition of New Horizons. This was offset largely by the increase in interest income generated under a financing agreement between Handex Environmental and one of its customers. The decline in interest income as a percentage of net operating revenues in 1994 was due to a combination of higher net operating revenues and lower interest income from the Company's tax-free investments.

     Other expenses in 1994 increased to $409,000 from $360,000 in 1993. Included in other expenses for 1994 was goodwill amortization expense of $132,000 arising from the acquisition of New Horizons. Other expenses in 1994 also included a charge in the amount of $240,000 representing advances to a bio-remediation contractor whose operations ceased during the year. This was offset by the reversal to income of excess accrual for litigation expenses. As a percentage of Handex Environmental's net operating revenues, Handex Environmental's other expenses declined from 0.9% in 1993 to 0.6% in 1994, mainly due to the higher level of net operating revenues and lower provision for litigation expenses.

     Income Taxes. The provision for income taxes as a percentage of income before income taxes increased to 39.7% in 1994 from 37.4% in the year ago period. The increase in the provision for income taxes was due primarily to the reduction in the Company's tax-free interest income.

     Net Income. Net income for 1994 increased $957,000 or 69.6% from the same period last year. Included in net income for 1994 was New Horizons' contribution which amounted to $174,000 (2.9% of New Horizons' revenues) and which represented 12.7% of the percentage increase over last year. Excluding the revenue and net income contributions of New Horizons, net income for Handex Environmental as a percentage of net operating revenues, increased to 4.6% in 1994 from 3.5% for the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 28, 1996, the Company's working capital was $21,244,000, and its cash, cash equivalents and short-term investments totaled $7,265,000. Working capital as of September 28, 1996 reflected a decrease of $7,534,000 from $28,778,000 as of December 30, 1995. The decrease was due principally to the reserve for the loss on the disposal of the environmental segment.

     The Company currently maintains an unsecured credit facility with a commercial bank providing aggregate availability of $5.5 million. Amounts outstanding under that facility bear interest at the bank's prime rate or LIBOR, at the Company's election. The facility is scheduled to expire on June 30, 1998. In light of the pending sale of the environmental business, the Company is considering reducing the borrowing availability under or terminating this facility. The Company is also exploring alternative credit arrangements to support the operations of its educational business.

     In connection with the sale of the environmental business, the Company will receive cash proceeds of approximately $4.6 million. The Company presently intends to use those proceeds to support the expansion of its educational business.

     The nature of the computer education and training industry requires substantial cash commitments for the purchase of computer equipment, software and training facilities. During the first nine months of 1996, New Horizons spent approximately $3,600,000 on capital items and anticipates spending up to $4,200,000 during 1996.

     Management believes that its current working capital position, cash flows from operations, the expected proceeds from the sale of its environmental business, will be adequate to support its current and anticipated capital expenditures and its strategies to grow its computer education and training business.

     Impacts of Accounting Pronouncements. The Company's management is not aware of any current recommendations by regulatory authorities which, if they were implemented, would have a material effect on the liquidity, capital resources or operations of the Company. However, the potential impact of Statement of Accounting Financial Standards ("SFAS 123") warrants further discussion.

     SFAS 123, which will be effective in 1996, provides elective accounting for stock-based employee compensation arrangements using a fair value model. Companies currently accounting for such arrangement under APB Opinion 25 "Accounting for Stock Issued to Employees," may continue to do so; however, SFAS 123 supersedes the disclosure requirements of Opinion 25. The Company does not believe that adoption of SFAS 123 will have a significant impact on net income but will increase disclosure requirements for stock-based compensation.

     All other applicable Statements of Financial Accounting Standards that have been issued and have effective dates impacting 1995 and prior years' financial statements have been adopted by the Company. The Company believes there are no Statements of Financial Accounting Standards which have been issued and have implementation dates in the future which will materially impact the financial statements of future years.

                       CERTAIN INFORMATION CONCERNING ECB

     General. ECB is a recently organized Florida corporation formed in connection with the contemplated Sale. ECB's management team is headed by Roger Eatman, who has over 25 years of management and industry experience holding various senior positions including that of President and Chief Executive Officer of Qualtec Environmental Services, a subsidiary of the FPL Group. George Bannon, currently President of Handex of Florida, Inc., will also assume an executive position with ECB. Mr. Eatman and Mr. Bannon have worked together for almost ten years. The principal executive office of ECB will be located at 30941 Suneagle Drive, Mount Dover, Florida 32757.

     As of the date of this Proxy Statement, ECB has a total equity capitalization of $500,000, with no other assets or business operations.

     SouthTrust Loan Commitment to ECB. ECB's obligation to consummate the Sale is not contingent on its receipt of financing. It has secured a commitment from SouthTrust to provide ECB and the Environmental Subsidiaries, (the "Borrowers") with (i) a revolving credit loan in the amount of $12,000,000, (ii) a term equipment loan in the amount of $1,800,000 and (iii) a term real estate loan in the amount of $1,200,000 (collectively, the "Loans"). The Loans will be secured by a first lien on all of the Borrowers' assets.

     SouthTrust's commitment to provide the Loans to ECB is subject to certain contingencies, including the requirements that (i) the Borrowers provide all opinions, certificates, consents, agreements and other instruments deemed necessary by SouthTrust; (ii) the Sale be closed in accordance with the terms of the Agreement; (iii) the assets of Borrowers must not have suffered any material damage or destruction; (iv) Borrowers must have, at the closing date, an excess unborrowed availability under the revolving loan of at least $1,000,000; (v) SouthTrust must have received and approved various environmental, title and other information regarding the real property of Borrowers; (vi) SouthTrust must have reviewed and approved the schedules to the Agreement; (vii) SouthTrust must have received and approved an opening balance sheet for Borrowers prepared by an independent accountant in accordance with generally accepted accounting principles; and (viii) Borrowers must have received and delivered to SouthTrust the consents and approvals to the Sale and the Loans as SouthTrust deems necessary, including consents to the collateral assignment of Borrowers' contracts with customers. The commitment will expire on January 27, 1997 or if the Borrowers default on any covenant, condition or agreement in the commitment letter, breach any representation and warranty made to SouthTrust or if SouthTrust determines, in its sole discretion, that a change affecting the financial markets or affecting the Borrowers' financial condition, results of operations or assets might have a material adverse effect on the Borrowers.

              STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information with respect to Common Stock owned on November 15, 1996 by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company's Directors, each executive officer named in the summary compensation table set forth in this proxy statement, and all Directors and executive officers as a group.

                        NAME AND ADDRESS OR                                  SHARES            PERCENT
                          BENEFICIAL OWNER                             BENEFICIALLY OWNED      OF CLASS
--------------------------------------------------------------------   ------------------      --------
Curtis Lee Smith, Jr................................................        1,230,975            17.7%
  500 Campus Drive
  Morganville, NJ 07751
Stuart O. Smith.....................................................        1,609,250            23.2%
  500 Campus Drive
  Morganville, NJ 07751
Thomas J. Bresnan (1)...............................................          257,625             3.6%
David A. Goldfinger (2)(3)..........................................           62,845               *
John T. St. James (4)...............................................           42,750               *
Richard L. Osborne(2)(5)............................................            2,250               *
William H. Heller (2)(6)............................................            7,000               *
Scott R. Wilson (2)(6)..............................................            6,000               *
Dimensional/Fund Advisor, Inc.(7)...................................          371,150             5.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
All Directors and Executive Officers as a Group (11 persons)........        3,225,695            44.3%

---------------

  * Less than 1%.

(1) Mr. Bresnan's ownership figure includes 250,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(2) Excludes 10,000 options awarded on September 19, 1996 at an exercise price of $8.70 per share which are subject to stockholder approval.

(3) Mr. Goldfinger's ownership figure includes 12,500 shares which may be acquired upon the exercise of immediately exercisable options.

(4) Mr. St. James' ownership figure includes 39,750 shares which may be acquired upon the exercise of immediately exercisable options.

(5) Shares which may be acquired upon the exercise of immediately exercisable options.

(6) Messrs. Wilson's and Heller's ownership figures include 5,000 shares each which may be acquired upon the exercise of immediately exercisable option.

(7) Based solely upon information in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 1996.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Company's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as detailed in this Proxy Statement. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors. Representatives from KPMG Peat Marwick LLP, the Company's independent accountants, are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                            HANDEX CORPORATION INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE
                                                                    ----------
AUDITED FINANCIAL STATEMENTS
  Report of Independent Auditors.................................      F-2
  Consolidated Balance Sheets at December 30, 1995
     and December 31, 1994.......................................      F-3
  Consolidated Statements of Operations for the years
     ended December 30, 1995, December 31, 1994 and
     January 1, 1994.............................................      F-4
  Consolidated Statements of Stockholders' Equity for
     the years ended December 30, 1995, December 31,
     1994 and January 1, 1994....................................      F-5
  Consolidated Statements of Cash Flows for the years
     ended December 30, 1995, December 31, 1994 and
     January 1, 1994.............................................      F-6
  Notes to Consolidated Financial Statements.....................   F-7 - F-17
UNAUDITED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheets at
     September 28, 1996 and December 30, 1995....................      F-18
  Condensed Consolidated Statements of
     Income for the three and nine months
     ended September 28, 1996 and September 30, 1995.............      F-20
  Condensed Consolidated Statements of Cash
     Flows for the three and nine months ended
     September 28, 1996 and September 30, 1995...................      F-21
  Notes to Condensed Consolidated Financial Statements...........      F-22

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Handex Environmental Recovery, Inc.:

We have audited the accompanying consolidated balance sheets of Handex Environmental Recovery, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Handex Environmental Recovery, Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 1995 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Cleveland, Ohio
February 16, 1996

                          CONSOLIDATED BALANCE SHEETS

                      HANDEX CORPORATION AND SUBSIDIARIES

                    DECEMBER 30, 1995 AND DECEMBER 31, 1994

                                                                                  1995              1994
                                                                              ------------      ------------
ASSETS
Current assets:
  Cash and cash equivalents................................................   $  3,821,474      $  2,895,478
  Marketable securities....................................................      2,775,000         3,940,000
  Accounts receivable, less allowance for doubtful accounts
    of $981,745 in 1995 and $934,560 in 1994 (note 3)......................     30,001,497        26,854,906
  Inventories..............................................................        539,491           298,326
  Prepaid expenses.........................................................        606,005           214,198
  Refundable income tax....................................................        666,060           388,682
  Deferred income tax assets (notes 1 and 4)...............................        705,453           609,668
  Other current assets.....................................................        321,846           394,948
                                                                              ------------      ------------
         Total current assets..............................................     39,436,826        35,596,206
                                                                              ------------      ------------
Property, Plant and equipment, at cost: (note 2)
  Land.....................................................................        517,053           518,478
  Buildings and improvements...............................................      2,711,807         2,347 918
  Machinery and equipment..................................................     15,431,033        12,479 364
  Furniture and fixtures...................................................      2,955,294         2,284,281
  Motor vehicles...........................................................      5,249,370         5,087,435
                                                                              ------------      ------------
                                                                                26,864,557        22,717,476
Less accumulated depreciation and amortization.............................    (17,221,433)      (13,980,868)
                                                                              ------------      ------------
  Net property, plant and equipment........................................      9,643,124         8,736,608
Excess of cost over net assets of acquired companies, net of accumulated
  amortization of $842,095 in 1995 and $421,357 in 1994....................     16,121,258        15,921,530
Cash surrender value of life insurance.....................................        909,839         1,054,426
Other assets (notes 5 and 13)..............................................        978,335           611,367
                                                                              ------------      ------------
                                                                              $ 67,089,382      $ 61,920,137
                                                                              ============      ============
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations (note 2)...................   $    447,227      $    579,991
  Accounts payable.........................................................      7,896,838         4,523,848
  Other liabilities (note 6)...............................................      7,894,616         5,826,066
                                                                              ------------      ------------
         Total current liabilities.........................................     16,238,681        10,929,905
Long-term obligations, excluding current installments (note 2).............        649,941           464,357
Deferred income tax liability (notes 1 and 4)..............................        772,466           888,516
Stockholders' equity:
  Preferred stock without par value, 2,000,000 shares authorized, no shares
    issued.................................................................             --                --
  Common stock, $.01 par value, 15,000,000 shares authorized;
    issued, 7,050,212 shares in 1995 and 1994..............................         70,502            70,502
  Additional paid in capital...............................................     24,349,542        24,365,566
  Retained Earnings........................................................     26,306,375        26,499,416
  Treasury stock at cost -- 185,000 shares in 1995 and 1994 (note 1).......     (1,298,125)       (1,298,125)
                                                                              ------------      ------------
  Total stockholders' equity...............................................     49,428,294        49,637,359
Commitments and contingencies (notes 9, 13 and 15).........................             --                --
                                                                              ------------      ------------
                                                                              $ 67,089,382      $ 61,920,137
                                                                              ============      ============

          See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      HANDEX CORPORATION AND SUBSIDIARIES

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994 AND JANUARY 1, 1994

                                                          1995             1994             1993
                                                       -----------      -----------      -----------
Total operating revenues............................   $85,271,557      $64,772,555      $48,194,334
Subcontractor costs.................................    15,017,661       12,201,809        9,481,455
                                                       -----------      -----------      -----------
  Net operating revenues (note 3)...................    70,253,896       52,570,746       38,712,879
Cost of net operating revenues......................    45,065,597       32,865,469       24,745,121
                                                       -----------      -----------      -----------
  Gross profit......................................    25,188,299       19,705,277       13,967,758
Selling, general and administrative expenses........    24,007,696       16,182,303       12,196,284
Provision for loss in a joint venture, asset
  write-off and termination expenses (note 12)......     1,113,167               --               --
Other income (expense):
  Interest expense..................................      (100,891)         (37,042)          (8,601)
  Interest income...................................       607,728          789,097          792,743
  Other.............................................      (697,805)        (409,190)        (360,260)
                                                       -----------      -----------      -----------
                                                          (190,968)         342,865          423,882
                                                       -----------      -----------      -----------
(Loss) income before income taxes...................      (123,532)       3,865,839        2,195,356
Provision for income taxes (note 4).................        69,509        1,534,797          821,144
                                                       -----------      -----------      -----------
  Net (loss) income.................................   $  (193,041)     $ 2,331,042      $ 1,374,212
                                                       ===========      ===========      ===========
Net (loss) income per share of Common stock.........        $(0.03)           $0.34            $0.20
                                                       ===========      ===========      ===========

          See accompanying notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      HANDEX CORPORATION AND SUBSIDIARIES

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994 AND JANUARY 1, 1994

                                                COMMON STOCK        ADDITIONAL
                                            --------------------      PAID-IN       RETAINED       TREASURY      STOCKHOLDERS'
                                             SHARES      AMOUNT       CAPITAL       EARNINGS         STOCK          EQUITY
                                            ---------    -------    -----------    -----------    -----------    -------------
BALANCE AT DECEMBER 31, 1992.............   6,940,212    $70,402    $24,119,669    $22,794,162    $  (731,250)    $46,252,983
Repurchase of Treasury stock.............     (85,000)        --             --             --       (566,875)       (566,875)
Net income, year ended January 1, 1994...          --         --             --      1,374,212             --       1,374,212
                                            ---------    -------    -----------    -----------    -----------     -----------
BALANCE AT JANUARY 1, 1994...............   6,855,212     70,402     24,119,669     24,168,374     (1,298,125)     47,060,320
Issuance of Common Stock for stock
  options................................      10,000        100         64,900             --             --          65,000
Income tax benefit from the exercise of
  stock options..........................          --         --          1,997             --             --           1,997
Issuance of warrants on Common Stock.....          --         --        179,000             --             --         179,000
Net income, year ended December 31,
  1994...................................          --         --             --      2,331,042             --       2,331,042
                                            ---------    -------    -----------    -----------    -----------     -----------
BALANCE AT DECEMBER 31, 1994.............   6,865,212     70,502     24,365,566     26,499,416     (1,298,125)     49,637,359
Registration expense for warrants issued
  in 1994................................          --         --        (16,024)            --             --         (16,024)
Net loss, year ended December 30, 1995...          --         --             --       (193,041)            --        (193,041)
                                            ---------    -------    -----------    -----------    -----------     -----------
BALANCE AT DECEMBER 30, 1995.............   6,865,212    $70,502    $24,349,542    $26,306,375    ($1,298,125)    $49,428,294
                                            =========    =======    ===========    ===========    ===========     ===========

          See accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      HANDEX CORPORATION AND SUBSIDIARIES

      YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994 AND JANUARY 1, 1994

                                                                         1995              1994              1993
                                                                      -----------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................................................   $  (193,041)     $  2,331,042      $  1,374,212
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Depreciation and amortization....................................     3,951,496         2,664,871         2,685,448
  Gain on disposal of equipment....................................        (6,284)          (42,711)          (33,325)
  Deferred taxes...................................................      (211,835)           29,706          (327,102)
  Cash provided (used) from the change in:
  Accounts receivable..............................................    (3,146,591)       (8,646,814)       (1,384,659)
  Inventories......................................................      (241,165)          (40,020)           41,143
  Prepaid expenses.................................................      (391,807)          211,879          (270,838)
  Other current assets.............................................        73,102           368,872          (246,712)
  Other assets and cash surrender value of life insurance..........      (216,213)         (177,392)         (714,131)
  Accounts payable.................................................     3,372,990         2,511,641           417,745
  Other liabilities and income taxes payable/refundable............     1,791,172         1,187,471         1,047,595
                                                                      -----------      ------------      ------------
  Net cash provided by operating activities........................     4,781,784           398,545         2,589,376
                                                                      -----------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities................................    (5,775,000)      (17,855,000)      (40,570,000)
  Redemption of marketable securities..............................     6,940,000        37,010,000        39,865,000
  Additions to property, plant and equipment.......................    (4,189,036)       (3,476,238)         (541,096)
  Cash paid for acquired companies, net of cash acquired...........      (868,589)      (14,531,722)               --
                                                                      -----------      ------------      ------------
  Net cash provided (used) in investing activities.................    (3,892,625)        1,147,040        (1,246,096)
                                                                      -----------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock...........................            --            65,000                --
  Registration expenses on warrants issued.........................       (16,024)               --                --
  Proceeds from debt obligations...................................       766,992           556,030                --
  Repurchase of treasury stock.....................................            --                --          (566,875)
  Principal payments on debt obligations...........................      (714,171)         (153,960)               --
                                                                      -----------      ------------      ------------
  Net cash provided (used) in financing activities.................        36,797           467,070          (566,875)
                                                                      -----------      ------------      ------------
Net increase in cash and cash equivalents..........................       925,996         2,012,655           776,405
Cash and cash equivalents at beginning of period...................     2,895,478           882,823           106,418
                                                                      -----------      ------------      ------------
Cash and cash equivalents at end of period.........................   $ 3,821,474      $  2,895,478      $    882,823
                                                                      ===========      ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash was paid for:
    Interest.......................................................   $   104,460      $     37,042      $      8,601
                                                                      ===========      ============      ============
    Income taxes...................................................   $   568,650      $  2,144,135      $    872,390
                                                                      ===========      ============      ============

Investing and financing activities
----------------------------------

In 1995, the Company acquired certain assets of new Horizons' New York franchise and a Florida based environmental concern for an aggregate cash price and related expenses of approximately $830,000. There were no liabilities assumed in either acquisition.

In August 1994, the Company acquired certain assets and liabilities of a computer training school and all the issued and outstanding shares of stock of a computer training franchising company in August, 1994 at an aggregate cash price of $14,000,000 and related cash expenses of approximately $600,000 and non-cash expense of $179,000. The non-cash expense represents the excess of the fair market value over the issue price on warrants of 40,000 shares of Handex's Common stock. Liabilities assumed totaled $2,446,000.

          See accompanying notes to consolidated financial statements

                      HANDEX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 30, 1995, DECEMBER 31, 1994 AND JANUARY 1, 1994

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Nature of Operations

     The Company conducts two distinct lines of business; an Environmental segment which provides environmental consulting and remediation services, and has been the Company's core business since it was acquired in 1986, and an Educational segment, which was acquired in 1994 and provides a variety of computer training services to employer-sponsored enrollees.

  (b) Basis of Accounting and Principles of Consolidation

     The consolidated financial statements include the accounts of Handex Corporation, and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

     In August 1992, the Company's Board of Directors authorized the purchase of up to 500,000 shares of Handex's Common stock in the open market or in private transactions. The repurchase program lasted through June 30, 1993, and was limited to an aggregate expenditure of $4,500,000. The Company had repurchased 185,000 shares of the Common stock under this program at an aggregate cost of $1,298,125.

  (c) Revenue Recognition

     Revenue is recognized at the time work is performed and services are rendered.

  (d) Marketable Securities

     Funds retained for future use in the business are temporarily invested in tax-exempt bonds and municipal funds.

     Effective January 2, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in debt and Securities "SFAS 115"). SFAS 115 requires the accounting for certain investments in debt and equity securities based on certain specific guidelines.

     The Company's investments are presented at their aggregate face value. Amounts paid over face value are amortized through maturity. Unamortized premiums amounted to $3,775 and are included in other current assets. As of December 30, 1995 and December 31, 1994, the Company's security portfolio had aggregate fair market values of $2,775,000 and $3,945,350, respectively. There were no unrealized gains or losses as of December 30, 1995. There were also no gains or losses realized from the redemption of securities during the year.

  (e) Inventories

     Inventories are stated at the lower of cost or market. Inventory costs are determined using the first-in, first-out (FIFO) method.

  (f) Property, Plant and Equipment

     Property, plant and equipment are stated at cost.

                      HANDEX CORPORATION AND SUBSIDIARIES

     Depreciation is provided over the estimated useful lives of the respective assets, using the straight line method as follows:

Buildings and                     25 years or term of the lease whichever is shorter
  improvement ............
Machinery and                     3 to 5 years
  equipment ..............
Furniture and fixtures....        5 to 10 years
Motor vehicles............        5 years

  (g) Income Taxes

     The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years when those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Excess of Cost Over Net Assets Acquired

     The excess of cost over net assets acquired is being amortized on a straight-line basis principally over 40 years.

  (i) Asset Impairments

     The Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. Such assets would include, cost in excess of fair market value of net assets of acquired businesses and other identifiable intangible assets. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would estimate the undiscounted sum of the expected future cash flows to determine if they are less than the carrying value of such assets to ascertain if a permanent impairment has occurred. The carrying value of any impaired assets will be reduced to fair market value.

  (j) Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents.

  (k) Net Income Per Share

     The computation of net income per share of Common stock is based on the average number of shares outstanding during each year. Inclusion of the incremental shares applicable-to outstanding stock options in the computation using the treasury stock method would have no material dilutive effect. Dilutive options are not considered in the calculation of net loss per share.

     The average number of shares outstanding used in determining net income per share was 6,865,212 in 1995, 6,863,069 in 1994, and 6,881,267 in 1993.

  (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                      HANDEX CORPORATION AND SUBSIDIARIES
disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (m) Reclassification

     Certain items on the 1994 and 1993 consolidated statements of income have been reclassified to conform to the 1995 presentation.

2. LONG-TERM OBLIGATIONS

     The Company's debt and capital lease obligations represent indebtedness of New Horizons as follows:

                                                                            1995           1994
                                                                         ----------      ---------
Notes payable to bank with interest rates adjusted to prime (8.5% at
  December 30, 1995), plus up to 2.5%, paid in full in February 1995,
  secured by certain assets of New Horizons...........................   $       --      $ 304,776
Note payable to bank at 9.99% interest rate, payable in monthly installments
  of $9,306, secured by certain assets of New Horizons................      170,421        253,349
Note payable to a former franchisee, non-interest bearing, unsecured,
  paid in full in January 1995........................................           --         35,000
Amounts due under non-cancelable leases accounted for as capital leases. These leases have effective interest rates ranging from 8.5%
  to 12.3% per annum..................................................    1,101,655        520,838
Amount of capital leases representing interest........................     (174,908)       (69,615)
                                                                         ----------      ---------
  Present value of minimum lease payments.............................      926,747        451,223
Less: current portion of notes payable and lease obligations..........      447,227        579,991
                                                                         ----------      ---------
                                                                         $  649,941      $ 464,357
                                                                         ==========      =========

     The following is a summary of future payments required under the above obligations:

                                                                     DEBT         LEASE
                                                                    -------      --------
        1996.....................................................   $99,889      $432,049
        1997.....................................................    70,532       345,130
        1998.....................................................        --       218,211
        1999.....................................................        --       102,605
        2000.....................................................        --         3,660
        2001 and after...........................................        --            --

     Included in the Company's plant, property and equipment is New Horizons' equipment under capital leases amounting to $1,272,860, net of accumulated amortization of $410,540.

     The Company has received a firm commitment from a commercial bank for an unsecured credit facility which provides a maximum credit of $5,500,000 through June 30, 1998. This credit facility bears interest at the Company's preference of either the prime rate or LIBOR. The Company is required to pay a fee of 1/4 of 1% of the unused balance of the facility.

3. BUSINESS AND CREDIT CONCENTRATION

     Handex Environmental's primary customers are major petroleum companies who store petroleum products in underground storage tanks. New Horizons' customers are predominantly employer-sponsored individuals from corporations, professional service organizations, government agencies and municipalities.

                      HANDEX CORPORATION AND SUBSIDIARIES

     Handex Environmental has certain customers which, in one or more of the last three years, accounted for 10% or more of both its total and net operating revenues. The approximate total and net operating revenues for these customers are as follows:

                                                      1995             1994             1993
                                                   -----------      -----------      -----------
    Total operating revenues:
      Customer 1................................   $ 9,267,000      $10,567,000      $ 9,049,000
      Customer 2................................     6,890,000        8,592,000        7,391,000
      Customer 3................................     6,283,000        7,306,000        7,241,000
      Customer 4................................     4,895,000        6,138,000        5,359,000
                                                   -----------      -----------      -----------
         Total..................................   $27,335,000      $32,603,000      $29,040,000
                                                   ===========      ===========      ===========
    Net operating revenues:
      Customer 1................................   $ 7,387,000      $ 8,544,000      $ 7,294,000
      Customer 2................................     5,833,000        7,542,000        6,489,000
      Customer 3................................     5,291,000        6,131,000        6,415,000
      Customer 4................................     3,890,000        4,812,000        4,244,000
                                                   -----------      -----------      -----------
         Total..................................   $22,401,000      $27,029,000      $24,442,000
                                                   ===========      ===========      ===========

     As of December 30, 1995 Handex Environmental's receivables from such customers amounted to approximately $9,700,000.

     New Horizons has no individual customer which accounts for 10% or more of its operating revenues for 1995 and 1994.

4. INCOME TAXES

     Income tax expense for the periods below differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to the pretax income as a result of the following:

                                                              1995            1994            1993
                                                           ----------      ----------      ----------
Computed "expected" tax expense (benefit)...............   $  (42,001)     $1,314,385      $  746,421
Amortization of excess of cost over net assets
  acquired..............................................       31,600          22,450          16,950
State and local tax expense, net of Federal income tax
  effect................................................       62,300         287,200         232,100
  Foreign income tax....................................       36,740           6,351              --
  Interest income from tax-free investments.............      (64,200)       (149,800)       (205,200)
  Meals and entertainment...............................       40,464          49,124          19,657
  Other.................................................        4,606           5,087          11,216
                                                           ----------      ----------      ----------
  Income tax expense....................................   $   69,509      $1,534,797      $  821,144
                                                           ==========      ==========      ==========
  Effective rates.......................................          N/A            39.7%           37.4%
                                                           ==========      ==========      ==========

  Income tax expense consists of:

                                                              1995            1994            1993
                                                           ----------      ----------      ----------
  Federal
     Current............................................   $  150,285      $1,131,620      $  760,000
     Deferred...........................................     (211,835)         (2,281)       (242,509)
     State and local....................................       94,319         399,107         303,653
     Foreign............................................       36,740           6,351              --
                                                           ----------      ----------      ----------
                                                           $   69,509      $1,534,797      $  821,144
                                                           ==========      ==========      ==========

                      HANDEX CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 30, 1995 and December 31, 1994, are presented below:

                                                                       DECEMBER 30,     DECEMBER 31,
                                                                           1995             1994
                                                                       ------------     ------------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
     accounts........................................................  $    392,698     $    373,824
  Reserve for uninsured losses and litigation........................       232,064          188,250
       Loss on joint venture.........................................       260,000               --
Other................................................................        80,691           47,594
  Total gross deferred tax assets....................................       965,453          609,668
  Less valuation allowance...........................................            --               --
                                                                       ------------     ------------
       Net deferred tax assets.......................................       965,453          609,668
                                                                       ------------     ------------
Deferred tax liability:
  Property, plant and equipment, principally due to differences in
     depreciation....................................................      (724,164)        (805,920)
  Excess of cost over net assets of acquired company.................      (308,302)         (82,596)
                                                                       ------------     ------------
  Deferred tax liability.............................................    (1,032,466)        (888,516)
                                                                       ------------     ------------
  Net deferred tax liability.........................................  $    (67,013)    $   (278,848)
                                                                        ===========      ===========

     There is no valuation allowance required at December 30, 1995 and December 31, 1994.

5. NOTES RECEIVABLE FROM OFFICERS

     Included in other assets are notes receivable from certain officers of the Company in the aggregate amount of $468,610. One of the notes is payable on or before September 30, 1997 and is fully secured by a mortgage on real estate to which the loan proceeds were applied; the others are demand notes secured by the proceeds from certain life insurance policies.

6. OTHER LIABILITIES

     Other liabilities consist of:

                                                                   1995            1994
                                                                ----------      ----------
        Sales taxes payable..................................   $  620,347      $  713,617
        Salaries, wages and bonuses payable..................    1,795,787       1,264,405
        Amounts received on behalf of a customer.............    1,205,424       1,542,451
        Deferred revenues....................................    1,564,096         994,167
        Allowance for uninsured claims.......................      250,161         270,624
        Allowance for litigation expenses....................      330,000         200,000
        Other................................................    2,128,801         840,802
                                                                ----------      ----------
                                                                $7,894,616      $5,826,066
                                                                ==========      ==========

7. EMPLOYEE SAVINGS PLAN

     The Company has a 401(k) Profit Sharing Trust and Plan in which all employees in its Environmental Business segment not currently covered by a collective bargaining agreement are eligible to participate. None of the Company's employees are covered by any collective bargaining agreement. The Company, at its option, matches each participant's contribution to the Plan at the rate of 50% of up to 6% of each participant's compensation, up to the maximum allowable under the Internal Revenue Code. Employer contributions for the

                      HANDEX CORPORATION AND SUBSIDIARIES
years ended December 30, 1995, December 31, 1994, and January 1, 1994 totaled $360,551, $269,068 and $235,384 respectively. Employees vest in the Company contributions at a rate of 20% per year based upon years of service. A similar, but non-contributory plan is in place for New Horizons' employees.

8. STOCK OPTION PLAN

     The Company maintains a key employee stock option plan which provides for the issuance of non-qualified options, incentive stock options and stock appreciation rights. The plan currently provides for the granting of options to purchase up to 1,200,000 shares of common stock. Incentive stock options are exercisable for up to ten years, at an option price of not less than the market price on the date the option is granted or at a price of not less than 110% of the market price in the case of an option granted to an individual who, at the time of grant, owns more than 10% of the Company's Common stock. Non-qualified stock options may be issued at such exercise price and on such other terms and conditions as the Compensation Committee of the Board of Directors may determine. Optionees may also be granted stock appreciation rights under which they may, in lieu of exercising an option, elect to receive cash or Common stock, or a combination thereof, equal to the excess of the market price of the Common stock over the option price. All options were granted at fair market value at dates of grant.

     The stock option plan for directors who are not employees of the Company provides for the issuance of up to 75,000 shares of Common stock and may be issued at such price per share and on such other terms and conditions as the Compensation Committee may determine. All options were granted at fair market value at dates of grant.

     The following table summarizes all transactions during 1995 and 1994 under the Stock Option Plans.

                                                                     1995              1994
                                                                 ------------      ------------
    Options outstanding at beginning of year (number of
      shares):
      Key employees...........................................        723,900           506,500
      Outside directors.......................................         24,750            24,750
    Options granted (number of shares):
      Key employees...........................................         30,739           253,000
      Outside directors.......................................             --                --
    Average grant price:
      Key employees...........................................   $       6.00      $       7.96
      Outside directors.......................................             --                --
    Options exercised (number of shares):
      Key employees...........................................             --            10,000
      Outside directors.......................................             --                --
    Average exercise price:
      Key employees...........................................   $         --      $       6.50
      Outside directors.......................................                               --
    Options canceled (number of shares):
      Key employees...........................................         40,900            25,600
      Outside directors.......................................             --                --
    Options outstanding at end of year (number of shares):
      Key employees...........................................        713,739           723,900
      Outside directors.......................................         24,750            24,750

                      HANDEX CORPORATION AND SUBSIDIARIES

                                                                     1995              1994
                                                                 ------------      ------------
    Option price range:
      Key employees...........................................   $5.80-$ 9.00      $5.80-$ 9.00
      Outside directors.......................................   $6.50-$11.20      $6.50-$11.20
      Options exercisable (number of shares):
      Key employees...........................................        399,500           279,700
      Outside directors.......................................         24,750            24,750
    Aggregate price of exercisable options
      Key employees...........................................   $  2,891,810      $  2,011,345
      Outside directors.......................................        230,200           230,200
      Options available for future grants (number of shares)
         Key employees........................................        270,761           260,600
         Outside directors....................................         46,250            46,250

9. LEASES

     The Company, is obligated under operating leases primarily for office space and training facilities, with rental arrangements for various periods of time ending through 2003. These leases provide for minimum fixed rents for the following fiscal years as follows: 1996, $2,174,074; 1997, $1,854,220; 1998,
$1,501,317; 1999, $1,329,248; 2000, $1,166,686; and 2001 and after, $3,250,527 excluding the related-party lease described below. Rent expense was $2,302,068, $1,370,365, and $1,287,231, during the years ended December 30, 1995, December 31, 1994, and January 1, 1994, respectively.

     A subsidiary of the Company leased a building from a partnership comprised of related parties. Rent under this lease, which commenced in June 1987 and was scheduled to expire in June 1999, was $36,000 for each of the years ended December 30, 1995, December 31, 1994, and January 1, 1994. On January 15, 1996, the Company purchased this property.

10. SEGMENT INFORMATION AND REPORTING

     In 1995, the Company acquired the assets of New Horizons' franchise in New York and a Florida based environmental concern for an aggregate cash price and related expenses of $830,000. These acquisitions have been accounted as purchases, and accordingly the purchase prices have been allocated to assets based upon the Company's estimate of their fair market values. The aggregate purchase price and related expenses exceeded the fair values of the assets by $597,000 and are included in Goodwill.

     On August 15, 1994, the Company, through New Horizons, acquired substantially all of the assets of New Horizons Computer Learning Center, Inc. and all of the issued and outstanding shares of stock of New Horizons Franchising, Inc. for an aggregate cash price of $14,000,000. During 1994, New Horizons also acquired certain assets of franchises covering the Chicago and Cleveland markets. In February 1995, New Horizons contributed the Cleveland assets to a newly formed joint venture in exchange for a minority interest. The joint venture operates the Cleveland franchise. Also in February 1995, New Horizons acquired certain assets of the franchise covering the metropolitan New York market. New Horizons specializes in providing instructor-led training in the use of computers and computer software, offering courses in PC software applications, networking, and work stations. Training is provided at New Horizons' owned training centers located in Santa Ana, California, Chicago, Illinois, and New York, New York. Franchising is engaged in the business of offering systems of instructions, sales and management concepts for training in the use of computers and computer system through the sale of franchises throughout the United States and internationally.

     These acquisitions have been accounted for as purchases, and accordingly the purchase prices have been allocated to assets and liabilities based upon New Horizon's estimate of their fair market values. The aggregate

                      HANDEX CORPORATION AND SUBSIDIARIES
purchase price and related expenses exceeded the fair values of assets and liabilities by $14,393,077 and are included in Goodwill.

     Prior to August 15, 1994, the Company's business operations were concentrated in the environmental services industry. With the acquisition of New Horizons, the Company extended its operations into the computer training industry.

     Information about the Company's segment operating data for 1995 follows:

                                       ENVIRONMENTAL       NEW HORIZONS       CORPORATE        CONSOLIDATED
                                       -------------       ------------       ----------       ------------
Net operating revenues..............    $46,520,688        $ 23,733,208       $       --       $ 70,253,896
Gross Profit........................     14,619,091          10,569,208               --         25,188,299
Identifiable assets (a).............     34,455,894          23,613,435        9,020,053         67,089,382
Capital expenditures................      1,302,116(b)        2,730,467(b)       156,453          4,189,036
Depreciation and amortization.......      2,056,811           1,724,073(c)       170,612          3,951,496

---------------

(a) Identifiable assets are those used in the operation of each segment. Corporate assets consist primarily of cash and short-term marketable securities.

(b) Excludes assets of $232,675 from acquired companies.

(c) Includes write-off of the unamortized cost of management software in the amount of $161,749.

     New Horizons has no assets outside the United States and derives revenues from the sale of franchises and royalties based on certain revenues of licensed franchises. During 1995 revenues derived from the sale of franchises and royalties derived from franchised operations outside the United States amounted to approximately $681,000.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1995 and 1994 are as follows (in thousands, except per share data):

                        NET                   INCOME (LOSS)
                     OPERATING     GROSS         BEFORE         NET INCOME     EARNINGS (LOSS)
YEAR     QUARTER     REVENUES      PROFIT     INCOME TAXES        (LOSS)          PER SHARE
----     -------     ---------     ------     -------------     ----------     ---------------
1995     First        $17,001      $6,221        $   453          $  274            $ .04
         Second        17,074       6,520            612             335              .05
         Third         17,757       6,428           (942)           (608)            (.09)
         Fourth        18,422       6,019           (247)           (194)            (.03)
1994     First        $ 9,806      $3,188        $    74          $   60            $ .01
         Second        11,876       4,545          1,103             677              .10
         Third         14,338       5,527          1,428             858              .12
         Fourth        16,551       6,445          1,261             736              .11

     The fourth quarter of 1994 reflects adjustments aggregating to approximately $200,000 for excess provision for vacation, holiday, major medical and dental expenses. The quarter also reflects the write-off to expense of advances to a bio-remediation contractor amounting to $240,000 which was partially offset by the reversal to income of excess provision for litigation expenses.

                      HANDEX CORPORATION AND SUBSIDIARIES

12. PROVISION FOR LOSS IN A JOINT VENTURE, ASSET WRITE-OFF AND
    TERMINATION EXPENSES

     In February 1995, one of the Company's education subsidiaries acquired a minority interest in a limited liability company by contributing the assets of its Cleveland operations and cash. In the third quarter of 1995, an affiliate of the venture's majority member filed for bankruptcy and the Company has assumed the management of these operations pending settlement of the bankruptcy issues. The Company estimates and has provided for the estimated loss on the joint venture in the amount of $650,000.

     In addition, one of the Company's education subsidiaries wrote-off the unamortized developmental costs of a software program which had been in development prior to its acquisition by the Company in August 1994. The write-off amounted to $161,748.

     In the environmental segment, the Company reduced its work force in response to softness in its Environmental Business and recorded a charge in the amount of $301,419 for related termination costs.

     These charges combined, all of which were recorded in the third quarter of 1995, totaled $1,113,167 before tax and on an after-tax basis, had a $0.10 impact on net income per share.

13. CAPTIVE INSURANCE COMPANY

     In February 1992, the Company purchased stock in a holding company which owns a captive insurance company through which the Company obtains its general liability insurance coverage. The stock purchase price of $476,250 was paid by $158,750 in cash, which is reflected in other non-current assets in the accompanying financial statements, and the balance is secured by an irrevocable letter of credit. As of December 30, 1995, there has not been any draw against the letter of credit. The Company has no obligations to the holding company/captive insurance group other than the amount represented by the letter of credit and as a shareholder and director of the holding company. The Company owns 1 share (3.3%) of the 30 shares of common stock, and 466.25 shares (23.3%) of 1,996.79 shares of Preferred stock, Series A, issued and outstanding as of December 30, 1995.

14. FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities is considered to approximate their fair value due to the short maturity of these instruments. Marketable securities are shown at fair value. Debt instruments are not significant.

15. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

16. CHANGE IN FISCAL YEAR

     On December 18, 1992, the Board of Directors approved a change in the Company's fiscal year from one ending on December 31st of each year to a 52-53 week fiscal year ending on the Saturday nearest the last day of December. Fiscal 1995 ended on December 30, 1995. Fiscal 1994 ended on December 31, 1994. Fiscal 1993, the first fiscal year under this change, ended on January 1, 1994. All references to 1993 in the financial statements refer to the fiscal year ended January 1, 1994. The Company filed a Form 8-K report on December 31, 1992.

                      HANDEX CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    SEPTEMBER 28, 1996 AND DECEMBER 30, 1995



                                                                   SEPTEMBER 28,      DECEMBER 30,
                                                                       1996               1995
                                                                   -------------      ------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................    $ 6,965,354       $ 3,821,474
  Marketable securities.........................................        300,000         2,775,000
  Accounts receivable, net......................................     18,390,130        15,208,497
  Inventories...................................................        559,840           352,196
  Refundable income tax.........................................             --           666,060
  Deferred income tax assets....................................        737,351           705,453
  Prepaid expenses and other current assets.....................        707,155           541,084
  Net Assets of discontinued operations (Note 3)................      2,997,000        10,300,000
                                                                    -----------       -----------
          Total current assets..................................     30,656,830        34,369,764
Property, plant and equipment, net..............................      6,122,050         3,744,971
Other non-current assets........................................      1,903,453         1,575,999
Intangible assets...............................................     15,824,486        16,121,258
                                                                    -----------       -----------
                                                                    $54,506,819       $55,811,992
                                                                    ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations.................    $ 1,325,285       $   447,227
  Accounts payable..............................................      1,381,802           905,923
  Accrued expenses..............................................      6,467,511         4,238,206
  Income taxes payable..........................................        238,209                --
                                                                    -----------       -----------
          Total current liabilities.............................      9,412,807         5,591,356
Long-term obligations, excluding current installments...........      2,270,466           649,941
Deferred income tax liability...................................        161,438           142,401
Stockholders' equity:
  Preferred stock, without par value, 2,000,000 shares
     authorized, no shares issued...............................             --                --
  Common stock, $.01 par value, 15,000,000 shares authorized;
     issued 7,056,212 shares in 1996 and 7,050,212 shares in
     1995.......................................................         70,562            70,502
  Additional paid-in capital....................................     24,399,562        24,349,542
  Retained earnings.............................................     19,490,109        26,306,375
  Treasury stock at cost -- 185,000 shares in 1996 and 1995.....     (1,298,125)       (1,298,125)
                                                                    -----------       -----------
          Total stockholders' equity............................     42,662,108        49,428,294
                                                                    -----------       -----------
                                                                    $54,506,819       $55,811,992
                                                                    ===========       ===========

     See accompanying notes to condensed consolidated financial statements.

                      HANDEX CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     NINE AND THREE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995

                                  (UNAUDITED)

                                             NINE MONTHS ENDED                  THREE MONTHS ENDED
                                       ------------------------------     ------------------------------
                                       SEPTEMBER 28,    SEPTEMBER 30,     SEPTEMBER 28,    SEPTEMBER 30,
                                           1996             1995              1996             1995
                                       -------------    -------------     -------------    -------------
Revenues............................    $29,578,358      $16,753,893       $10,484,343      $ 6,007,362
Cost of revenues....................     14,614,479        9,222,834         5,230,727        3,358,133
                                       ------------     ------------      ------------     ------------
Gross profit........................     14,963,879        7,531,059         5,253,616        2,649,229
Selling, general and administrative
  expenses..........................     13,732,162        7,935,347         4,763,488        2,932,120
Provision for loss in a joint
  venture and asset write-off.......             --          811,748                --          811,748
                                       ------------     ------------      ------------     ------------
Operating income (loss).............      1,231,717       (1,216,036)          490,128       (1,094,639)
Interest income (expense), net......       (102,806)         118,349           (52,467)          28,988
                                       ------------     ------------      ------------     ------------
Income (loss) from continuing
  operations before income taxes....      1,128,911       (1,097,687)          437,661       (1,065,651)
Provision for income taxes
  (benefit).........................        506,533         (450,093)          177,581         (393,226)
                                       ------------     ------------      ------------     ------------
Income (loss) from continuing
  operations........................        622,378         (647,594)          260,080         (672,425)
Discontinued operations (Note 3)
  Income (loss) from operations of
  the discontinued environmental
  segment (less applicable income
  taxes for nine months of $75,290
  for 1996 and $547,420 for 1995;
  $201,392 and $59,193) for the 1996
  and 1995 quarters.................       (135,641)         648,582           181,240           64,703
Loss on disposal of the
  environmental segment.............     (7,303,000)              --        (7,303,000)              --
                                       ------------     ------------      ------------     ------------
Income (loss) from discontinued
  operations........................     (7,438,641)         648,582        (7,121,760)          64,703
                                       ------------     ------------      ------------     ------------
Net income (loss)...................    $(6,816,263)             988        (6,861,680)        (607,722)
                                       ------------     ------------      ------------     ------------
Earnings (loss) per share from
  continuing operations.............    $      0.09            (0.09)             0.04            (0.10)
Earnings (loss) per share from
  discontinued operations...........    $     (1.08)            0.09             (1.04)            0.01
                                       ------------     ------------      ------------     ------------
Earnings (loss) per share...........    $     (0.09)            0.00             (1.00)           (0.09)
                                       ------------     ------------      ------------     ------------
Weighted average number of shares
  outstanding.......................      6,867,858        6,865,212         6,871,212        6,865,212

     See accompanying notes to condensed consolidated financial statements.

                      HANDEX CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

          NINE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995

                                  (UNAUDITED)

                                                                                1996            1995
                                                                             -----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................................................   $(6,816,263)           988
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization.........................................     2,008,416      1,252,403
    Loss on equipment/software write-off..................................            --        161,748
    Deferred income taxes.................................................       (12,861)        88,040
    Cash provided (used) from the change in:
       Accounts receivable................................................    (2,999,139)    (1,647,871)
       Inventories........................................................      (190,250)        19,389
       Prepaid expenses and other current assets..........................      (166,071)       (46,266)
       Other assets.......................................................      (251,855)        93,025
       Accounts payable...................................................       226,895       (226,272)
       Accrued expenses...................................................     3,027,577      1,045,215
       Income tax payable/refundable......................................       904,269       (439,020)
       Discontinued operations -- non cash charges and working capital
       changes............................................................     7,064,702      1,180,767
                                                                             ------------    -----------
       Net cash provided by operating activities..........................     2,795,420      1,482,146
                                                                             ------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of marketable securities.....................................            --     (4,000,000)
    Redemption of marketable securities...................................     2,475,000      5,190,000
    Additions to property, plant and equipment:
       Continuing operations..............................................    (3,599,056)    (2,604,533)
       Discontinued operations............................................      (736,906)    (1,164,782)
    Cash from acquired joint venture......................................        57,615             --
    Excess of cost over net assets of acquired company....................       (60,183)      (266,358)
                                                                             ------------    -----------
       Net cash used in investing activities:.............................    (1,863,530)    (2,845,673)
                                                                             ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock................................        53,680             --
    Proceeds from debt obligations........................................     2,818,172        585,659
    Principal payments on debt obligations................................      (656,262)      (594,663)
    Other.................................................................        (3,600)       (14,289)
                                                                             ------------    -----------
       Net cash (used in) by financing activities.........................     2,211,990        (23,293)
                                                                             ------------    -----------
Net increase (decrease) in cash and cash equivalents......................     3,143,880     (1,386,820)
Cash and cash equivalents at beginning of period..........................     3,821,474      2,895,478
                                                                             ------------    -----------
Cash and cash equivalents at end of period................................   $ 6,965,354      1,508,658
                                                                             ============    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash was paid for:
       Interest...........................................................   $    22,708         71,415
                                                                             ------------    -----------
       Income taxes.......................................................   $    51,697        548,461
                                                                             ------------    -----------

     See accompanying notes to condensed consolidated financial statements.

                      HANDEX CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995

                                  (UNAUDITED)

Note 1 In the opinion of management, the accompanying unaudited financial statements contain all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position of the Company at September 2, 1996 and a the results of operations for the nine and three month periods ended September 28, 1996 and September 30, 1995. The statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report for the year ended December 30, 1995.

Note 2 The consolidated financial statements include the assets and liabilities as of September 28, 1996, and the results of operations for the for the nine and three month periods ended September 28, 1996, of New Horizons Computer Learning Center of Cleveland, Ltd., L.L.C., a joint venture in which the Company retained a minority interest through December 30, 1995. Following the bankruptcy of the majority member's parent corporation the Company, assumed control of and provided the financing and management of the day to day operations of the venture. As a result, management believes that the consolidation of the assets, liabilities and results of operations of the venture beginning in 1996, is appropriate.

Note 3 On November 4, 1996, the Company signed a definitive agreement to sell its Environmental Business to a corporation formed by a group which includes current members of its Southeast Regional management team. Under the agreement, the group will purchase the stock of Handex's environmental subsidiaries with a net asset value of $10.3 million for $4.6 million in cash other consideration, including a promissory note and preferred stock in the amount of $3.7 million and $2.0 million, respectively assets of the discontinued segment in excess of $10.3 million, consisting principally of accounts receivable, will be retained by the Company. The Company's estimate of the loss on disposal of the segment is $7.3 million and consists of valuation reserves on the promissory note and preferred stock in the amount of $2,960,000 and $1,600,000, respectively, goodwill write-off of $1,777,000 and transaction costs of $966,000. There is no expected tax benefit from this loss.

        The discontinued operations had operating revenues of $33,382,000 and $35,078,000, net loss of $135,000 and net income of $649,000 for the nine months ended September 28, 1996 and September 30, 1995, respectively. For fiscal 1995, the discontinued operations had net operating revenues of $46,521,000 and net income of $450,000. The sale is subject to stockholder approval and is expected to be completed by the end of fiscal 1996.

        The components of (i) net assets of discontinued operations included in the accompanying balance sheets at September 28, 1996 and December 30, 1995 (1995 amounts are shown as they were historically classified) and
        (ii) operating results of discontinued operations included in the accompanying balance sheets and income statements for the three and nine months ended September 28, 1996 and September 30, 1995 are as follows:

                                                                           1996            1995
                                                                        -----------     ----------
Current assets:
  Accounts receivable................................................   $11,289,410     14,793,000
  Inventories........................................................       142,371        187,295
Prepaid expenses and other current assets............................       263,491        386,767
Total current assets.................................................    11,695,272     15,367,062
Current liabilities
Accounts payable.....................................................     3,778,703      6,990,915
Accrued expenses.....................................................     2,734,840      3,656,410
     Total current liabilities.......................................     6,513,543     10,647,325
                                                                          5,181,729      4,719,737
     Total...........................................................
Non-current assets:
Property, plant and equipment........................................     5,253,373      5,898,153
Other assets.........................................................       492,112        312,175
Total non-current assets.............................................     5,745,485      6,210,328
Deferred income tax liability........................................       627,214        630,065
Net assets of discontinued operations................................   $10,300,000     10,300,000
Reserve for loss on disposal.........................................     7,303,000
Net assets of discontinued operations................................     2,997,000     10,300,000

OPERATING RESULTS (IN THOUSANDS)

                                                              NINE MONTHS            THREE MONTHS
                                                           ------------------     ------------------
                                                           9/28/96    9/30/95     9/28/96    9/30/95
                                                           -------    -------     -------    -------
Net operating revenues..................................   $33,282    $35,078     $10,903    $11,748
Cost of net operating revenues..........................    24,089     23,440       7,479      7,971
Gross Profit............................................     9,193     11,638       3,424      8,778
Selling, general and administrative
  expenses before corporate SGA.........................     9,345     10,718       3,021      3,747
Operating income........................................      (152)       920         403         31

Selling, general and administrative expenses have been restated to exclude certain Corporate expenses which were previously reported as part of environmental expenses, and are now reported as part of continuing operations (educational).

Note 4 Certain items on the 1995 financial statements have been reclassified to conform to the 1996 presentation.

                                                                      APPENDIX A

                            STOCK PURCHASE AGREEMENT

                                     DATED

                                NOVEMBER 4, 1996

                                    BETWEEN

                               HANDEX CORPORATION

                                      AND

                                   ECB, INC.

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
1. DEFINITIONS....................................................  A-1
2. SALE AND TRANSFER OF SHARES; CLOSING...........................  A-7
   2.1      SHARES................................................  A-7
   2.2      CONSIDERATION.........................................  A-7
   2.3      CLOSING...............................................  A-7
   2.4      CLOSING OBLIGATIONS...................................  A-8
   2.5      ADJUSTMENT AMOUNT.....................................  A-9
   2.6      ADJUSTMENT PROCEDURE..................................  A-9
3. REPRESENTATIONS AND WARRANTIES OF SELLER.......................  A-9
   3.1      ORGANIZATION AND GOOD STANDING........................  A-9
   3.2      AUTHORITY; NO CONFLICT................................  A-10
   3.3      CAPITALIZATION........................................  A-10
   3.4      FINANCIAL STATEMENTS..................................  A-11
   3.5      BOOKS AND RECORDS.....................................  A-11
   3.6      TITLE TO PROPERTIES; ENCUMBRANCES.....................  A-11
   3.7      TAXES.................................................  A-12
   3.8      NO MATERIAL ADVERSE CHANGE............................  A-13
   3.9      EMPLOYEE BENEFITS.....................................  A-13
   3.10     COMPLIANCE WITH LEGAL REQUIREMENTS;
            GOVERNMENTAL AUTHORIZATIONS...........................  A-16
   3.11     LEGAL PROCEEDINGS; ORDERS.............................  A-17
   3.12     ABSENCE OF CERTAIN CHANGES AND EVENTS.................  A-18
   3.13     CONTRACTS; NO DEFAULTS................................  A-18
   3.14     INSURANCE.............................................  A-20
   3.15     ENVIRONMENTAL MATTERS.................................  A-21
   3.16     LABOR RELATIONS; COMPLIANCE...........................  A-22
   3.17     INTELLECTUAL PROPERTY.................................  A-22
   3.18     DISCLOSURE............................................  A-24
   3.19     RELATIONSHIPS WITH RELATED PERSONS....................  A-24
   3.20     BROKERS OR FINDERS....................................  A-25
   3.21     SUFFICIENCY OF ASSETS.................................  A-25
   3.22     CURRENT CLIENTS.......................................  A-25
   3.23     INVENTORY.............................................  A-25
   3.24     NO UNDISCLOSED LIABILITIES............................  A-25
   3.25     EMPLOYEES.............................................  A-25
   3.26     INVESTMENT INTENT.....................................  A-26
4. REPRESENTATIONS AND WARRANTIES OF BUYER........................  A-26
   4.1      ORGANIZATION AND GOOD STANDING........................  A-26
   4.2      AUTHORITY; NO CONFLICT................................  A-26
   4.3      INVESTMENT INTENT.....................................  A-26
   4.4      CERTAIN PROCEEDINGS...................................  A-27
   4.5      BROKERS OR FINDERS....................................  A-27
   4.6      UNDISCLOSED KNOWLEDGE.................................  A-27
   4.7      CAPITALIZATION; LIABILITIES; SOLVENCY.................  A-27

                                                                          PAGE
                                                                          ----
 5. COVENANTS OF SELLER PRIOR TO CLOSING DATE...........................  A-28
    5.1      ACCESS AND INVESTIGATION...................................  A-28
    5.2      OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES......  A-28
    5.3      NEGATIVE COVENANT..........................................  A-28
    5.4      REQUIRED APPROVALS.........................................  A-28
    5.5      NOTIFICATION...............................................  A-28
    5.6      NO NEGOTIATION.............................................  A-29
    5.7      BEST EFFORTS...............................................  A-29
 6. COVENANTS OF BUYER PRIOR TO CLOSING DATE............................  A-29
    6.1      REQUIRED APPROVALS.........................................  A-29
    6.2      BEST EFFORTS...............................................  A-29
    6.3      NEGATIVE COVENANT..........................................  A-29
 7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.................  A-29
    7.1      ACCURACY OF REPRESENTATIONS................................  A-29
    7.2      SELLER'S PERFORMANCE.......................................  A-30
    7.3      CONSENTS...................................................  A-30
    7.4      ADDITIONAL DOCUMENTS.......................................  A-30
    7.5      NO PROCEEDINGS.............................................  A-30
    7.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS........  A-30
    7.7      NO PROHIBITION.............................................  A-30
 8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE................  A-30
    8.1      ACCURACY OF REPRESENTATIONS................................  A-30
    8.2      BUYER'S PERFORMANCE........................................  A-31
    8.3      ADDITIONAL DOCUMENTS; CONSENTS.............................  A-31
    8.4      NO PROCEEDINGS OR PROHIBITION..............................  A-31
 9. TERMINATION.........................................................  A-31
    9.1      TERMINATION EVENTS.........................................  A-31
    9.2      EFFECT OF TERMINATION......................................  A-32
10. INDEMNIFICATION; REMEDIES...........................................  A-32
    10.1     SURVIVAL...................................................  A-32
    10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER...........  A-32
    10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER--
                  ENVIRONMENTAL MATTERS.................................  A-32
    10.4     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER............  A-33
    10.5     TIME AND KNOWLEDGE LIMITATIONS.............................  A-33
    10.6     LIMITATIONS ON AMOUNT -- SELLER............................  A-34
    10.7     LIMITATIONS ON AMOUNT -- BUYER.............................  A-34
    10.8     RIGHT OF SET-OFF...........................................  A-34
    10.9     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS........  A-35
    10.10    PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS..............  A-35
    10.11    EXCLUSIVE REMEDY...........................................  A-36
    10.12    DISPUTE RESOLUTION.........................................  A-36

                                                                            PAGE
                                                                            ----
11. GENERAL PROVISIONS AND COVENANTS TO BE PERFORMED AFTER CLOSING........  A-36
    11.1     EXPENSES.....................................................  A-36
    11.2     PUBLIC ANNOUNCEMENTS.........................................  A-37
    11.3     CONFIDENTIALITY..............................................  A-37
    11.4     NOTICES......................................................  A-38
    11.5     FURTHER ASSURANCES...........................................  A-38
    11.6     WAIVER.......................................................  A-38
    11.7     ENTIRE AGREEMENT AND MODIFICATION............................  A-39
    11.8     DISCLOSURE SCHEDULE..........................................  A-39
    11.9     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS...........  A-39
    11.10    SEVERABILITY.................................................  A-39
    11.11    SECTION HEADINGS; CONSTRUCTION...............................  A-39
    11.12    TIME OF ESSENCE..............................................  A-39
    11.13    GOVERNING LAW................................................  A-39
    11.14    COUNTERPARTS.................................................  A-40
    11.15    CORPORATE NAME; TRADEMARKS...................................  A-40
    11.16    TAX RETURNS, PAYMENTS AND ELECTIONS..........................  A-40

SELLER'S DISCLOSURE SCHEDULE

Schedule 3.1         Acquired Companies
Schedule 3.2         Conflicts/Violations Preventing Transfer
Schedule 3.3         Contracts to Acquire Interest in Other Entities
Schedule 3.4         Financial Statements Not Consistent With GAAP
Schedule 3.6         Real Estate, Real Property Leases and Equipment Leases
Schedule 3.7(a)      Payment or Provision For Payment of Taxes
Schedule 3.7(b)      Audits of Tax Returns Since 12/31/93
Schedule 3.7(c)      Adequacy of Tax Reserves
Schedule 3.7(d)      Completeness of Returns, Target Affiliates
Schedule 3.9(i)      Company Plans and Company Other Benefits
Schedule 3.9(ii)     ERISA Affiliate Plans
Schedule 3.9(iii)    Post Retirement Benefit Obligations
Schedule 3.9(iv)     Costs of Undisclosed Plans
Schedule 3.9(vi)     Compliance Obligations
Schedule 3.10        Compliance: Legal Requirements and Governmental Obligations
Schedule 3.11(a)     Legal Proceedings -- Against Seller, et al.
Schedule 3.11(b)     Legal Proceedings -- By Seller, et al.
Schedule 3.11(c)     Legal Proceedings -- Orders Seller Subject To
Schedule 3.11(d)     Legal Proceedings -- Seller in Compliance with Orders
Schedule 3.12        Absence of Certain Changes and Events
Schedule 3.13(a)     Applicable Contracts
Schedule 3.13(a)(v)  Applicable Contracts -- Form of Employee Agreement
Schedule 3.13(b)     Applicable Contracts -- No Rights Under Material Applicable Contracts
Schedule 3.13(c)     Applicable Contract -- Material Applicable Contracts Validity
Schedule 3.13(d)     Applicable Contracts -- Material Applicable Contracts Compliance
Schedule 3.13(e)     Applicable Contracts -- No Renegotiation
Schedule 3.13(f)     Applicable Contracts -- Consideration in Violation
Schedule 3.14(b)     Insurance -- Status
Schedule 3.15        Environmental Matters
Schedule 3.16        Labor Matters
Schedule 3.17(b)     Intellectual Property -- Relating to Applicable Contracts
Schedule 3.17(c)     Intellectual Property -- Employees Restricted
Schedule 3.17(d)     Intellectual Property -- Patents
Schedule 3.17(e)     Intellectual Property -- Trademarks
Schedule 3.17(f)     Intellectual Property -- Copyrights
Schedule 3.17(g)     Intellectual Property -- Trade Secrets
Schedule 3.19        Relationships with Related Persons
Schedule 3.21        Sufficiency of Assets
Schedule 3.22        Current Clients -- Possible Terminations
Schedule 3.25        Employees
Schedule 10.4        Indemnification by Buyer

BUYER'S SCHEDULES

Schedule 4.2         Authority; No Conflict
Schedule 4.7(b)      Capitalization; Liabilities; Solvency

EXHIBITS

2.2(b)               -- Promissory Note
2.2(c)               -- Terms of Preferred Shares
2.2(d)               -- Warrant A
2.2(e)               -- Warrant B
2.4(a)(ii)           -- Receivables Collection Agreement
2.4(a)(v)            -- Subordination Agreement
2.4(a)(vi)           -- Completion Assistance Agreement
2.4(a)(vii)          -- Shareholders Agreement
2.4(b)(v)            -- Sublease
2.4(b)(viii)         -- Corporate Guaranty and Pledge Agreement
2.4(b)(ix)           -- Pledge Agreement
2.4(b)(x)            -- Nonrecourse Individual Guaranty and Pledge Agreement
2.6(a)               -- Financial Calculations
7.4(a)               -- Form of Calfee, Halter & Griswold legal opinion
7.4(b)               -- Form of Gary T. Gann legal opinion
8.3(a)               -- Form of Cobb Cole & Bell legal opinion
10.8                 -- Claims Escrow Agreement

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of November 4, 1996, by ECB, INC., a Florida corporation ("Buyer"), and HANDEX CORPORATION, a Delaware Corporation ("Seller").

                                    RECITALS

     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Handex Environmental, Inc., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Acquired Assets" -- all assets, properties and rights of the Acquired Companies, whether tangible or intangible, real, personal or mixed, including the Net Acquired Current Assets and Net P, P & E, but exclusive of the Retained Contracts, Retained Miscellaneous Assets and Retained Trade Receivables.

     "Acquired Companies" -- the Company and its Subsidiaries, collectively.

     "Adjustment Amount" -- as defined in Section 2.5.

     "Applicable Contract" -- any Contract other than a Retained Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

     "Balance Sheet" -- as defined in Section 3.4.

     "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to cause such result to be achieved as expeditiously as practicable; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Buyer" -- as defined in the first paragraph of this Agreement.

     "Buyer's Closing Documents" -- as defined in Section 4.2(a).

     "Buyer's Shareholders" -- as defined in Section 4.7.

     "Claims Escrow Agreement" -- as defined in Section 10.8.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- the date and time as of which the Closing actually takes place.

     "Company" -- as defined in the Recitals of this Agreement.

     "Completion Assistance Agreement" -- as defined in Section 2.4(a)(vi).

     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Shares by Seller to Buyer;

          (b) issuance of the Promissory Note, Preferred Shares and Warrants by Buyer to Seller;

          (c) the execution, delivery, and performance of the Deposit Escrow Agreement, Completion Assistance Agreement, Receivables Collection Agreement, Sublease, Shareholders Agreement, Subordination Agreement, Pledge Agreement; Corporate Guaranty and Pledge Agreement; and the Nonrecourse Individual Guaranty and Pledge Agreement; and

          (d) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Corporate Guaranty and Pledge Agreement" -- as defined in Section 2.4(b)(viii).

     "Damages" -- as defined in Section 10.2.

     "Deposit Escrow Agreement" -- the Deposit Escrow Agreement of even date herewith between Seller, Buyer and SouthTrust Asset Management Company of Florida, N.A.

     "Disclosure Schedule" -- the Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

     "Eligible Receivables" -- accounts receivable of the Acquired Companies against which Buyer may borrow at least 75% of the face value on the Closing Date.

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec.9601 et seq., as amended ("CERCLA").

     "Environmental Law" -- any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

     "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(a) were prepared.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

     "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Intellectual Property Assets" -- as defined in Section 3.22.

     "Interim Balance Sheet" -- as defined in Section 3.4.

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing his duties.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, as of the date of this Agreement, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty in effect on the date of this Agreement or on the Closing Date.

     "Material Applicable Contract" -- the Applicable Contracts listed or required to be listed on Schedule 3.13(a) including such Applicable Contracts as are disclosed on other Schedules.

     "Minimum Net Acquired Current Assets" -- Five Million Ninety-Eight Thousand Two Hundred Sixty-Eight Dollars ($5,098,268).

     "Minimum Net P, P & E" -- Five Million Two Hundred Thirty-Seven Thousand Dollars ($5,237,000) less Eighty Thousand Dollars ($80,000) per month (or a prorated fraction thereof for a period less than a month) between December 31, 1996 and the Closing Date.

     "Net Acquired Balance Sheet Assets" -- the Net Acquired Current Assets and Net Acquired P, P & E.

     "Net Acquired Current Assets" -- the following assets of the Acquired
Companies: Eligible Receivables aggregating Eight Million Six Hundred Sixty-Seven Thousand Dollars ($8,667,000); inventories; prepaid expenses; other current and miscellaneous assets (other than the Retained Contracts Retained Miscellaneous Assets); less the following liabilities of the Acquired Companies: accounts payable; payroll and sales taxes payable; payroll; and other accrued liabilities, all as more fully described on Exhibit 2.6(a).

     "Net Acquired P, P & E" -- the property, plant and equipment, net of reserves for depreciation, of the Acquired Companies.

     "Nonrecourse Individual Guaranty and Pledge Agreement -- as defined in
Section 2.4(b)(x).

     "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Permitted Transfers" -- any transfer by any Acquired Company to Seller of the Retained Contracts, Retained Miscellaneous Assets or Retained Trade Receivables.

     "Plan" -- as defined in Section 3.13.

     "Pledge Agreement" -- as defined in Section 2.4(b)(ix).

     "Preferred Shares" -- as defined in Section 2.2(c).

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Promissory Note" -- as defined in Section 2.2(b).

     "Receivables Collection Agreement" -- as defined in Section 2.4(a)(ii).

     "Related Person" -- with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 2% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 2% of the outstanding equity securities or equity interests in a Person.

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Retained Contracts" -- the contracts with customers identified in the Completion Assistance Agreement, including all work-in-process related thereto.

     "Retained Miscellaneous Assets" -- the following assets of the Acquired Companies, which Buyer acknowledges may be transferred to Seller at any time on or before the Closing Date: cash; marketable securities; loans receivable from officers, cash value of life insurance; refundable taxes and prepaid directors fees, all as more fully described on Exhibit 2.6(a).

     "Retained Receivables" -- all of the trade accounts receivable and other receivables of the Acquired Companies other than the Eligible Receivables included in the Net Acquired Current Assets, as well as all claims relating to the matters described in Schedule 3.11(b), which Buyer acknowledges may be transferred to Seller at any time on or before the Closing Date.

     "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Seller" -- as defined in the first paragraph of this Agreement.

     "Seller's Closing Documents" -- as defined in Section 3.2(a).

     "Shareholders Agreement" -- as defined in Section 2.4(a)(vii).

     "Shares" -- as defined in the Recitals of this Agreement.

     "Solvent" -- as to any Person, means such Person (i) owns property, real, personal and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of its liabilities, including contingent liabilities,
(ii) is able to pay all of its liabilities as such liabilities mature and (iii) has sufficient capital to carry on its business and all business and transactions in which it is about to engage.

     "Southcoast" -- Southcoast Capital Corporation.

     "Southcoast Warrant" -- as defined in the Warrants.

     "SouthTrust" -- SouthTrust Bank of Alabama, N.A.

     "Subordination Agreement" -- as defined in Section 2.4(a)(v).

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) or if any other event has occurred, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Warrants" -- collectively Warrant A and Warrant B as described in Sections 2.2(d) and 2.2(e).

2. SALE AND TRANSFER OF SHARES; CLOSING

    2.1 SHARES

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

    2.2 CONSIDERATION

     As consideration for the Shares, Buyer will pay or deliver, or cause to be paid or delivered, to Seller, the following:

          (a) Four Million Six Hundred Thousand Dollars ($4,600,000);

          (b) a promissory note payable to Seller in the original principal amount of Three Million Seven Hundred Thousand Dollars ($3,700,000) ("Promissory Note") having the terms, including provision for addition of the Adjustment Amount, as set forth in Exhibit 2.2(b);

          (c) 2,000 shares of Series A Preferred Stock ("Preferred Shares") of Buyer having the terms set forth in Exhibit 2.2(c);

          (d) a Warrant to acquire 300,000 shares of Common Stock in Buyer at a price of $1.32 per Share and having the terms set forth in Exhibit 2.2(d) ("Warrant A");

          (e) a Warrant to acquire 85,000 shares of Common Stock in Buyer at a price of $1.60 per share and having the terms set forth in Exhibit 2.2(e) ("Warrant B"); and

          (f) one third ( 1/3) of the Redemption Value of Amoco Marketing Environmental Services Company (as defined in the Amended and Restated Articles of Incorporation of such company) when paid or available to be paid to Buyer (or its successors or assigns).

    2.3 CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller at 500 Campus Drive, Morganville, New Jersey 07751, at 11:00 a.m. (local time) on December 27, 1996, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

    2.4 CLOSING OBLIGATIONS

     At the Closing:

          (a) Seller will deliver to Buyer:

             (i) a certificate representing the Shares, duly endorsed (or accompanied by duly executed stock power), for transfer to Buyer;

             (ii) the Receivables Collection Agreement in the form of Exhibit 2.4(a)(ii) executed by Seller;

             (iii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's Closing Documents were duly executed and delivered and that each of Seller's representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);

             (iv) a Trademark Assignment of the two service marks for "Handex" held by Seller in form satisfactory for filing with the United States Patent and Trademark Office; and

             (v) the Subordination Agreement with Buyer and SouthTrust in the form of Exhibit 2.4(a)(v) executed by Seller;

             (vi) the Completion Assistance Agreement in the form of Exhibit 2.4(a)(vi) executed by Seller; and

             (vii) the Shareholders Agreement among Seller, Buyer and Buyer's Shareholders in the form of Exhibit 2.4(a)(vii) executed by Seller.

          (b) Buyer will deliver to Seller:

             (i) Four Million Six Hundred Thousand Dollars ($4,600,000) by wire transfer to an account specified by Seller;

             (ii) the Promissory Note, Preferred Shares and Warrants;

             (iii) the Completion Assistance Agreement;

             (iv) a certificate executed by Buyer to the effect that each of Buyer's Closing Documents was duly executed and delivered and that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date;

             (v) a Sublease for a portion of the premises located at 500 Campus Drive, Morganville, New Jersey in the form of Exhibit 2.4(b)(v), provided that the landlord consents to the sublease if such consent is required;

             (vi) the Receivables Collection Agreement executed by Buyer;

             (vii) the Subordination Agreement executed by Buyer and SouthTrust;

             (viii) the Corporate Guaranty and Pledge Agreement in the form of
        Exhibit 2.4(b)(viii) executed by each of the Acquired Companies;

             (ix) the Pledge Agreement in the form of Exhibit 2.4(b)(ix) executed by Buyer;

             (x) the Nonrecourse Individual Guaranty and Pledge Agreement from Buyer's Shareholders in the form of Exhibit 2.4(b)(x); and

             (xi) the Shareholders Agreement executed by Buyer, Buyer's Shareholders and Southcoast.

    2.5 ADJUSTMENT AMOUNT

     The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the Net Acquired Balance Sheet Assets of the Acquired Companies, minus (b) Ten Million Three Hundred Thirty-Five Thousand Two Hundred Sixty-Eight Dollars ($10,335,268).

    2.6 ADJUSTMENT PROCEDURE

          (a) Seller will prepare and will cause KPMG Peat Marwick, LLP, the Company's certified public accountants, to audit a determination of the Net Acquired Balance Sheet Assets of the Acquired Companies as of the Closing Date ("Closing Financial Determination"). Such determination shall be made in accordance with GAAP consistent with the accounting methods, principles, and conventions historically applied by Seller and used in determining
     Exhibit 2.6(a) hereto. Seller will deliver the Closing Financial Determination to Buyer within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Determination, Buyer has not given Seller notice of its objection to the Closing Financial Determination (such notice must contain a statement of the basis of Buyer's objection), then the Net Acquired Balance Sheet Assets reflected in the Closing Financial Determination will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to Price, Waterhouse LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear the fees of the Accountants for such determination in inverse proportion to the respective amounts of the Adjustment Amount which are resolved in its favor.

          (b) On the tenth business day following the final determination of the Adjustment Amount, any positive Adjustment Amount shall be paid by Buyer to Seller in the manner prescribed by the Promissory Note and any negative Adjustment Amount shall be paid by Seller to Buyer by cash if the Net Acquired P, P & E is less than the Minimum Net P, P & E and/or by cash and/or assignment of Eligible Receivables if the Net Acquired Current Assets is less than the Minimum Net Acquired Current Assets.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

    3.1 ORGANIZATION AND GOOD STANDING

          (a) Schedule 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) Seller has made available to Buyer copies of the Organizational Documents of each Acquired Company as currently in effect.

    3.2 AUTHORITY; NO CONFLICT

          (a) Subject to the Consent of the stockholders of Seller required by applicable Legal Requirements, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Receivables Collection Agreement, Subordination Agreement, Completion Assistance Agreement, Sublease and Shareholders Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the corporate power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

          (b) Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):

             (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or
        (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

             (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, is subject;

             (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

             (iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

             (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

             (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or

             (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

     Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

    3.3 CAPITALIZATION

     The authorized equity securities of the Company consist of Three Thousand (3,000) shares of common stock, par value $.01 per share, of which One Hundred
(100) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company other than the standard reference to the restrictions imposed by the Securities Act. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

    3.4 FINANCIAL STATEMENTS

     Seller has delivered to Buyer: (a) an audited consolidated balance sheet of Seller as at January 1, 1994 (including the notes thereto), and the related consolidated statement of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick, independent certified public accountants; (b) unaudited consolidated balance sheets of the Acquired Companies as at December 31, 1994 and December 30, 1995 (the "Balance Sheet") and the related unaudited consolidated statements of income for each of the fiscal years then ended; and (c) an unaudited consolidated balance sheet of the Acquired Companies as at August 24, 1996 (the "Interim Balance Sheet") and the related unaudited statement of income for the thirty-four weeks then ended. Such financial statements fairly present the financial condition and the results of operations, and, where provided, changes in stockholders' equity and cash flow as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, except as set forth in such statements or on Schedule 3.4 and subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and, in the case of all unaudited financial statements, to the absence of notes; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in such financial statements, the notes to such financial statements or Schedule 3.4. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

    3.5 BOOKS AND RECORDS

     The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

    3.6 TITLE TO PROPERTIES; ENCUMBRANCES

     Schedule 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company (the "Property"). Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Companies and relating to such Property ("Title Evidence"). The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in premises owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of the Disclosure Schedule and property and assets sold since the date of the Interim Balance Sheet). All material properties and assets reflected in the Interim Balance Sheet are free and clear of all

Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except (a) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto and (iii) reservations, restrictions, conditions, easements and other exceptions of record or described or referenced in the Title Evidence. Except as provided in the Title Evidence, all improvements owned by the Acquired Companies lie wholly within the boundaries of the Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

    3.7 TAXES

          (a) The Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, except for such Tax Returns for which a timely request for an extension for filing has been made. Seller has made available to Buyer copies of all such Tax Returns filed since December 31, 1993. Seller or the Acquired Companies have paid, or made provision (as disclosed in Schedule 3.7 of the Disclosure Schedule) for the payment of, all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are listed in Schedule 3.7 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet.

          (b) Schedule 3.7 of the Disclosure Schedule contains a complete and accurate list of all audits of all United States federal and state income Tax Returns of each Acquired Company subject to such Taxes since December 31, 1993, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.7 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Schedule 3.7 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.7 of the Disclosure Schedule, neither Seller nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

          (c) Except as set forth on Schedule 3.7 the charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 3.7 of the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

          (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Sec-tion 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer.
     Schedule 3.7 of the Disclosure Schedule lists all such target affiliates.

    3.8 NO MATERIAL ADVERSE CHANGE

     Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Acquired Companies, taken as a whole, and, excluding changes in general economic or industry conditions, no event has occurred or circumstance arisen that will, or that could reasonably be expected to, result in such a material adverse change.

    3.9 EMPLOYEE BENEFITS

          (a) As used in this Section 3.9, the following terms have the meanings set forth below.

     "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

     "Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

     "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC section 414.

     "Multi-Employer Plan" has the meaning given in ERISA section 3(37)(A).

     "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC section 132.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning given in ERISA section 3(2)(A).

     "Plan" has the meaning given in ERISA section 3(3).

     "Plan Sponsor" has the meaning given in ERISA section 3(16)(B).

     "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC section 401(a).

     "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. section 1301 et seq., other than Multi-Employer Plans.

     "VEBA" means a voluntary employees' beneficiary association under IRC section 501(c)(9).

     "Welfare Plan" has the meaning given in ERISA section 3(1).

          (b) (i) Schedule 3.9(i) of the Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

             (ii) Schedule 3.9(ii) of the Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

             (iii) Schedule 3.9(iii) of the Disclosure Schedule sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

             (iv) Schedule 3.9(iv) of the Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

          (c) Seller has delivered or made available to Buyer, or will deliver or make available to Buyer within ten days of the date of this Agreement:

             (i) all documents that set forth the terms of each Company Plan and Company Other Benefit Obligation and of any related trust, including but not limited to (A) all Qualified Plan Documents and related trust agreements together with any and all amendments thereto, (B) all plan descriptions and summary plan descriptions of Company Plans for which Seller or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (C) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

             (ii) all personnel, payroll, and employment manuals and policies, and collective bargaining agreements;

             (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

             (iv) all registration statements filed with the United States Department of Labor or with any other governmental agency with respect to any Company Plan;

             (v) all insurance policies purchased by or to provide benefits under any Company Plan;

             (vi) all contracts with third party administrators, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

             (vii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

             (viii) all notifications to employees or former employees of their rights under ERISA sec.601 et seq. and IRC sec.4980B;

             (ix) the Form 5500 filed in each of the most recent three plan years [with respect to each Company Plan], including all schedules thereto and the opinions of independent accountants;

             (x) all material notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.9;

             (xi) all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement; and

             (xii) the most recent IRS determination letter for each Plan of the Acquired Companies that is a Qualified Plan.

          (d) Except as set forth in Schedule 3.9(vi) of the Disclosure
     Schedule:

             (i) The Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Other Benefit Obligations that have accrued but are not due.

             (ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

             (iii) The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.9 and with any applicable collective bargaining agreement.

                (A) No transaction prohibited by ERISA section 406 and no "prohibited transaction" under IRC section 4975(c) have occurred with respect to any Company Plan.

                (B) Neither Seller nor any Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                (C) Neither Seller nor any Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA section 502.

                (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                (E) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC section 162 or section 404. No amount of any Company Plan's income, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

             (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan other than as required by ERISA or the IRC.

             (v) Since January 1, 1994, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

             (vi) To the Knowledge of Seller and the Acquired Companies, no event has occurred that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

             (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the Knowledge of Seller or the Acquired Companies, is Threatened.

             (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC section 401(a).

             (ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC section 401(a); each trust for each such Plan is exempt from federal income tax under IRC section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

             (x) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Title IV Plan.

             (xi) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any VEBA.

             (xii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Pension Plan subject to the requirements of ERISA section 302 and IRC section 412.

             (xiii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

             (xiv) Except to the extent required under ERISA section 601 et seq. and IRC section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

             (xv) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

             (xvi) Seller and all Acquired Companies have complied with the provisions of ERISA section 601 et seq. and IRC section 4980B.

             (xvii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC section 280G or section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

             (xviii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

    3.10 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a) Except as set forth in Schedule 3.10 of the Disclosure Schedule:

             (i) each Acquired Company is in compliance with the Legal Requirements applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

             (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would, or could reasonably be expected to, constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) would, or could reasonably be expected to, give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

             (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Each Governmental Authorization held by any Acquired Company is valid and in full force and effect. Except as set forth in Schedule 3.10 of the Disclosure Schedule:

             (i) each Acquired Company is in compliance with all of the terms and requirements of each Governmental Authorization;

             (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would, or could reasonably be expected to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

             (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

             (iv) all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations held by the Acquired Companies collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

    3.11 LEGAL PROCEEDINGS; ORDERS

          (a) Except as set forth in Schedule 3.11(a) of the Disclosure Schedule, there is no pending Proceeding:

             (i) that has been commenced against any Acquired Company or to the Knowledge of Seller and the Acquired Companies that otherwise could reasonably be expected to materially adversely affect the business of the Acquired Companies taken as a whole; or

             (ii) that has been commenced against Seller or any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller and the Acquired Companies, no such Proceeding has been Threatened. Seller has made available to Buyer copies of all pleadings, audit letters and statements prepared by legal counsel to support public disclosures required by Legal Requirements relating to each Proceeding listed in
Schedule 3.11(a) of the Disclosure Schedule.

          (b) Except as set forth in Schedule 3.11(b) of the Disclosure Schedule, there is no pending Proceeding commenced by any Acquired Company.

          (c) Except as set forth in Schedule 3.11(c) of the Disclosure
     Schedule:

             (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

             (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

             (iii) to the Knowledge of Seller and the Acquired Companies, no employee of any Acquired Company is subject to any Order that prohibits such employee from engaging in or performing his normal duties on behalf of the business of any Acquired Company.

          (d) Except as set forth in Schedule 3.11(d) of the Disclosure
     Schedule:

             (i) each Acquired Company is in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject;

             (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

             (iii) no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

    3.12 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except for the Permitted Transfers and as set forth in Schedule 3.12 of the Disclosure Schedule, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

          (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b) amendment to the Organizational Documents of any Acquired Company;

          (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

          (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of
     (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by any Acquired Company of at least $150,000.00;

          (g) sale, lease or other disposition of any asset or property of any Acquired Company or imposition of any Encumbrance on any material asset or property of any Acquired Company, other than in the Ordinary Course of Business;

          (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000.00;

          (i) material change in the accounting methods used by any Acquired Company; or

          (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

    3.13 CONTRACTS; NO DEFAULTS

          (a) Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement, and Seller has made available to Buyer true and complete copies, of:

             (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of a remaining amount or value in excess of $150,000.00;

             (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of a remaining amount or value in excess of $50,000.00;

             (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000.00;

             (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000.00 and with terms of less than one year);

             (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, other than agreements with current or former employees in a form substantially similar to Exhibit 3.13(a)(v) of the Disclosure Schedule, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

             (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

             (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

             (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

             (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

             (x) each power of attorney that is currently effective and outstanding;

             (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

             (xii) each Applicable Contract for capital expenditures in excess of $50,000.00;

             (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

             (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          (b) Except as provided herein or as set forth in Schedule 3.13(b) of the Disclosure Schedule:

             (i) Seller (and no Related Person of Seller) does not have and will not acquire any rights under, any Material Applicable Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

             (ii) to the Knowledge of Seller and the Acquired Companies, no agent or employee is bound by any Contract that purports to limit the ability of such agent or employee to (A) engage in the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Schedule 3.13(c) of the Disclosure Schedule, each Material Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.

          (d) Except as set forth in Schedule 3.13(d) of the Disclosure
     Schedule:

             (i) each Acquired Company is in compliance with all applicable terms and requirements of each Material Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound.

             (ii) each other Person that has or had any obligation or liability under any Material Applicable Contract under which an Acquired Company has any rights is in compliance with all applicable terms and requirements of such Contract;

             (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) would, or could reasonably be expected to, give any other Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; and

             (iv) no Acquired Company has given to or received from any other Person, at any time since October 8, 1996, any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Applicable Contract.

          (e) Except as set forth on Schedule 3.13(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and, to the Knowledge of Seller and the Acquired Companies, no such Person has made written demand for such renegotiation.

          (f) Except as set forth in Schedule 3.13(f), the Material Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

    3.14 INSURANCE

          (a) Seller has made available to Buyer:

             (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company is or has been covered at any time within the six (6) years preceding the date of this Agreement;

             (ii) true and complete copies of all pending applications for policies of insurance which would cover any Acquired Company; and

             (iii) any statement by the auditor of Seller's financial statements with regard to the adequacy of Seller's coverage or of the reserves for claims.

          (b) Except as set forth on Schedule 3.14(b) of the Disclosure
     Schedule:

             (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company:

                (A) are valid, outstanding, and enforceable;

                (B) will be in full force and effect at the time of consummation of the Contemplated Transactions; and

                (C) except as disclosed on Schedule 3.14(b)(i)(C), do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

             (ii) Neither Seller nor any Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

             (iii) Seller or the Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company.

             (iv) Seller or the Acquired Companies have given notice to the insurer of all claims relating to an Acquired Company that may be insured thereby.

    3.15 ENVIRONMENTAL MATTERS

     Except as set forth in Schedule 3.15 of the Disclosure Schedule:

          (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (b) There are no pending or, to the Knowledge of Seller and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

          (c) Neither Seller nor any Acquired Company has Knowledge of any basis to expect, nor has any of them or any Person for whose conduct they are responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that asserts actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, transported or processed by any Acquired Company, or any Person for whose conduct they are responsible have been transported, treated, stored, handled, transferred, disposed, recycled, or received or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (d) None of the Acquired Companies nor any Person for whose conduct they are responsible, have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

          (e) Except in compliance with applicable Legal Requirements, there are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of Seller and the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Acquired Company nor any Person for whose conduct they are responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in compliance with applicable Legal Requirements.

          (f) Except in compliance with applicable Legal Requirements, there has been no Release or, to the Knowledge of Seller and the Acquired Companies, any Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest or, to the Knowledge of Seller and the Acquired Companies, at any geologically or hydrologically adjoining property.

          (g) Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by or any Acquired Company with Environmental Laws.

    3.16 LABOR RELATIONS; COMPLIANCE

     Except as set forth in Schedule 3.16 of the Disclosure Schedule, since January 1, 1994, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1994, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and any Acquired Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against any of the Acquired Companies, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge, no event has occurred or circumstance exists that would, or could reasonably be expected to, provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

    3.17 INTELLECTUAL PROPERTY

          (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes:

             (i) the name "Handex," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

             (ii) all patents and patent applications (collectively, "Patents");

             (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

             (iv) all rights in mask works (collectively, "Rights in Mask
        Works");

             (v) all proprietary know-how, trade secrets, and other confidential information (collectively, "Trade Secrets") owned, used, or licensed as licensee by any Acquired Company.

          (b) Agreements -- Schedule 3.17(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Applicable Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which an Acquired Company is the licensee. To Seller's Knowledge, there are no outstanding or Threatened disputes or disagreements with respect to any such agreement.

          (c) Know-How Necessary for the Business

             (i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted by the Acquired Companies. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, except as set forth in Schedule 3.17(b) of the Disclosure Schedule.

             (ii) Except as set forth in Schedule 3.17(c) of the Disclosure Schedule, to the Knowledge of Seller and the Acquired Companies, no employee of any Acquired Company has entered into any Contract, including any confidentiality agreement, that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

        (d)Patents

             (i) Schedule 3.17(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

             (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) and are valid and enforceable.

             (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.

             (iv) To Seller's knowledge, no Patent is infringed or has been challenged or threatened in any way. To Seller's knowledge, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

        (e) Trademarks

             (i) Schedule 3.17(e) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks. Except for the logo and stylized name "Handex" which is currently registered to Seller, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

             (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

             (iii) No Mark is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

             (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

             (v) To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

        (f) Copyrights

             (i) Schedule 3.17(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights registered with the United States copyright office. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

             (ii) All registered Copyrights are currently in compliance with formal legal requirements and are valid and enforceable.

             (iii) To Seller's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller's knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

          (g) Trade Secrets

             (i) Except as set forth on Schedule 3.17(g), Seller and the Acquired Companies have taken reasonable precautions to protect the confidentiality of all Trade Secrets.

             (ii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Seller's knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

    3.18 DISCLOSURE

          (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact of which Seller has Knowledge that has specific application to Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

    3.19 RELATIONSHIPS WITH RELATED PERSONS

     Except as set forth on Schedule 3.19 of the Disclosure Schedule, no Seller nor any Related Person of Seller or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Neither Seller nor any Related Person of Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in
Schedule 3.19 of the Disclosure Schedule, neither Seller nor any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

    3.20 BROKERS OR FINDERS

     Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except to The Nassau Group, Inc.

    3.21 SUFFICIENCY OF ASSETS

     To the Knowledge of Seller and the Acquired Companies, the buildings, plants, structures, and equipment of the Acquired Companies are in all material respects structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for (i) assets, properties and rights to be transferred by Seller to the Acquired Companies after the Closing Date, (ii) matters disclosed on
Schedule 3.21 of the Disclosure Schedule, and (iii) working capital and the financing to be provided by Buyer, the Acquired Assets are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

    3.22 CURRENT CLIENTS

     Except for the Contemplated Transactions, Seller has no Knowledge that any event has occurred that could, or could reasonably be expected to, cause any customer which has purchased in excess of One Million Dollars ($1,000,000) of products or services from one or more of the Acquired Companies since January 1, 1994 to terminate its existing business relationship with such Acquired Company. Buyer acknowledges that Seller makes no representation or warranty whatsoever with respect to the revenues to be derived by the Acquired Companies for services rendered to any customer after the Closing Date.

    3.23 INVENTORY

     All inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

    3.24 NO UNDISCLOSED LIABILITIES

     To the Knowledge of Seller the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet or in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, (ii) liabilities or obligations contemplated by this Agreement or referred to in the Disclosure Schedule, and (iii) liabilities or obligations not required to be disclosed pursuant to Section 3 of this Agreement or which otherwise do not constitute a breach of this Agreement.

    3.25 EMPLOYEES

     Schedule 3.25 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Acquired Companies as of October 18, 1996, including each employee on leave of absence or layoff status: employer; name; job title and current compensation. The books and records of the Acquired Companies, which have been provided to Buyer, reflect the following information on each employee: any change in compensation since commencement of employment; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan. Schedule 3.25 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

    3.26 INVESTMENT INTENT

     Seller is acquiring the Promissory Note, Preferred Shares and Warrants for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Seller is an "accredited investor" as such term is defined in Rule 401(a) under the Securities Act.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

    4.1 ORGANIZATION AND GOOD STANDING

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer is not required to be qualified to do business as a foreign corporation in any other state. Buyer has delivered to Seller true and complete copies of the Organizational Documents of Buyer.

    4.2 AUTHORITY; NO CONFLICT

          (a) This Agreement and the Deposit Escrow Agreement constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Upon the execution and delivery by Buyer and each of the Acquired Companies which is a party thereto of the Promissory Note, Preferred Shares, Warrants, Completion Assistance Agreement, Receivables Collection Agreement, Subordination Agreement, Corporate Guaranty and Pledge Agreement, Pledge Agreement, Sublease and Shareholders Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer and each of the Acquired Companies which is a party thereto, enforceable in accordance with their respective terms. Buyer has the corporate power and authority to execute and deliver this Agreement and the Buyer's Closing Documents to which it is a party and to perform its obligations thereunder. Each of the Acquired Companies which is a party to a Buyer's Closing Document has the corporate power and authority to execute and deliver such document and to perform its obligations thereunder.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

             (i) any provision of Buyer's Organizational Documents;

             (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

             (iii) any Legal Requirement or Order to which Buyer may be subject; or

             (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

    4.3 INVESTMENT INTENT

     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

    4.4 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

    4.5 BROKERS OR FINDERS

     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except to Southcoast and New Street Investments LP.

    4.6 UNDISCLOSED KNOWLEDGE

     Neither Buyer nor any of its Representatives has Knowledge of any Breach by Seller of the representations, warranties, covenants and obligations of Seller in this Agreement, the Disclosure Schedule or any supplement to the Disclosure Schedule which Buyer has not disclosed to Seller in writing.

    4.7 CAPITALIZATION; LIABILITIES; SOLVENCY

          (a) The authorized equity securities of Buyer consist of (i) 1,540,000 shares of Common Stock, par value $.01 per share ("Common Shares") and (b) 3,000 shares of Series A Preferred Stock, par value $.01 per share and stated value $1,000 per share. 819,000 Common Shares are currently issued and outstanding ("Initial Shares") and owned of record and beneficially as follows: Roger Eatman -- 314,666.66; George Bannon -- 314,666.66; and S.C. Culbreath, Jr. -- 189,666.66 ("Buyer's Shareholders"). Buyer's Shareholders' ownership of their respective Initial Shares is free and clear of all Encumbrances except the Nonrecourse Individual Guaranty and Pledge Agreement and Shareholders Agreement. The Initial Shares have been duly authorized, validly issued and fully paid for in cash at a price per share of not less than Eighty-Eight Cents ($0.88) and are nonassessable. The common shareholders' equity of Buyer resulting from issuance of the Initial Shares is at least Five Hundred Thousand Dollars ($500,000). Except for the Warrants and the Excluded Shares (as defined in the Warrants), there are no Contracts relating to the issuance of additional equity securities of Buyer. The Common Shares of Buyer issuable upon exercise of the Warrants have been validly reserved for issuance by Buyer and, upon such issuance, will be duly authorized, validly issued, fully paid and nonassessable Common Shares of Buyer. Upon issuance of the Preferred Shares to Seller, such shares will be duly authorized, validly issued, fully paid and nonassessable. Except for the Preferred Shares, the Warrants, the Southcoast Warrant and the Shareholders Agreement, neither Buyer nor any of Buyer's Shareholders is a party to any Contract pursuant to which it is or may become obligated to purchase or redeem any shares of its capital stock or which restricts the transfer or affects the voting rights of any shares of its capital stock.

          (b) Schedule 4.7(b) sets forth an unaudited pro forma balance sheet of Buyer as of the Closing Date, which balance sheet gives effect to the Contemplated Transactions and the financing to be provided by SouthTrust. Such balance sheet is a fair and accurate presentation of Buyer's financial condition as of the Closing Date. Except as set forth on such pro forma balance sheet or elsewhere on Schedule 4.7(b), Buyer will have no liabilities or obligations of any nature (whether known or unknown and whether accrued, contingent or otherwise) as of the Closing Date. Schedule 4.7(b) also contains a true and complete copy of the commitment letter from SouthTrust relating to the financing to be provided thereby in connection with the Contemplated Transactions.

          (c) Buyer is now, and after giving effect to the SouthTrust financing and the Contemplated Transactions, will be, Solvent.

5. COVENANTS OF SELLER PRIOR TO CLOSING DATE

    5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to furnish or make available to Buyer and Buyer's Representatives such additional financial, operating, and other data and information as Buyer may reasonably request in light of the data and information previously furnished or made available to Buyer.

    5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

     Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:

          (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

          (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

          (c) confer with Buyer concerning operational matters of a material nature and obtain Buyer's Consent (which shall not be unreasonably withheld) to any sale or other disposition of any asset or property included in Net P, P & E.

          (d) pay any undisputed debts or trade accounts payable that have been outstanding more than sixty (60) days.

          (e) otherwise respond to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

    5.3 NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.12 is likely to occur.

    5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

    5.5 NOTIFICATION

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

    5.6 NO NEGOTIATION

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit proposals from, or negotiate with, any Person (other than Buyer) relating to any transaction involving the sale of the business conducted by the Acquired Companies.

    5.7 BEST EFFORTS

     Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

    6.1 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller elects or to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to incur any burden to obtain a Governmental Authorization.

    6.2 BEST EFFORTS

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

    6.3 NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Buyer will not, without the prior consent of Seller, amend any of Buyer's Organizational Documents.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

    7.1 ACCURACY OF REPRESENTATIONS

          (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except where such representations and warranties are expressly made as of a particular date and with respect to matters contemplated or permitted by this Agreement

          (b) Each of Seller's representations and warranties in Sections 3.3, 3.4, 3.8, and 3.19 must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except where such representations and warranties are expressly made as of a particular date and with respect to matters contemplated or permitted by this Agreement.

    7.2 SELLER'S PERFORMANCE

          (a) All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.7 must have been performed and complied with in all respects.

    7.3 CONSENTS

     Each of the Consents identified in subparts 1 and 2 of Schedule 3.2 of the Disclosure Schedule, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

    7.4 ADDITIONAL DOCUMENTS

     Each of the following documents must have been delivered to Buyer:

          (a) an opinion of Calfee, Halter & Griswold, dated the Closing Date, in the form of Exhibit 7.4(a); and

          (b) an opinion of Gary T. Gann, Esq., dated the Closing Date, in the form of Exhibit 7.4(b).

    7.5 NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding involving any challenge to, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

    7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the consideration for the Shares.

    7.7 NO PROHIBITION

     Neither the consummation nor the performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body after the date of this Agreement.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

    8.1 ACCURACY OF REPRESENTATIONS

     Buyer's representations and warranties in the Deposit Escrow Agreement and in Sections 4.1, 4.2(a) and 4.7(a) of this Agreement must be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date. All of Buyer's other representations and warranties in this Agreement (considered collectively), and each of such other representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

    8.2 BUYER'S PERFORMANCE

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, must have made the payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and the covenants and obligations in Section 6.2 must have been satisfied in all respects.

    8.3 ADDITIONAL DOCUMENTS; CONSENTS

     Buyer must have caused the following documents to be delivered to Seller:

          (a) an opinion of Cobb Cole & Bell, dated the Closing Date, in the form of Exhibit 8.4(a); and

          (b) the Nonrecourse Individual Guaranty and Pledge Agreement executed by each of Buyer's Shareholders.

     Seller shall have obtained the Consent of its stockholders required by applicable Legal Requirements.

    8.4 NO PROCEEDINGS OR PROHIBITION

     Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Neither the consummation nor the performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, any Legal Requirement or Order that is published, introduced, or otherwise proposed by or before any Governmental Body after the date of this Agreement.

9. TERMINATION

    9.1 TERMINATION EVENTS

     This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;

          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Seller;

          (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 27, 1997, or such later date as the parties may agree upon; or

          (e) by Seller if deemed necessary by Seller in order for its directors to comply with their fiduciary duties under applicable Legal Requirements.

    9.2 EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except (i) the obligations in Sections 11.1 and
11.3 will survive; (ii) if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; and (iii) if this Agreement is terminated by Seller pursuant to Section 9.1(e) Seller shall pay Southcoast and Buyer termination fees of Three Hundred Thousand Dollars ($300,000) and Three Hundred Thousand Dollars ($300,000), respectively.

10. INDEMNIFICATION; REMEDIES

    10.1 SURVIVAL

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Sections 2.4(a)(iii) and 2.4(b)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

    10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

     Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), resulting from:

          (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any of the other agreements and instruments contemplated hereby as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(iii) as having caused the condition specified in Section 7.1 not to be satisfied;

          (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement or in any of the other agreements or instruments contemplated hereby;

          (c) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

          (d) the matters disclosed in Schedules 3.7(a), 3.11(a) and 3.11(b) of the Disclosure Schedule; or

          (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

    10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER -- ENVIRONMENTAL
         MATTERS

     In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of Cleanup, containment, or other remediation) resulting from:

          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or
     (ii) (A) any Hazardous Materials, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company, or by any Person for whose conduct they are responsible at any time on or prior to the Closing Date,
     (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any Person for whose conduct they are responsible; or

          (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or by any Person for whose conduct they are responsible in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Closing Date) or (ii) Released by Seller or allegedly Released by Seller or any Acquired Company or by any Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

     Seller will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

    10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Buyer will indemnify and hold harmless Seller and its Representatives and will pay to Seller and such Representatives the amount of any Damages resulting from: (a) any Breach of any representation or warranty made by Buyer in this Agreement, Buyer's Schedules or any of the other agreements and instruments contemplated hereby; (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any of the other agreements and instruments contemplated hereby; (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; (d) any product shipped or manufactured by, or any services provided by Buyer or any Acquired Company after the Closing Date; and (e) the obligations of the Acquired Companies for which Seller is or may be responsible set forth on Schedule 10.4 of the Disclosure Schedule.

    10.5 TIME AND KNOWLEDGE LIMITATIONS

          (a) If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.7, 3.9, or 3.15 unless on or before December 31, 1998 Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.7 and 11.16 must be made within sixty (60) days after expiration of the time period, including any extensions thereof, within which any Tax may be assessed against any Acquired Company; a claim with respect to Section 3.15 or
     Section 10.3 must be made on or before December 31, 2003; and a claim with respect to Section 3.3, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with by Seller prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than in

     Sections 4.2(a) and 4.7(a), unless on or before December 31, 1998 Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; a claim with respect to Section 4.2(a) or Section 4.7(a), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed or complied with by Buyer prior to the Closing Date, may be made at any time.

          (b) If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty or covenant or obligation of Seller in this Agreement or any instrument or other agreement delivered pursuant to this Agreement if Buyer or its Representatives had Knowledge of such Breach on or before the Closing Date.

    10.6 LIMITATIONS ON AMOUNT -- SELLER

     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) (to the extent relating to any Breach prior to the Closing Date) or (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000), and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000), or (b) to the extent the total of all Damages with respect to such matters exceeds the sum of (x) One Million Three Hundred Thousand Dollars ($1,300,000), (y) the aggregate principal balance which would be payable under the Promissory Note as of the date of Buyer's notice asserting a claim for indemnification (regardless of whether a greater or lesser amount is actually then payable) and (z) amounts payable to Seller upon redemption or liquidation of the Preferred Shares (other than for accrued dividends). However, this Section 10.6 will not apply to any claims with respect to Sections 3.3, 3.7, 3.9 or 11.16.

    10.7 LIMITATIONS ON AMOUNT -- BUYER

     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) (to the extent relating to Breach prior to the Closing Date), (d) or (e) of Section 10.4 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000), and then only for the amount by which such Damages exceed Fifty Thousand Dollars ($50,000).

    10.8 RIGHT OF SET-OFF

     Buyer may set off any amount to which it may be entitled under this Section 10 against amounts of principal otherwise payable under the Promissory Note or against amounts due Seller upon redemption or liquidation of the Preferred Shares (other than for accrued dividends), provided it has given notice to Seller of its claim for indemnification as provided for herein and its intent to set-off amounts payable under the Promissory Note and/or Preferred Shares and either (a) Seller has acknowledged Buyer's right of set-off and the amount thereof or (b) Buyer's right to indemnification through such set-off and the amount thereof has been otherwise determined in accordance with the terms of this Agreement; otherwise, Buyer shall, at such time as the payment is due Seller under the Promissory Note and/or Preferred Shares, (x) execute and deliver to Seller the Claims Escrow Agreement set forth as Exhibit 10.8 after being advised by Seller of the name and address (in Florida) of a national bank or trust company having a place of business in Florida, and (y) pay the set-off amount into the escrow established by the Claims Escrow Agreement to be held and distributed in accordance therewith. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or failure to comply with the terms of the Preferred Shares. Subject to the last sentence of
Section 10.6 and to Section 10.11, Buyer acknowledges that its exclusive recourse against Seller (for indemnification or otherwise) with respect to the matters described in clauses (a), (b) (to the extent relating to any Breach prior to the Closing Date) or (c) of Section 10.2 after payment by Seller of One Million Three Hundred Thousand Dollars ($1,300,000) with respect thereto shall be such right of set-off, and that if Buyer is unable to pay the amounts due under the Promissory Note and Preferred Shares neither Buyer nor its successors or assigns shall have any recourse against Seller for claims in excess of such cash payments by Seller. Notwithstanding the preceding sentence, if a claim for which Buyer is entitled to indemnification shall arise after payments of principal have been made under the Promissory Note or payments have been made upon redemption or liquidation of the Preferred Shares and any such payments remaining thereunder shall be insufficient to satisfy such claim, Buyer's recourse against Seller shall, to the extent of all such prior payments, be reinstated.

    10.9 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

          (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3)
     Section 10.3 of notice of any Threatened or actual Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) Except as provided in Sections 10.3, 10.10 and 11.16(g), if any Proceeding referred to in Section 10.9(a) is Threatened or brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless
     (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of any Threatened or actual Proceeding and the indemnifying party does not, within twenty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

    10.10 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Any such notice shall be given within a reasonable time after the party has knowledge of the facts which give or may give rise to such claim; provided, however, that failure to notify the indemnifying party will not relieve the indemnified parties of any liability it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. With respect to the matters described in Section 10.2(d), Seller shall have exclusive control of the defense and settlement thereof, and Buyer shall, and shall cause each of the Acquired Companies to, cooperate with Seller in any manner reasonably necessary for Seller to resolve such matters, including but not limited to, and at no charge to Seller, (i) making available then current employees with knowledge of such matters to serve as witnesses and/or to discuss the matters with Seller's designated counsel and other representatives, (ii) maintaining records of the last known addresses of former employees who have knowledge of such matters, (iii) making available any and all applicable documents relating to any such matters and (iv) preserving any and all applicable documents unless and until Seller notifies Buyer that such matters have been resolved by settlement or otherwise.

    10.11 EXCLUSIVE REMEDY

     The indemnification provisions of this Section 10 set forth the sole and exclusive remedy of Buyer against Seller with respect to any claim for Damages based upon, arising out of, or otherwise in respect of this Agreement and the Contemplated Transactions, except claims for fraud or willful misrepresentation.

    10.12 DISPUTE RESOLUTION

          (a) The parties shall attempt to resolve any dispute between them arising out of or relating to this Section 10 in accordance with the procedures specified in this Section 10.12.

          (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party shall initiate mediation of the controversy or claim as provided hereinafter.

          (d) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          (e) If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.

11. GENERAL PROVISIONS AND COVENANTS TO BE PERFORMED AFTER CLOSING

    11.1 EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay all amounts payable to Southcoast Securities Corporation and New Street Investments LP in connection with this Agreement and the Contemplated Transactions. Buyer will also reimburse Seller for the cost of the audit of the Closing Financial Determination to the extent such cost exceeds that which would be incurred by Seller in auditing such items in connection with its customary fiscal year end audit; provided, however, that Buyer's reimbursement for such cost shall in no event exceed Twenty-Five Thousand Dollars ($25,000). Seller will pay all amounts payable to The Nassau Group, Inc. in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

    11.2 PUBLIC ANNOUNCEMENTS

     Before the Closing Date neither Buyer nor Seller shall make any statement to employees or the public regarding the matters contemplated herein without the consent of the other, except that (a) Buyer and Seller may each continue such communications with their respective employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be necessary or legally required for the prompt consummation of the transactions contemplated by this Agreement, and (b) Seller may make such public announcements as it deems legally advisable, it being agreed, however, that Seller shall use reasonable efforts to notify Buyer in advance of any such announcements.

    11.3 CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer shall, and shall cause its Representatives, including George H. Bannon and Roger Eatman, to be bound by the letter dated February 21, 1996 from Curtis Lee Smith, Jr. to S.C. Culbreth, a copy of which is attached as Exhibit 11.3, with the following amendments: (a) clauses (ii) and (iii) shall be deleted from paragraph 4 and (b) paragraph 7 shall be supplemented with the following language at the end thereof "or solicit or cause to be solicited any customer of Company which is currently doing business with Company or which has done so within the last two (2) years."

    11.4 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by regular mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           Seller:

           Handex Corporation
           500 Campus Drive
           Morganville, New Jersey 07751
           Attention: President
           Facsimile No.: 908-536-0289

           with a copy to:

           Scott R. Wilson, Esq.
           Calfee, Halter & Griswold
           1400 McDonald Investment Center
           800 Superior Avenue
           Cleveland, Ohio 44114-2688
           Facsimile No.: (216) 241-0816

           Buyer:

           ECB, Inc.
           30941 Suneagle Drive
           Mt. Dora, Florida 32757
           Attention: President
           Facsimile No.: (352) 735-5990

           with a copy to:

           Jonathan D. Kaney, Jr., Esq.
           Cobb Cole & Bell
           150 Magnolia Avenue
           Daytona Beach, Florida 32115
           Facsimile No.: (904) 238-7003

    11.5 FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

    11.6 WAIVER

     Except as otherwise expressly provided herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

    11.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    11.8 DISCLOSURE SCHEDULE

     The disclosures made in any Disclosure Schedule, and those in any supplement thereto, shall be deemed made with respect to any other Disclosure Schedule to which they may relate notwithstanding the absence of a specific cross-reference thereto.

    11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Seller may assign its rights under this Agreement and, subject to the terms thereof, transfer the Promissory Note, Preferred Shares and Warrants to any Person. Buyer may not assign any of its rights under this Agreement without the prior consent of Seller. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

    11.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

    11.11 SECTION HEADINGS; CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    11.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

    11.13 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

    11.14 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    11.15 CORPORATE NAME; TRADEMARKS

     If the Closing occurs, Selling will, within thirty days thereafter, change its corporate name to one which does not include the word "Handex".

    11.16 TAX RETURNS, PAYMENTS AND ELECTIONS

          (a) Seller will take all steps necessary and cause the Acquired Companies to take all steps necessary to terminate any Tax sharing Contract between Seller and any of the Acquired Companies as of the Closing Date and such Tax sharing Contracts will have no further effect for any taxable year (whether current, future or past).

          (b) Seller will include the income of the Acquired Companies (including any deferred income triggered into income by IRC Reg. section 1.1502-13 and IRC Reg. section 1.1502-14 and any excess lose accounts taken into income under IRC Reg. section 1.1502-19) on Seller's Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. The income of the Acquired Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date.

          (c) For all periods ending on or before the Closing Date, Seller will timely prepare and file all Tax Returns, after taking into account any applicable filing extensions, that are or were required to be filed with respect to the Acquired Companies pursuant to applicable Legal Requirements.

          (d) Buyer agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business of the Acquired Companies occurring on the Closing Date after Buyer's purchase of the Shares. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Shares on Buyer's federal income tax return to the extent permitted by IRC Reg. section 1.1502-76(b)(1)(B).

          (e) At Seller's request, Buyer will cause any of the Acquired Companies to make or join with Seller in making any Tax election if the making of such election does not have a material adverse impact on the Buyer (or any of the Acquired Companies) for any Tax period after Buyer's purchase of the Shares.

          (f) Buyer will, and the Buyer will cause the Acquired Companies to, maintain all books and records of the Acquired Companies relating to the Taxes and Tax Returns of Seller and the Acquired Companies for so long as Seller shall have any responsibility or liability therefor. Seller will maintain all books and records in its possession which relate to the Taxes and Tax Returns of the Acquired Companies for so long as the Buyer or the Acquired Companies shall have any responsibility or liability therefor.

          Further, Seller and Buyer hereby grant to the other and its Representatives, and Buyer will cause each Acquired Company to grant Seller and its Representatives, the right to inspect and make copies of all such books and records to the extent reasonably necessary for Buyer or Seller to accurately determine its liability for any Taxes and to prepare or amend its Tax Returns. With respect to the fiscal period ending on the Closing Date, Buyer also specifically agrees to cause the Acquired Companies to furnish such information as shall be necessary for Seller to accurately prepare and timely file the Tax Returns referenced in Section 11.16(b) above.

          (g) If any Proceeding referred to in Section 10.9(a) is Threatened or brought against Buyer or any Acquired Company relating to Taxes for any period through the Closing Date it shall give notice to Seller of the commencement of such Proceeding, whereupon Seller shall be entitled, upon notice to the Person from which notice was received, to assume exclusive control of the defense and settlement of such Proceeding. In the event Seller assumes defense of such Proceeding it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification by Seller and that neither Buyer nor any of the Acquired Companies will have any liability with respect to any compromise, settlement or adjudication of such claims. Notwithstanding anything to the contrary expressed herein, Seller will not settle or otherwise resolve any issue which may affect the liability for Taxes of the Buyer and the Acquired Companies for any period subsequent to the Closing with respect to which the Buyer and the Acquired Companies have any responsibility for payments thereof, without Buyer's consent, which consent shall not be unreasonably withheld.

          (h) If the parties hereto agree that it is in their mutual best interest, Buyer and Seller will join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "338(h)(10) Election") with respect to the purchase and sale of the Shares. If the 338 (h)(10) Election is made, the parties agree that (i) the Consideration specified in Section 2.2 and the liabilities of the Acquired Companies (plus other relevant items) will be allocated to the assets of the Acquired Companies for Tax purposes as shown on Schedule 11.17 attached hereto and (ii) Buyer, the Acquired Companies and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

          (i) Except for Taxes, included as a liability in the Net Acquired Current Assets, Seller will indemnify and hold the Buyer harmless against
     (i) any and all liability assessed against the Buyer or any the Acquired Companies for any Taxes for which Seller has responsibility under this
     Section 11.16, (ii) any liability for Taxes assessed against the Buyer or the Acquired Companies with respect to any period ending on or before the Closing Date by reason of the Buyer or the Acquired Companies being severally liable for Income Taxes pursuant to Treasury Reg. Section 1.1502-6 or any analogous State or local provisions, and (iii) any other liability assessed against the Buyer or the Acquired Companies for Taxes of the Seller for, or which relate to, periods ending on or before the Closing Date.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer: ECB, INC.                       Seller: HANDEX CORPORATION

By: /s/ R. A. EATMAN                   By: /s/ THOMAS J. BRESNAN
    --------------------------------       -------------------------------------
Title: President                       Title: President
       -----------------------------          ----------------------------------

                                                                      APPENDIX B

                                 RAYMOND JAMES
                               150 FEDERAL STREET
                                   26TH FLOOR
                                BOSTON, MA 02110

PRIVATE AND CONFIDENTIAL
------------------------

November 2, 1996

The Board of Directors
Handex Corporation
500 Campus Drive
P. O. Box 451
Morganville, New Jersey 07751-0451

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Handex Corporation, ("Handex" or the "Company") of the consideration ("Consideration") to be received in connection with the proposed sale of the stock of the Company's Handex Environmental, Inc. subsidiary ("Handex Environmental") to ECB, Inc. (the "Purchaser") pursuant and subject to the Stock Purchase Agreement (the "Agreement"). The Agreement provides, among other things, that at closing, the stock, the business and certain assets net of certain liabilities of Handex Environmental will be sold to the Purchaser (the "Sale") for approximately $17.3 million face value consisting of cash of $4.6 million, retained accounts receivable of $7.0 million, and the following Purchaser securities: preferred shares of $2.0 million, notes of $3.7 million, and warrants to purchase 25% of the fully diluted equity.

     In connection with our review of the proposed Sale and the preparation of our opinion herein, we have examined (a) the financial terms as stated in the Agreement; (b) unaudited financial statements of Handex Environmental for the years ended December 31, 1993, 1994, 1995 and the eight months ended August 31, 1996, and forecasts for the nine months ended September 30, 1996 and the year ended December 31, 1996; (c) certain internal financial analyses and forecasts for Handex Environmental prepared by the managements of the Company and ECB, Inc. for Handex Environmental; and (d) certain other publicly available financial information. Additionally, we held discussions with members of the senior management of the Company and Handex Environmental and ECB, Inc. regarding past and current operations, the financial condition and prospects of Handex Environmental, and considered other matters which we have deemed relevant to our inquiry.

     We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Handex Environmental. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. Our opinion herein is based upon market, economic, financial and other circumstances existing and disclosed to us as of November 2, 1996 and further assumes that no material change has occurred, or will occur, to Handex Environmental subsequent to such date. Our involvement in the Sale is limited to the work in preparation of this opinion. We have not participated in the sale process of Handex Environmental nor performed other advisory services for the Company in connection with the Sale. We express no opinion as to the underlying business decision of the Company to effect the Sale, the availability or advisability of any alternatives to the Sale, or the impact of the Sale on the market price of the Company's common shares.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical and projected revenues, operating eamings, net income, growth rates and book values of Handex Environmental and certain other publicly held companies in businesses we believe to be comparable to Handex Environmental; (b) the current and projected financial position and results of operations of Handex Environmental, and (c) financial information concerning selected completed or announced business combinations which we deemed comparable in whole or in part.

     Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of businesses in connection with sales, public offerings, private placements, business combinations and similar transactions. For our services including the rendering of this opinion, the Company has paid Raymond James a retainer and will pay Raymond James a further fee upon delivery of this opinion, such payments are not contingent upon the consummation of the Sale. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of the rendering of this opinion.

     It is understood that this letter is for the information of the Board of Directors of the Company only and is not intended to confer rights or remedies upon the Purchaser or the shareholders of the Company or the Purchaser and is not a recommendation to any shareholder of the Company concerning action such shareholder might take in regard to the Sale. This opinion is not to be quoted or published, in whole or in part, without our prior written consent, which will not be unreasonably withheld,

     Based upon and subject to the foregoing, it is our opinion that as of November 2, 1996 and matters considered herein, the Consideration to be received by the Company from the Purchaser pursuant to the Agreement for Handex Environmental is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

/s/ Raymond James & Associates, Inc.

                                                                APPENDIX C



                              HANDEX CORPORATION
             SPECIAL MEETING OF STOCKHOLDERS - DECEMBER 20, 1996
     P       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby (i) appoints Curtis Lee Smith, Jr.,
     R Stuart O. Smith and John T. St. James, and any of them as Proxy holders and attorneys, with full power of substitution, to appear and to vote all of the shares of Common Stock of Handex Corporation
     O (the "Company") represented by this Proxy at the Special Meeting of stockholders of the Company, to be held at the Corporate headquarters of the Company at 500 Campus Drive, Morganville, New Jersey 07751 on
     X Friday, December 20, 1996, at 4:00 P.M. (E.S.T.), and at any adjournments thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said Proxy holders to vote all
     Y of the shares of Common Stock of the Company represented by this Proxy as follows, WITH THE UNDERSTANDING THAT IF NO DIRECTIONS ARE GIVEN BELOW, SAID SHARES WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH BELOW.


                                                    (change of address)
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

IMPORTANT: WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, SIGN AND DATE THIS PROXY AND PROMPTLY RETURN THE ORIGINAL, SIGNED PROXY IN THE ENVELOPE PROVIDED.
                                                                  -------------
                                                                 | SEE REVERSE |
                                                                 |    SIDE     |
                                                                  -------------

        X   PLEASE MARK YOUR                                          SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

                                                                    FOR       AGAINST     ABSTAIN
1. PROPOSAL to authorize, approve and adopt a Stock Purchase       [   ]       [   ]       [   ]
   Agreement, dated November 4, 1996, by and between the Company and ECB, Inc., a Florida corporation, pursuant to
   which the Company will sell all of the issued and out-
   standing shares of capital stock of Handex Environmental,
   Inc., a Delaware corporation, to ECB upon the terms and for the consideration set forth in the Stock Purchase Agreement.


                                                                    FOR       AGAINST     ABSTAIN
2. PROPOSAL to amend Article First of the Company's Certificate    [   ]       [   ]       [   ]
   of Incorporation to change the name of the Company to
   "New New Horizons Worldwide, Inc.", subject to consummation of the transactions contemplated by the Stock Purchase Agreement.


3. In their discretion to act on any matter or matters which may properly come before the Special meeting.

                           Change of Address    [   ]

                           Attend Meeting       [   ]


   SIGNATURE(S)___________________________________   DATE  ______________ , 1996

   SIGNATURE(S)___________________________________   DATE  ______________ , 1996

   Your signature to this Proxy form should be exactly the same as the printed name. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.